                                                                      EXHIBIT 20

                        FIRSTBANC HOLDING COMPANY, INC.
                                 P. O. Box 769
                           Robertsdale, Alabama 36567

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         to be held September 19, 1996


To our Stockholders:

    A Special Meeting of Stockholders (the "Special Meeting") of FIRSTBANC Holding Company, Inc. ("FIRSTBANC") will be held at 10:00 a.m. local time on September 19, 1996, at 22516 Milwaukee Street, Robertsdale, Alabama 36567 for the following purposes:

1. To consider and act upon a proposal to approve an Agreement and Plan of Merger between Alabama National BanCorporation ("ANB") and FIRSTBANC dated as of June 10, 1996 (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger of FIRSTBANC with and into ANB (the "Merger") pursuant to which each share of FIRSTBANC Class A voting common stock will be converted into the right to receive 7.12917 shares of ANB common stock. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement-Prospectus.

2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    The Board of Directors of FIRSTBANC has set August 23, 1996 as the record date for the Special Meeting. Only holders of record of shares of FIRSTBANC's Class A voting common stock at the close of business on the record date will be entitled to notice of and to vote at the Special Meeting. The stock transfer books will not be closed.

    The Special Meeting may be adjourned from time to time without notice other than announcement at the meeting or adjournments thereof and any business for which notice is hereby given may be transacted at any such adjournment.

    Details concerning those matters to come before the Special Meeting are provided in the accompanying Joint Proxy Statement-Prospectus.

                                   By order of the Board of Directors


                                   Secretary

August 28, 1996

                                                                     EXHIBIT 20




                        FIRSTBANC HOLDING COMPANY, INC.
                                PROXY STATEMENT

                             ----------------------

                        ALABAMA NATIONAL BANCORPORATION
                              OFFERING MEMORANDUM

    This Proxy Statement-Offering Memorandum ("Proxy Statement") is being furnished to stockholders of FIRSTBANC Holding Company, Inc. ("FIRSTBANC") in connection with the solicitation of proxies by the Board of Directors of FIRSTBANC for use at a Special Meeting of the stockholders of FIRSTBANC to be held on September 19, 1996, including any adjournments or postponements of the meeting. At the meeting or any adjournments or postponements thereof the stockholders of FIRSTBANC will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger among FIRSTBANC and Alabama National BanCorporation ("ANB") dated as of June 10, 1996 (the "Merger Agreement"). Pursuant to the Merger Agreement FIRSTBANC will be merged with and into ANB (the "Merger") with ANB surviving the Merger. Upon consummation of the Merger each share of Class A voting common stock of FIRSTBANC, par value $0.10 per share ("FIRSTBANC Common Stock"), will be converted into the right to receive 7.12917 shares of common stock of ANB, par value $1.00 per share ("ANB Common Stock"). At August 23, 1996, the closing price of a share of ANB Common Stock on the NASDAQ National Market System was $14.00 per share. The shares of common stock of FIRSTBANC are not publicly traded. See "THE MERGER" and "COMPARATIVE MARKET PRICES AND DIVIDENDS."

    This Proxy Statement also serves as an Offering Memorandum for ANB for the issuance of up to 305,000 shares of ANB Common Stock pursuant to the Merger Agreement. This Proxy Statement and other enclosed documents are first being mailed to the stockholders of FIRSTBANC on or about August 28, 1996.

    SEE "SPECIAL CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF FIRSTBANC IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

    THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THIS PROXY STATEMENT INCORPORATES BY REFERENCE FROM DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF FIRSTBANC'S COMMON STOCK, RECEIVING A COPY OF THIS PROXY STATEMENT, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. SUCH REQUEST SHOULD BE DIRECTED TO ALABAMA NATIONAL BANCORPORATION, 1927 FIRST AVENUE NORTH, BIRMINGHAM, ALABAMA 35203, ATTENTION:
FRANK W. WHITEHEAD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; TELEPHONE (205) 583-3600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING OF STOCKHOLDERS TO WHICH THIS PROXY STATEMENT RELATES, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 12, 1996.


    The date of this Proxy Statement is August 28, 1996.

                             AVAILABLE INFORMATION

    Under the rules and regulations of the Securities and Exchange Commission (the "SEC") a solicitation of the stockholders of FIRSTBANC to approve the Merger Agreement constitutes an offering of the Common Stock of ANB to be issued in connection with the Merger Agreement. This Proxy Statement constitutes an Offering Memorandum of ANB with respect to such Common Stock.

    ANB is subject to the information requirements of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and in accordance therewith has filed reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by ANB pursuant to the information requirements of the Exchange Act can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street NW, Washington D.C. 20549 and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; Los Angeles Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Atlanta Regional Office, 3475 Lenox Road NE, Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street NW, Washington, D.C. 20549 at prescribed rates.

    ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO ANB AND ITS SUBSIDIARIES WAS SUPPLIED BY ANB AND ALL INFORMATION WITH RESPECT TO FIRSTBANC AND ITS SUBSIDIARIES WAS SUPPLIED BY FIRSTBANC.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT OR THE SOLICITATION OF A PROXY TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANB OR FIRSTBANC SINCE THE DATE OF THIS PROXY STATEMENT.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

    This Proxy Statement is accompanied by and incorporates by reference the following documents previously filed by ANB with the SEC pursuant to the Exchange Act: (1) ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (without exhibits); and (2) ANB's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996. This Proxy Statement also incorporates by reference ANB's Definitive Proxy Statement in connection with ANB's 1996 Annual Meeting of Stockholders; Current Report on Form 8-K dated April 25, 1996, as amended July 10, 1996; and ANB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    All documents subsequently filed by ANB pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act prior to the Special Meeting of FIRSTBANC's stockholders referred to herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                               TABLE OF CONTENTS

                                                                                                                 Page No.
                                                                                                                 --------

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . iii

INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . iii

SUMMARY OF PROXY STATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vi

PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  xi

SPECIAL CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  xvii
    Determination of Terms and Exchange Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  xvii
    Restrictions on Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  xvii
    Growth Through Acquisitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  xvii
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  xvii
    Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xviii
    Monetary Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xviii
    Reserve for Loan Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xviii
    Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xviii
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xix
    Restrictions on Resale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xix

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Alabama National BanCorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    FIRSTBANC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Time and Purpose of the Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Record Date; Voting Rights and Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    Voting and Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    Solicitation of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    Approval and Recommendation of the Boards of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    Terms of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    Exchange of Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    Effect on Employee Benefit and Stock Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    Interests of Certain Persons in the Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
    Restrictions on Resale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    Management of ANB After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

CERTAIN PROVISIONS OF THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    Certain Pre-Closing Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    Additional Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    Registration Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

    Failure to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    Conditions to the Consummation of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

DESCRIPTION OF ANB CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Certain Anti-Takeover Effects   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Comparison of Stockholder Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    Transfer Agent and Registrar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

FIRSTBANC SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)  . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

BUSINESS OF FIRSTBANC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    Lending Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

APPRAISAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

EXHIBIT A - MERGER AGREEMENT
EXHIBIT B - APPRAISAL STATUTE

                           SUMMARY OF PROXY STATEMENT

    The following is a summary of certain information contained in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement and the exhibits hereto. Shareholders of FIRSTBANC are urged to read this Proxy Statement and the exhibits and in particular the section entitled "SPECIAL CONSIDERATIONS," in their entirety.

THE SPECIAL MEETING ............................. A special meeting of the
                                                  Shareholders of FIRSTBANC
                                                  Holding Company, Inc.
                                                  ("FIRSTBANC") will be held at
                                                  22516 Milwaukee Street,
                                                  Robertsdale, Alabama 35567 on
                                                  Thursday, September 19, 1996,
                                                  at 10:00 a.m. local time (the
                                                  "Special Meeting"). At the
                                                  Special Meeting, holders of
                                                  the Class A voting common
                                                  stock of FIRSTBANC, par value
                                                  $0.10 per share ("FIRSTBANC
                                                  Common Stock") will consider
                                                  and vote upon the approval and
                                                  adoption of the Agreement and
                                                  Plan of Merger attached as
                                                  Exhibit A to this Proxy
                                                  Statement (the "Merger
                                                  Agreement") providing for the
                                                  merger of FIRSTBANC with and
                                                  into Alabama National
                                                  BanCorporation ("ANB").  The
                                                  Shareholders may consider and
                                                  vote upon any other matter
                                                  that may properly come before
                                                  the meeting.  See
                                                  "INTRODUCTION - TIME AND
                                                  PURPOSE OF THE MEETING."

Record Date andVotes Required ................... The record date for the
                                                  Special Meeting is August 23,
                                                  1996.  Approval of the merger
                                                  of FIRSTBANC into ANB as
                                                  contemplated by the Merger
                                                  Agreement (the "Merger") will
                                                  require the affirmative vote
                                                  of the record holders of
                                                  two-thirds (2/3) of the
                                                  outstanding shares of
                                                  FIRSTBANC Common Stock.  As of
                                                  the date of this Proxy
                                                  Statement, directors and
                                                  persons who beneficially own
                                                  more than ten percent (10%) of
                                                  the outstanding FIRSTBANC
                                                  Common Stock owned
                                                  beneficially more than ninety
                                                  percent (90%) of the shares of
                                                  FIRSTBANC Common Stock issued
                                                  and outstanding.  Such persons
                                                  have indicated they will vote
                                                  their shares of FIRSTBANC
                                                  Common Stock in favor of the
                                                  proposal to approve the
                                                  Merger.  If each of these
                                                  shares of FIRSTBANC Common
                                                  Stock is in fact voted in
                                                  favor of the Merger, the
                                                  approval of the Shareholders
                                                  of FIRSTBANC is assured.  See
                                                  "INTRODUCTION - RECORD DATE;
                                                  VOTING RIGHTS AND VOTES
                                                  REQUIRED."

THE MERGER

Effect of the Merger ............................ At the effective time of the
                                                  Merger (the "Effective Time")
                                                  each outstanding share of
                                                  FIRSTBANC Common Stock
                                                  (excluding any shares held by
                                                  persons who properly perfect
                                                  their appraisal rights) will
                                                  be converted into the right to
                                                  receive 7.12917 shares of
                                                  common stock of ANB, par value
                                                  $1.00 per share ("ANB Common
                                                  Stock"), or a total of 305,000
                                                  shares of ANB Common Stock.
                                                  See "THE MERGER - TERMS OF THE
                                                  MERGER."

Recommendation of the Board of Directors of
FIRSTBANC and Reasons for the Merger ............ The Board of Directors of
                                                  FIRSTBANC believe that the
                                                  terms of the Merger are fair
                                                  to, and in the best interest
                                                  of, the shareholders of
                                                  FIRSTBANC and have unanimously
                                                  approved the Merger Agreement.
                                                  ANB is a bank holding company
                                                  with six community banks
                                                  located principally in
                                                  non-metropolitan areas in
                                                  southern and central Alabama,
                                                  including Gulf Bank, which is
                                                  located in the southern
                                                  portion of Baldwin County,
                                                  Alabama.  The Board of
                                                  Directors of FIRSTBANC
                                                  understand that ANB intends to
                                                  continue to operate FIRSTBANC
                                                  and Gulf Bank as community
                                                  banks.  The Board of Directors
                                                  believes that FIRSTBANC
                                                  together with Gulf Bank can
                                                  develop a larger market share
                                                  in Baldwin County, Alabama,
                                                  and can more effectively
                                                  compete with other banks from
                                                  that area for larger customers
                                                  and loans.  See "BACKGROUND OF
                                                  THE MERGER" and "APPROVAL AND
                                                  RECOMMENDATION OF THE BOARDS
                                                  OF DIRECTORS" under "THE
                                                  MERGER."

Conditions to the Merger; Termination ..........  The obligations of ANB and FIRSTBANC to consummate
                                                  the Merger are subject to
                                                  various conditions, including
                                                  without limitation, obtaining
                                                  requisite approval of the
                                                  shareholders of FIRSTBANC,
                                                  obtaining regulatory
                                                  approvals, receipt of
                                                  opinions of FIRSTBANC's
                                                  attorneys and ANB's
                                                  accountants in respect of
                                                  certain federal income tax
                                                  consequences of the Merger,
                                                  and receipt of an opinion of
                                                  ANB's accountants to the
                                                  effect that the Merger
                                                  qualifies for
                                                  "pooling-of-interests"
                                                  accounting treatment.  The
                                                  obligations of ANB are
                                                  further conditioned on
                                                  FIRSTBANC's subsidiary, First
                                                  Bank of Baldwin County,
                                                  having a minimum net worth of
                                                  at least $2,745,382
                                                  immediately prior to the
                                                  Effective Time of the Merger
                                                  and to the redemption of all
                                                  of FIRSTBANC's outstanding
                                                  preferred stock prior to the
                                                  Effective Time of the Merger
                                                  at a price not exceeding
                                                  $55,010.  See "CERTAIN
                                                  PROVISIONS OF THE MERGER
                                                  AGREEMENT - CONDITIONS TO
                                                  CONSUMMATION."  The Merger
                                                  Agreement may be terminated
                                                  at any time prior to the
                                                  Effective Time (i) by mutual
                                                  consent of ANB and FIRSTBANC,
                                                  or by either party if the
                                                  Board of Governors of the
                                                  Federal Reserve System (the
                                                  "FRB") shall have denied
                                                  approval of the Merger , or
                                                  if any other governmental
                                                  entity shall have prohibited
                                                  the consummation of the
                                                  Merger; (ii) the Merger shall
                                                  not have been consummated on
                                                  or before December 31, 1996;
                                                  or (iii) the Merger does not
                                                  obtain the requisite approval
                                                  of the Shareholders of
                                                  FIRSTBANC.  ANB may also
                                                  terminate the Merger
                                                  Agreement if the holders of
                                                  in excess of five percent
                                                  (5%) of the outstanding
                                                  FIRSTBANC Common Stock
                                                  properly assert their
                                                  appraisal rights and
                                                  FIRSTBANC may terminate the
                                                  Merger to the extent that a
                                                  majority of the disinterested
                                                  members of the Board of
                                                  Directors determine to enter
                                                  into an agreement with
                                                  respect to a superior
                                                  acquisition proposal
                                                  (provided that FIRSTBANC pay
                                                  ANB a termination fee equal
                                                  to $200,000).  See "CERTAIN
                                                  PROVISIONS OF THE MERGER
                                                  AGREEMENT - TERMINATION."

Regulatory Approvals Required ................... The Merger is subject to prior approval of the FRB and
                                                  the banking authorities of
                                                  the State of Alabama.  See
                                                  "THE MERGER - REGULATORY
                                                  APPROVALS."

Federal Income Tax Consequences ................. The Merger is intended to be a tax free
                                                  reorganization so that no
                                                  gain or loss would be
                                                  recognized by ANB or
                                                  FIRSTBANC, and no gain or
                                                  loss would be recognized by
                                                  the FIRSTBANC shareholders,
                                                  except in respect of cash
                                                  received for fractional
                                                  shares and except for
                                                  shareholders exercising
                                                  appraisal rights who receive
                                                  cash payments.  The
                                                  consummation of the Merger is
                                                  conditioned upon there being
                                                  delivered opinions of
                                                  FIRSTBANC's counsel dated as
                                                  of the closing date to the
                                                  effect that the Merger will
                                                  constitute a reorganization
                                                  within the meaning of 368(a)
                                                  of the Internal Revenue Code
                                                  of 1986, as amended (the
                                                  "Code").  See "THE MERGER -
                                                  CERTAIN FEDERAL INCOME TAX
                                                  CONSEQUENCES."

Anticipated Accounting Treatment ................ The Merger is expected to qualify as a
                                                  pooling-of-interests for
                                                  accounting and financial
                                                  reporting purposes.  The
                                                  receipt of a letter from the
                                                  accountants of ANB,
                                                  confirming that the Merger
                                                  will qualify for
                                                  pooling-of-interests
                                                  accounting is a condition to
                                                  consummation of the Merger.
                                                  See "THE MERGER - ACCOUNTING
                                                  TREATMENT."

Appraisal Rights ...............................  Under Article 13 of the
                                                  Alabama Business Corporation
                                                  Act (the "Appraisal Statute")
                                                  which is presented in its
                                                  entirety as Exhibit B to this
                                                  Proxy Statement, holders of
                                                  FIRSTBANC Common Stock are
                                                  entitled to appraisal rights
                                                  in connection with the
                                                  Merger.  A shareholder who
                                                  properly exercises his or her
                                                  appraisal rights is entitled
                                                  to the value of his or her
                                                  shares immediately before the
                                                  Effective Time of the Merger
                                                  (excluding any appreciation
                                                  or depreciation in
                                                  anticipation of the Merger
                                                  unless such inclusion would
                                                  be inequitable) plus interest
                                                  from the Effective Time at
                                                  the average rate paid by
                                                  FIRSTBANC on its principal
                                                  bank loans.  Any demand for
                                                  appraisal rights with respect
                                                  to the FIRSTBANC Common Stock
                                                  must be made and delivered to
                                                  FIRSTBANC by the record
                                                  holder or the beneficial
                                                  holder (as defined in the
                                                  Appraisal Statute) prior to
                                                  the vote by the holders of
                                                  the FIRSTBANC Common Stock on
                                                  the Merger at the Special
                                                  Meeting.  Failure to take any
                                                  of the steps required under
                                                  the Appraisal Statute on a
                                                  timely basis may result in
                                                  the loss of appraisal rights.
                                                  See "APPRAISAL RIGHTS."

                                                  Under Section 262 of the
                                                  Delaware General Corporation
                                                  Law, holders of ANB Common
                                                  Stock are not entitled to
                                                  appraisal rights in connection
                                                  with the Merger by reason of
                                                  the fact that the ANB Common
                                                  Stock is listed for trading on
                                                  the NASDAQ National Market
                                                  System.  Accordingly, the only
                                                  available
                                                  remedy for holders of ANB
                                                  Common Stock who desire to
                                                  dissent from the terms of the
                                                  Merger is to sell their shares
                                                  of ANB Common Stock in the
                                                  public market.

MARKET PRICE AND DIVIDEND DATA .................. ANB Common Stock has been listed for trading on the
                                                  NASDAQ National Market System
                                                  since its initial public
                                                  offering on November 11, 1994.
                                                  On February 23, 1995, the ANB
                                                  board authorized its initial
                                                  cash dividend at the rate of
                                                  $.20 annually to be paid in
                                                  quarterly installments of $.05
                                                  each.  The quarterly dividends
                                                  have been paid at this rate
                                                  through the third quarter of
                                                  1996.  On August 23, 1996, the
                                                  Board of Directors of ANB
                                                  increased the quarterly cash
                                                  dividend to $.09 per share,
                                                  payable on October 3, 1996 to
                                                  shareholders of record on
                                                  September 14, 1996.  The high
                                                  and low prices of ANB Common
                                                  Stock for 1995 and the first
                                                  two quarters of 1996 range
                                                  from $8 1/4 to $14 3/4 in
                                                  1995, and from $12 to $14 1/4
                                                  in the first two quarters of
                                                  1996.  The FIRSTBANC Common
                                                  Stock is not publicly traded
                                                  and it is not likely that a
                                                  public market will develop for
                                                  such stock.  FIRSTBANC has not
                                                  declared any dividends on the
                                                  FIRSTBANC Common Stock.  See
                                                  "COMPARATIVE MARKET PRICES AND
                                                  DIVIDENDS."

RESTRICTIONS ON RESALES OF
ANB COMMON STOCK ................................ The shares of ANB Common
                                                  Stock to be issued in the
                                                  Merger to the holders of the
                                                  FIRSTBANC Common Stock will
                                                  not be registered under the
                                                  Securities Act of 1933 or any
                                                  state securities laws.
                                                  Accordingly, the shares of
                                                  ANB Common Stock received by
                                                  the former holders of
                                                  FIRSTBANC Common Stock will
                                                  be "restricted securities"
                                                  under the Securities Act of
                                                  1933 and may not be sold or
                                                  disposed of for value for a
                                                  period of at least two years
                                                  after the Effective Time of
                                                  the Merger.  On the
                                                  expiration of said two year
                                                  period, the shares of ANB
                                                  Common Stock may be sold
                                                  under certain restrictions
                                                  under Rule 144 and Rule 145
                                                  of the SEC.  Generally these
                                                  restrictions limit the number
                                                  of shares that can be sold in
                                                  any three month period and
                                                  the type of transaction in
                                                  which the shares can be sold.
                                                  Stock transfer instructions
                                                  will be given by ANB to its
                                                  transfer agent with respect
                                                  to the ANB Common Stock to be
                                                  received by the former
                                                  holders of FIRSTBANC Common
                                                  Stock and an appropriate
                                                  legend will be placed on the
                                                  certificates for such stock.
                                                  ANB has agreed, however, to
                                                  register the ANB Common Stock
                                                  issued in the Merger so that
                                                  it can be sold in open market
                                                  transactions prior to the
                                                  expiration of the two year
                                                  holding period and free of
                                                  the restrictions of Rule 144
                                                  and Rule 145 of the SEC.  See
                                                  "SPECIAL CONSIDERATIONS -
                                                  RESTRICTIONS ON RESALE,"
                                                  "DESCRIPTION OF ANB CAPITAL
                                                  STOCK - RESTRICTIONS ON
                                                  RESALE," and "CERTAIN
                                                  PROVISIONS OF THE MERGER
                                                  AGREEMENT - REGISTRATION
                                                  COVENANTS."

MANAGEMENT OF ANB AFTER THE MERGER ...........    Current directors and
                                                  officers of ANB will continue
                                                  as directors and officers of
                                                  ANB.  William D. Montgomery,
                                                  Chairman of the Board and a
                                                  director of FIRSTBANC, will
                                                  be added to the Board of
                                                  Directors of ANB.

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma selected consolidated financial data for the years ended December 31, 1995, 1994 and 1993 and for the six months ended June 30, 1996 and 1995 are derived from the consolidated financial statements and other data of ANB and FIRSTBANC giving effect to the proposed Merger. Consistent with the pooling-of-interests method of accounting, the operations of FIRSTBANC are included for all periods presented. The pro forma selected consolidated data should be read in conjunction with the consolidated financial statements of ANB and FIRSTBANC, including the accompanying notes, included elsewhere herein. All share and per share data has been adjusted to reflect the shares to be issued in connection with the Merger with FIRSTBANC. The pro forma information provided is not necessarily indicative of the actual results of operations that would have occurred had the combination been effected January 1, 1993, and are not necessarily indicative of future operations. See "INDEX TO FINANCIAL STATEMENTS" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

            PRO FORMA THREE-YEAR SUMMARY OF SELECTED FINANCIAL DATA (AMOUNTS IN THOUSANDS, EXCEPT SHARES, RATIOS AND PER SHARE DATA)

                                                                                                               Six Months Ended
                                                                        Year Ended December 31,                    June 30,
                                                                ---------------------------------------     ----------------------
                                                                  1993           1994           1995          1995          1996
                                                                --------       --------       ---------     --------      --------
Income Statement Data:
Interest income ............................................    $ 25,074       $ 29,344       $ 37,967      $ 17,690      $ 32,327
Interest expense ...........................................      10,072         12,093         19,172         8,718        15,334
                                                                --------       --------       --------      --------      --------
Net interest income ........................................      15,002         17,251         18,795         8,972        16,993
Provision for loan losses (benefit of recoveries) ..........        (520)         1,279            409             8           209
                                                                --------       --------       --------      --------      --------
Net interest income after provision for loan losses
  (benefit of recoveries) ..................................      15,522         15,972         18,386         8,964        16,784
Net securities gains (losses) ..............................          85            (17)             3             -            34
Noninterest income .........................................       5,601          4,542          7,739         2,408         8,085
Noninterest expense ........................................      15,845         14,247         20,898         8,044        18,145
                                                                --------       --------       --------      --------      --------
Income before income taxes .................................       5,363          6,250          5,230         3,328         6,758
Provision for income taxes .................................         260            275            354           201         2,391
                                                                --------       --------       --------      --------      --------
Income before minority interest in earnings of
  consolidated subsidiary ..................................       5,103          5,975          4,876         3,127         4,367
Minority interest in earnings of consolidated
  subsidiary ...............................................         236            750            650           442            10
                                                                --------       --------       --------      --------      --------
Net income .................................................    $  4,867       $  5,225       $  4,226      $  2,685      $  4,357
                                                                ========       ========       ========      ========      ========

Balance Sheet Data:
Total assets ...............................................    $395,985       $426,484       $839,723      $468,830      $827,024
Earning assets .............................................     368,112        396,541        760,373       435,222       755,576
Securities .................................................      82,057         86,689        158,266        90,452       157,602
Loans (1) ..................................................     265,965        301,876        553,119       322,588       569,379
Allowance for loan losses ..................................       6,268          5,261          8,909         4,978         9,086
Deposits ...................................................     320,754        348,419        676,536       377,593       674,799
Long-term debt .............................................       1,065            945            821           897           768
Stockholders' equity .......................................      24,313         27,474         58,189        28,848        61,394

Weighted Average Shares Outstanding  .......................       2,742          2,834          2,874         2,867         6,684

Per Common Share Data:
Net income (2) .............................................    $   1.51       $   1.59       $   1.17      $   0.91      $   0.65
Book value (period-end)  ...................................        5.00           6.09           8.94          7.51          9.43
Tangible book  value (period-end)  .........................        4.16           5.26           7.77          6.71          8.29

Performance Ratios:
 Return on average assets (3) ..............................        1.29%          1.30%          0.89%         1.23%         1.05%
Return on average equity (3) ...............................       21.26          20.31          15.12         19.66         14.56
Net interest margin (4) ....................................        4.28           4.56           4.23          4.36          4.45
Net interest margin (taxable equivalent) (5) ...............        4.35           4.64           4.29          4.45          4.52

Asset Quality Ratios:
Allowance for loan losses to period-end loans ..............        2.36%          1.74%          1.61%         1.54%         1.60%
Allowance for loan losses to period-end
  nonperforming loans (6) ..................................      207.96         328.61         384.01        333.20        374.99
Net charge-offs (recoveries) to average loans (3) ..........       (0.23)          0.90          (0.04)         0.19          0.01
Nonperforming assets to period-end loans and
  foreclosed property (6) ..................................        1.47           0.66           0.53          0.86          0.49

Capital and Liquidity Ratios:
Average equity to average assets ...........................        6.08%          6.39%          5.91%         6.26%         7.23%
Leverage (4.00% required minimum) (7) ......................        6.45           7.49           6.06          7.07          6.67
Risk-based capital
  Tier 1 (4.00% required minumum) (7) ......................        9.59          10.43           9.01          9.99          9.44
  Total (8.00% required minimum) (7) .......................       10.84          11.68          10.26         11.24         10.69
Average loans to average deposits ..........................       78.25          84.63          82.62         84.88         84.67

______________________
(1)   Loans, net of unearned income, before allowance for loan losses.
(2) Net income per common share is calculated based upon net income as adjusted for cash dividends paid on preferred stock.
(3)   Annualized for the six month periods ended June 30, 1995 and 1996.
(4)   Net interest income divided by average earning assets.
(5) Net interest margins have been adjusted to a taxable equivalent basis utilizing a 34% tax rate on tax-exempt investment income.
(6) Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest.
(7) The required minimum Tier 1 and Total Risk-based capital ratios are 4% and 8% respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.

The following summaries include (1) the condensed statements of income of Alabama National BanCorporation and Subsidiaries on a historical basis for the six month period ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993 (2) the condensed statements of income of FIRSTBANC Holding Company, Inc. and Subsidiary on a historical basis for the six month period ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993 (3) adjustments to give effect to the completed acquisition of FIRSTBANC Holding Company, Inc. and (4) the pro forma combined condensed statements of income of Alabama National BanCorporation and Subsidiaries as if such acquisition had occurred on January 1, 1993.

                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         Six Months Ended June 30, 1996
                 (Amounts in thousands, except per share data)

                                                                                                           ANB AND
                                                                                         ADJUSTMENTS      FIRSTBANC
                                                                                          INCREASE        PRO FORMA
                                                           ANB           FIRSTBANC       (DECREASE)       COMBINED
                                                         -------         ---------       -----------      ---------
Interest income ....................................     $31,017          $1,310             $ -           $32,327
Interest expense ...................................      14,819             515               -            15,334
                                                         -------          ------             ---           -------
Net interest income ................................      16,198             795               -            16,993
Provision for loan losses ..........................         200               9               -               209
Noninterest income .................................       7,935             184               -             8,119
Noninterest expense ................................      17,484             661               -            18,145
                                                         -------          ------             ---           -------
Income before provision for income taxes ...........       6,449             309               -             6,758
Provision for income taxes .........................       2,301              90               -             2,391
                                                         -------          ------             ---           -------
Income before minority interest in earnings
  of consolidated subsidiaries .....................       4,148             219               -             4,367
Minority interest in earnings of
  consolidated subsidaires .........................          10               -               -                10
                                                         -------          ------             ---           -------
Net income .........................................     $ 4,138          $  219             $ -           $ 4,357
                                                         =======          ======             ===           =======
Net income per common share  .......................     $  0.65                                           $  0.65
                                                         =======                                           =======
Weighted average common shares outstanding .........       6,379                                             6,684
                                                         =======                                           =======

                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               ANB AND
                                                                                            ADJUSTMENTS       FIRSTBANC
                                                                                             INCREASE         PRO FORMA
                                                           ANB            FIRSTBANC         (DECREASE)        COMBINED
                                                         -------          ---------         -----------       ---------
Interest income ....................................     $35,430           $2,537              $ -             $37,967
Interest expense ...................................      18,152            1,020                -              19,172
                                                         -------           ------              ---             -------
Net interest income ................................      17,278            1,517                -              18,795
Provision for loan losses ..........................         392               17                -                 409
Noninterest income .................................       7,403              339                -               7,742
Noninterest expense ................................      19,643            1,255                -              20,898
                                                         -------           ------              ---             -------
Income before provision for income taxes ...........       4,646              584                -               5,230
Provision for income taxes .........................         195              159                -                 354
                                                         -------           ------              ---             -------
Income before minority interest in earnings
  of consolidated subsidiaries .....................       4,451              425                -               4,876
Minority interest in earnings of
  consolidated subsidaires .........................         650                -                -                 650
                                                         -------           ------              ---             -------
Net income .........................................       3,801              425                -               4,226
Cash dividends on preferred stock ..................         848                6                -                 854
                                                         -------           ------              ---             -------
Net income available for common shares .............     $ 2,953           $  419              $ -             $ 3,372
                                                         =======           ======              ===             =======
Net income per common share ........................     $  1.15                                               $  1.17
                                                         =======                                               =======
Weighted average common shares outstanding .........       2,569                                                 2,874
                                                         =======                                               =======

                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                     ANB AND
                                                                                                ADJUSTMENTS         FIRSTBANC
                                                                                                 INCREASE           PRO FORMA
                                                                   ANB           FIRSTBANC      (DECREASE)          COMBINED
                                                                --------         ---------      -----------         ---------
Interest income .........................................       $ 26,966          $ 2,378         $ -               $ 29,344
Interest expense ........................................         11,259              834           -                 12,093
                                                                --------          -------         ---               --------
Net interest income .....................................         15,707            1,544           -                 17,251
Provision for loan losses ...............................          1,230               49           -                  1,279
Noninterest income ......................................          4,206              319           -                  4,525
Noninterest expense .....................................         12,997            1,250           -                 14,247
                                                                --------          -------         ---               --------
Income before provision for income taxes ................          5,686              564           -                  6,250
Provision for income taxes ..............................             86              189           -                    275
                                                                --------          -------         ---               --------
Income before minority interest in earnings
  of consolidated subsidiaries ..........................          5,600              375           -                  5,975
Minority interest in earnings of
  consolidated subsidaires ..............................            750                -           -                    750
                                                                --------          -------         ---               --------
Net income ..............................................          4,850              375           -                  5,225
Less cash dividends on preferred stock ..................            715                6           -                    721
                                                                --------          -------         ---               --------
Net income available for common shares                          $  4,135          $   369         $ -               $  4,504
                                                                ========          =======         ===               ========

Net income per common share .............................       $   1.64                                            $   1.59
                                                                ========                                            ========
Weighted average common shares outstanding ..............          2,529                                               2,834
                                                                ========                                            ========

                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               ANB AND
                                                                                            ADJUSTMENTS       FIRSTBANC
                                                                                             INCREASE         PRO FORMA
                                                               ANB          FIRSTBANC       (DECREASE)        COMBINED
                                                             -------        ---------       -----------       ---------
Interest income .........................................    $22,800         $2,274            $ -             $25,074
Interest expense ........................................      9,219            853              -              10,072
                                                             -------         ------            ---             -------
Net interest income .....................................     13,581          1,421              -              15,002
Provision for (benefit of recoveries) loan losses .......       (642)           122              -                (520)
Noninterest income ......................................      5,338            348              -               5,686
Noninterest expense .....................................     14,593          1,252              -              15,845
                                                             -------         ------            ---             -------
Income before provision for income taxes ................      4,968            395              -               5,363
Provision for income taxes ..............................        100            160              -                 260
                                                             -------         ------            ---             -------
Income before minority interest in earnings
  of consolidated subsidiaries ..........................      4,868            235              -               5,103
Minority interest in earnings of
  consolidated subsidaires ..............................        236              -              -                 236
                                                             -------         ------            ---             -------
Net income ..............................................      4,632            235              -               4,867
Less cash dividends on preferred stock ..................        721              6              -                 727
                                                             -------         ------            ---             -------
Net income available for common shares                       $ 3,911         $  229            $ -             $ 4,140
                                                             =======         ======            ===             =======

Net income per common share (1) .........................    $  1.60                                           $  1.51
                                                             =======                                           =======
Weighted average common shares outstanding ..............      2,437                                             2,742
                                                             =======                                           =======

                             SPECIAL CONSIDERATIONS

    Stockholders of FIRSTBANC are urged to carefully consider the following factors:

DETERMINATION OF TERMS AND EXCHANGE RATIO

    The terms of the Merger, including the exchange ratio, were determined by arms-length negotiations between ANB and FIRSTBANC. ANB and FIRSTBANC considered the book value, earnings per share, potential market values and the projected financial performance of the combined company in evaluating the exchange ratio. No effort was made to determine the going concern or liquidation values of ANB or FIRSTBANC and the exchange ratio was not based on the valuation principles applicable in an appraisal proceeding under the Alabama Business Corporation Act. See "THE MERGER," "BACKGROUND OF THE MERGER" and "RECOMMENDATION OF THE BOARDS OF DIRECTORS" and "APPRAISAL RIGHTS."

RESTRICTIONS ON DIVIDENDS

    The principal business operations of ANB and FIRSTBANC are conducted through their subsidiary banks and thrift institutions (collectively the "Banks"). Cash available to pay dividends to stockholders of ANB and FIRSTBANC is derived primarily if not entirely from dividends paid by the Banks. After the Merger the ability of the Banks to pay dividends to ANB as well as ANB's ability to pay dividends to its stockholders will be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to ANB may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends by ANB. Although ANB has paid a regular quarterly cash dividend since the first quarter of 1995, there can be no assurance that ANB will continue to pay dividends after the Merger. See "COMPARISON OF MARKET PRICES AND DIVIDENDS" and "SUPERVISION AND REGULATION."

GROWTH THROUGH ACQUISITIONS

    ANB has historically experienced significant growth through acquisitions. There are risks associated with any acquisition including but not limited to incorrectly assessing the asset quality of a particular institution, encountering greater than anticipated costs of incorporating acquired businesses into ANB and being unable to profitably deploy funds acquired in an acquisition. There can be no assurance that the subsidiary financial institution of FIRSTBANC (the "FBBC") can be profitably integrated on an immediate basis into ANB. Subsequent to the Merger, ANB anticipates engaging in additional acquisitions of financial institutions and branch locations; however there can be no assurance that ANB can continue to grow through acquisitions. Any acquisition must be approved by regulatory authorities including the Federal Reserve Board (the "FRB") which regulates bank holding companies and the Office of Thrift Supervision (the "OTS") which regulates thrift holding companies. Additionally there are a limited number of attractive acquisition candidates and ANB may face significant competition from other institutions seeking to acquire such acquisition candidates.

COMPETITION

    The banking business is highly competitive, particularly in the Banks' market areas. The Banks compete as financial intermediaries with other commercial banks, savings associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds operating in Alabama and elsewhere. Many of these competitors have substantially greater resources and lending limits than ANB and the Banks. Additionally, non- depository institutional competitors are generally not subject to the extensive regulations applicable to ANB and the
Banks.   Commercial banks may acquire financial institutions nationwide, further increasing competition.

SUPERVISION AND REGULATION

    The banking industry is heavily regulated. Subsequent to the Merger, ANB and the Banks will be subject to regulation by the FRB, the OTS, the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Alabama Banking Department. The success of ANB and the Banks depends not only on competitive factors but also on state and federal regulations affecting banks, thrifts, and bank and thrift holding companies. The regulations are primarily intended to protect depositors, not stockholders. Recent and proposed changes to the regulation of the financial institution industry and the ultimate effect of such changes cannot be predicted. The effects of the implementation of new legislation applicable to ANB and the Banks, including the Community Development and Regulatory Improvement Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act cannot be measured at this time. The enactment of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") changed the framework of federal regulation of banks and contains a number of provisions that affect the operation of banks including the establishment of a system of prompt corrective action for insured depository institutions and the establishment of regulatory capital categories for such institutions. Regulations now affecting ANB and the Banks may be modified at any time and there is no assurance that such modification will not adversely affect the business of ANB and the Banks. See "SUPERVISION AND REGULATION."

MONETARY POLICIES

    Interest rates are largely dependent on the rate of interest established from time to time by the FRB for funds made available to financial institutions by the FRB. During 1994 and 1995, the FRB changed those interest rates several times. Due to the volatility of such monetary policy there can be no assurance that the effect of actions by monetary and fiscal authorities will not have an adverse effect on the deposit levels, net interest margin, loan demand or the business and earnings of any of the Banks.

RESERVE FOR LOAN LOSSES

    Management of the Banks maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although each of ANB and FIRSTBANC believes that allowances for loan losses at each of the Banks are adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of the Banks. Material additions to the allowance for loan losses of any of the Banks would result in a material decrease in ANB's net income and possibly its capital and could result in its inability to pay dividends, among other adverse consequences. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRSTBANC - PROVISION AND ALLOWANCE FOR LOAN LOSSES." See also "INCORPORATION OF DOCUMENTS BY REFERENCE" for documents that include "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ANB."

TAX CONSIDERATIONS

    It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 as amended (the "Code"). FIRSTBANC has received an opinion from Wallace, Jordan, Ratliff & Brandt LLC to the effect that (1) no gain or loss will be recognized by FIRSTBANC as a result of the Merger; and (2) except for cash payments made in lieu of a fractional share interest and for any dissenters' shares, no gain or loss will be recognized by FIRSTBANC stockholders upon the exchange of shares of FIRSTBANC Common Stock for ANB Common Stock. See "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES"





                                      xviii

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF FIRSTBANC STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and officers of FIRSTBANC have personal interests in the Merger that may present them with conflicts of interest in connection with the Merger. The Boards of Directors of ANB and FIRSTBANC are aware of and considered personal interests disclosed in this Proxy Statement in their evaluation of the Merger. See "THE MERGER - BACKGROUND OF THE MERGER" and "THE MERGER - INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION."

RESTRICTIONS ON RESALE

    The shares of ANB Common Stock issued to the holders of FIRSTBANC Common Stock will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "1933 Act") provided by Sections 3(b) and 4(2) of the 1993 Act and Regulation D promulgated thereunder by the SEC. Such shares will therefore be "restricted securities," and as such, cannot be sold or transferred in the absence of registration under the 1933 Act or an available exemption therefrom. Rule 144 of the 1933 Act provides a "safe harbor" exemption for resale of restricted securities. As such, the "restricted securities" must be held for a period of at least two years before they can be sold under this safe harbor exemption and any sale would be subject to Rule 144's manner of sale and volume limitations.

    The Merger Agreement includes various covenants on the part of ANB to register the ANB Common Stock issued to former shareholders of FIRSTBANC in the Merger so that such persons can sell their ANB Common Stock in the open market before the expiration of the two year waiting period under Rule 144. ANB has agreed to file a registration statement under the 1933 Act and applicable state securities laws with respect to the ANB Common Stock issued in the Merger as soon as practicable after filing its first Quarterly Report on Form 10-Q after the Merger, which report is expected to be filed on or about November 15, 1996. The filing of the Registration Statement may, however, be delayed in order to meet the requirements for accounting for the Merger as a "pooling of interests" transaction as each of ANB and FIRSTBANC have agreed to take no action that would cause the Merger not to qualify for such treatment. See "THE MERGER - RESTRICTIONS ON RESALE."

                                  INTRODUCTION

ALABAMA NATIONAL BANCORPORATION

    Alabama National BanCorporation ("ANB") is a Delaware bank and thrift holding company with its principal place of business in Birmingham, Alabama, and its main office located at 1927 First Avenue North, Birmingham, Alabama 35203 (Telephone Number: (205) 583-3600). ANB is currently the parent of two national banks, National Bank of Commerce of Birmingham (Birmingham and Northern Shelby County, Alabama) and First National Bank of Ashland (Ashland, Alabama); four state member banks, Alabama Exchange Bank (Tuskegee, Alabama), Bank of Dadeville (Dadeville, Alabama), Gulf Bank (Baldwin County, Alabama), and Citizens Bank of Talladega (Talladega, Alabama); and one federal savings bank, St. Clair Federal Savings Bank (St. Clair County, Alabama) (collectively the "ANB Banks"); one securities brokerage firm, NBC Securities, Inc. (Birmingham, Alabama); one insurance agency, Ashland Insurance Inc. (Ashland, Alabama); and two "small loan"/finance companies, Clay County Finance Company, Inc. (Ashland, Alabama) and Tuskegee Loan Company, Inc. (Tuskegee, Alabama). ANB has recently applied for approval from the OCC and OTS for the merger of St. Clair Federal Savings Bank into National Bank of Commerce of Birmingham. See "INCORPORATION OF DOCUMENTS BY REFERENCE" for documents describing the business of ANB.

FIRSTBANC

    FIRSTBANC Holding Company, Inc. ("FIRSTBANC") is a one bank holding company for First Bank of Baldwin County, a state nonmember bank. FIRSTBANC's principal offices are located at 22516 Milwaukee Street, Robertsdale, Alabama 35567 (Telephone Number: (334) 947-7361. FIRSTBANC was incorporated in Alabama in 1985. See "BUSINESS OF FIRSTBANC" AND "THE MERGER - BACKGROUND AND REASONS FOR THE MERGER."

TIME AND PURPOSE OF THE MEETING

    The FIRSTBANC Special Meeting of Shareholders (the "Special Meeting") will be held at the principal offices of FIRSTBANC on September 19, 1996 at 10:00 a.m. local time. This Proxy Statement is being furnished to holders of FIRSTBANC Common Stock in connection with the solicitation of proxies by the Board of Directors of FIRSTBANC for use at the Special Meeting to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement mailed to holders of FIRSTBANC Common Stock is accompanied by a form of proxy for use at the Special Meeting.

RECORD DATE; VOTING RIGHTS AND VOTE REQUIRED

    The Board of Directors of FIRSTBANC has fixed the close of business on August 23, 1996, as the record date ("the "Record Date") for the determination of holders of FIRSTBANC Common Stock entitled to receive notice of and to vote at the Special Meeting. As of the Record Date there were 42,782 shares of FIRSTBANC Common Stock issued and outstanding. In addition there were issued and outstanding 5,501 shares of Series 1 Preferred Stock (the "FIRSTBANC Preferred Stock"). Each share of FIRSTBANC Common Stock issued and outstanding on the Record Date is entitled to one vote upon each matter properly submitted at the Special Meeting. The Merger Agreement requires that the FIRSTBANC Preferred Stock will be redeemed prior to the Merger. Approval of the Merger Agreement by the stockholders of FIRSTBANC requires the affirmative vote of two-thirds (2/3) of the outstanding shares of FIRSTBANC Common Stock. See "THE MERGER - INTEREST OF CERTAIN PERSONS IN THE TRANSACTION."

    As of the Record Date directors and persons who beneficially own more than 10% of the outstanding FIRSTBANC Common Stock owned beneficially more than 90% of the shares of FIRSTBANC Common Stock issued and outstanding on such date, and such persons have indicated they will vote their shares of FIRSTBANC Common Stock in favor of the proposal to approve the Merger Agreement. If each of these shares of FIRSTBANC Common

Stock is in fact voted in favor of the Merger, the approval of the stockholders of FIRSTBANC is assured. See "THE MERGER - EXPECTED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ANB AND FIRSTBANC BEFORE AND AFTER THE MERGER."

VOTING AND REVOCATION OF PROXIES

    Shares of FIRSTBANC Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS ALL SHARES OF RECORD HELD BY THE PERSON GRANTING THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before the proxy is voted by (i) filing an instrument revoking it or (ii) filing a duly executed proxy bearing a later date with the Secretary of FIRSTBANC at or prior to the Special Meeting or
(iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

    All written notices of revocation and other communications with respect to revocation of a proxy should be addressed as follows: FIRSTBANC Holding Company, Inc., P. O. Box 769, Robertsdale, Alabama 36567, Attention: President.

    The Board of Directors of FIRSTBANC is not aware of any business to be acted upon at the Special Meeting other than as described herein. If however other matters are properly brought before the Special Meeting for consideration including among other things consideration of a Motion to Adjourn the Special Meeting to another time and/or place (including without limitation for the purposes of soliciting additional proxies), persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, directors, officers and employees of FIRSTBANC who will not be specifically compensated for such services may solicit proxies from the stockholders of FIRSTBANC personally or by telephone or telegram or other forms of communication.

    Pursuant to the Merger Agreement, each of ANB and FIRSTBANC has agreed to bear its respective expenses with regard to the solicitation of proxies, including the mailing.

                     FIRSTBANC STOCKHOLDERS SHOULD NOT SEND
                   ANY STOCK CERTIFICATES WITH THEIR PROXIES.

                                   THE MERGER

BACKGROUND OF THE MERGER

    ANB operates through six community banks located in non-metropolitan areas in Alabama (the "Community Banks") and National Bank of Commerce ("NBC") located in the metropolitan area of Birmingham, Alabama. ANB operates its Community Banks in less competitive, non-metropolitan areas with a decentralized approach to banking. The Community Banks are located in southern and central Alabama. ANB has historically pursued a strategy of growth through acquisitions of traditional community banks or thrifts located outside the major metropolitan areas, primarily within the State of Alabama. In addition to price and terms, the factors considered by ANB in determining the desirability of an acquisition candidate are financial condition, earnings potential, quality of management, market area, and competitive environment.

    One of the Community Banks of ANB, Gulf Bank, serves the southern half of Baldwin County, Alabama, which is one of the fastest growing counties in Alabama. Gulf Bank has recently opened a new branch in Gulf Shores and ANB intends to further expand its presence in the Baldwin County area. The business of Gulf Bank is principally directed toward attracting customers in the southern part of Baldwin County.

    FIRSTBANC is a single bank holding company for First Bank of Baldwin County ("FBBC") with its principal offices located in the northern part of Baldwin County, Alabama, in the city of Robertsdale. In early 1996, representatives of ANB contacted the Chairman of the Board of FIRSTBANC regarding a possible business combination with ANB because of the advantages presented by having related banks operating in both the southern and northern portions of Baldwin County.

    The Chairman of FIRSTBANC advised the Board of Directors of FBBC of the expression of interest of ANB. The Board of Directors of FIRSTBANC and FBBC were aware of the sales of many banks and bank holding companies along the Alabama gulf coast and the Florida panhandle. The Boards were also aware that ANB was a holding company comprised principally of community banks that operated on a decentralized basis. The Board of FIRSTBANC had previously adopted a position that FIRSTBANC was not for sale because the operations of FBBC were profitable, it was in sound financial condition, and it desired to operate FBBC with the current management team. In spite of this position, the Boards of Directors of FIRSTBANC and FBBC agreed that the Chairman of FIRSTBANC, Douglas D. Montgomery, should determine more facts about ANB and its expression of interest.

    On January 8, 1996, Mr. Montgomery conducted initial discussions with representatives of ANB. He was advised that ANB was interested in FIRSTBANC because the location of FBBC would compliment the operations of Gulf Bank. Mr. Montgomery advised ANB that further discussions would be conditioned upon the current management team and directors of FBBC continuing to be involved in the operations of FBBC. Mr. Montgomery was advised that this condition was consistent with ANB's decentralized approach to management of its Community Banks.

    Upon reporting the results of his discussions with ANB, the Boards of FIRSTBANC and FBBC authorized Mr. Montgomery and the president of FBBC, Ray Chatfield, to conduct further discussions with ANB regarding the proposed business combination. On March 25, 1996, representatives of ANB met with Messrs. Montgomery and Chatfield to discuss the goals and objectives of FIRSTBANC and ANB to ensure that both banks were compatible and that the combination would be beneficial to both the shareholders of FIRSTBANC and the personnel of FBBC. A very brief discussion of pricing indicated that ANB intended to structure the transaction to minimize dilution to its shareholders.

    The next discussions between ANB and FIRSTBANC related to the valuation of FIRSTBANC. The 1996 budget of FIRSTBANC was reviewed thoroughly and restated to reflect an optimistic consolidated earnings forecast for FIRSTBANC and its subsidiary. When the budget and optimistic forecast were compared to and combined with projected 1996 earnings of ANB, FIRSTBANC determined that the exchange ratio should range from 7.0 to 7.5 shares of ANB Common Stock for each share of FIRSTBANC Common Stock. The parties eventually agreed on an exchange ratio of 7.12917 shares of ANB Common Stock for each share of FIRSTBANC Common Stock. The exchange ratio resulted in a ratio approximately
1.5 of merger consideration to book value based on the book value of FIRSTBANC at Decemberr 31, 1995 (approximately $2,600,000) and the then current market price of a share of ANB Common Stock ($13.50). Although the Board of Directors of FIRSTBANC was aware that other local banks had sold for higher multiples of book value, the price was deemed to be acceptable because FBBC would be able to continue to operate with current management in its community and the shareholders of FIRSTBANC would have ANB Common Stock providing them with greater liquidity through the ownership of a publicly traded stock and diversification through ANB's ownership of other banks. As the consideration to be received by the shareholders of FIRSTBANC will consist solely of ANB Common Stock, the Board of Directors of FIRSTBANC like ANB considered the potential dilution in ANB's earnings per share as a substantial factor in the valuation process. See "COMPARATIVE PER SHARE DATA."

APPROVAL AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

    ANB

    The ANB Board of Directors (the "ANB Board") has determined that the Merger and the Merger Agreement (including the exchange ratio) are fair to and in the best interests of ANB and its stockholders. The ANB Stockholders are not required to approve the Merger under the General Corporation Law of Delaware because the shares of ANB Common Stock to be issued in the Merger do not exceed 20% of the currently issued and outstanding shares of ANB.

    In reaching its determination the ANB Board considered, without assigning any special or relative rights, a number of factors including but not limited to the following:

         (1) The ability to obtain more market share in Baldwin County, Alabama, through the operations of Gulf Bank and FBBC as subsidiaries of ANB.

         (2) The exchange ratio is intended to be non-dilutive to the shareholders of ANB in earnings per share with minimal dilution in book value per share based on the pro forma combined historical consolidated financial statements of ANB and FIRSTBANC for 1995 and the first six months of 1996.

         (3) The ratio of the merger consideration to book value of FIRSTBANC is reasonable when compared to the prices paid for other banks located in the area surrounding Baldwin County, Alabama.

    FIRSTBANC

    The FIRSTBANC Board of Directors (the "FIRSTBANC Board") has approved the Merger Agreement and determined that the Merger is in the best interests of FIRSTBANC and its stockholders. In approving the Merger Agreement, the FIRSTBANC Board considered a number of factors. The material factors considered by FIRSTBANC were the following:

         (1) FBBC will be allowed to continue to operate as a community bank and the Board of Directors and management of FBBC believe strongly in the community bank philosophy.

         (2) The Merger will enhance the ability of FBBC to develop with Gulf Bank a larger market share in the Baldwin County area and to compete with local banks for larger customers and loans.

         (3) The Merger will be beneficial to the shareholders of FIRSTBANC by providing them with stock that is publicly traded and that has a limited history of paying dividends. But see, "THE MERGER - RESTRICTIONS ON RESALE."

         (4) The exchange ratio in the Merger will be fair to the holders of FIRSTBANC Common Stock from a financial point of view. See "THE MERGER - BACKGROUND OF THE MERGER."

    THE FIRSTBANC BOARD HAS UNANIMOUSLY RECOMMENDED THAT THE MERGER BE APPROVED BY THE HOLDERS OF FIRSTBANC COMMON STOCK AT THE SPECIAL MEETING.

TERMS OF THE MERGER

    At the Effective Time (defined below) of the Merger, FIRSTBANC will merge with and into ANB with ANB as the surviving legal entity. The Certificate of Incorporation of ANB and the ByLaws of ANB in effect at the effective time of the Merger will govern ANB until amended or repealed in accordance with Delaware law.

    At the Effective Time and as a result of the Merger, automatically and without further action on the part of the parties or holders of FIRSTBANC Common Stock, each issued and outstanding share of FIRSTBANC Common Stock (excluding any shares held by persons who properly perfect their appraisal rights) will be converted into the right to receive 7.12917 shares of ANB Common Stock or a total of 305,000 shares of ANB Common Stock for the 42,782 shares of FIRSTBANC Common Stock currently issued and outstanding. Each share of FIRSTBANC Common Stock held in treasury by FIRSTBANC, except those held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and extinguished and no payment shall be made with respect thereto.

    No fractional shares of ANB Common Stock will be issued in the Merger. Instead the Merger Agreement provides that each holder of shares of FIRSTBANC Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of ANB Common Stock (after taking into account all certificates delivered by such stockholder) will receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of ANB Common Stock determined by multiplying the fractional interest by the market value of a share of ANB Common Stock on the last trading day prior to the Effective Time of the Merger. The fractional share interest of each holder of FIRSTBANC Common Stock will be aggregated and no holder of FIRSTBANC Common Stock will receive cash in an amount equal to or greater than the value of one full share of ANB Common Stock.

    ANB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will remain issued and outstanding after the Merger.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective at such time as the Certificate of Merger has been accepted by the Secretary of State of the State of Delaware and the Articles of Merger have been accepted by the Secretary of State of Alabama, or such later date and time as may be specified in said documents ("Effective Time"). Unless otherwise agreed to by ANB and FIRSTBANC as regards the Merger, such filings will be made subject to the terms and conditions of the Merger Agreement on September 30, 1996. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - CONDITIONS TO THE CONSUMMATION OF THE MERGER."

EXCHANGE OF STOCK CERTIFICATES

    After the Effective Time, former holders of FIRSTBANC Common Stock will have no further equity interest in FIRSTBANC. On and after the Effective Time, there shall be no transfer on the stock transfer books of FIRSTBANC for the shares of FIRSTBANC Common Stock, and ANB shall be entitled to treat the certificates representing FIRSTBANC Common Stock as evidencing ownership of the number of shares of ANB Common Stock into which the FIRSTBANC Common Stock represented by each certificate shall have been converted, notwithstanding the failure on the part of any holder of FIRSTBANC Common Stock to surrender his or her certificates. If after the Effective Time, certificates representing FIRSTBANC Common Stock are presented for transfer, they shall be canceled and exchanged for certificates representing ANB Common Stock at the respective exchange ratios.

    As soon as practicable after the Effective Time, AmSouth Bank of Alabama, as ANB's exchange agent ("Exchange Agent") will mail to each holder of record of FIRSTBANC Common Stock immediately prior to the Effective Time a form letter of transmittal and instructions for using that letter of transmittal to effect the surrender of certificates of FIRSTBANC Common Stock for certificates representing ANB Common Stock.

    FIRSTBANC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR PERFECTING THE SURRENDER OF THEIR STOCK CERTIFICATES.

    After the surrender of FIRSTBANC Common Stock certificates, together with the letter of transmittal signed by the record owner of the shares of FIRSTBANC Common Stock represented by such certificate, the Exchange Agent will deliver
(i) a certificate to such stockholder for shares of ANB Common Stock representing the aggregate number of shares of ANB Common Stock to which such stockholder is entitled pursuant to the Merger Agreement and (ii) cash for any fractional shares.

    Certificates of ANB Common Stock to be exchanged for the FIRSTBANC Common Stock will not be delivered except upon surrender of the certificate or certificates representing FIRSTBANC Common Stock in compliance with instructions set forth in the notice and letter of transmittal or in the absence of any notice that any shares represented by undelivered certificates have been acquired by a bona fide purchaser, upon satisfaction of alternative conditions relating to proof of loss, taking or destruction, proof of ownership, and provision of reasonable security or indemnity that may include the furnishing of a satisfactory indemnity bond. No fractional shares of ANB Common Stock and no certificates of scrip therefor will be issued in connection with the Merger. See " - TERMS OF THE MERGER."

    Any holder of FIRSTBANC Common Stock who has not surrendered the certificates representing that holder's shares of FIRSTBANC Common Stock will not be entitled to receive dividends or other distributions payable to holders of record of ANB Common Stock on any date after the Effective Time until that holder physically surrenders such certificates. Upon the subsequent surrender and exchange of such FIRSTBANC certificates such dividends or other distributions, WITHOUT INTEREST AND LESS TAXES (IF APPLICABLE), will be delivered to such holder.

EFFECT ON EMPLOYEE BENEFIT AND STOCK PLANS

    ANB maintains a defined benefit plan for employees of its subsidiary, National Bank of Commerce of Birmingham. ANB plans to continue the defined benefit plan only for the benefit of such employees unless otherwise required by law in order to maintain its status as a qualified plan under the Code. If employees of ANB's other subsidiaries are required to participate, the defined benefit plan may be terminated.

    Both ANB and FIRSTBANC have retirement plans for the benefit of their employees and the employees of their respective subsidiaries. The ANB plan provides for matching employer contributions in an amount equal to 100% of the employee's contributions of the first 2% of compensation deferred, and the FIRSTBANC plan provides for matching employer contributions in amount of one-half of the employees' contributions of up to 6% of their total compensation. It is anticipated that the FIRSTBANC plan will be terminated or merged into the ANB retirement plan shortly after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

    Certain directors and officers of ANB and FIRSTBANC have personal interests in the Merger as described below that may present them with potential conflicts of interest in connection with the Merger. The Boards of Directors of ANB and FIRSTBANC are each aware of the conflicts described below and considered them in addition to other matters described under " - BACKGROUND OF THE MERGER" and " - RECOMMENDATION OF THE BOARDS OF DIRECTORS."

    ANB and FIRSTBANC have agreed that William D. Montgomery, Chairman and a director of FIRSTBANC, will become a director of ANB. See " - MANAGEMENT OF ANB AFTER THE MERGER."

    The Merger Agreement includes as a condition to ANB's obligations a requirement that all of the FIRSTBANC Preferred Stock be redeemed prior to the Merger. Two of the directors of FIRSTBANC, namely William D. Montgomery and T. Frank Burt, each currently own beneficially 500 shares of the outstanding FIRSTBANC Preferred Stock. The holders of FIRSTBANC Preferred Stock currently beneficially own approximately 64% of the FIRSTBANC Common Stock. The record owners of the FIRSTBANC Preferred Stock will receive approximately $55,000 at the rate of $10.00 per share as a result of the Merger. See " - EXPECTED SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FIRSTBANC BEFORE AND AFTER THE MERGER."

    Shares of FIRSTBANC Common Stock held by officers and directors of FIRSTBANC will be converted into shares of ANB Common Stock on the same basis as shares of FIRSTBANC Common Stock held by other stockholders of FIRSTBANC.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Wallace, Jordan, Ratliff & Brandt, L.L.C. will render an opinion that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code") as a condition to the Merger. Also Wallace, Jordan, Ratliff & Brandt's opinion will cover the following additional federal income tax consequences:

         (i) No gain or loss will be recognized by FIRSTBANC upon the transfer of its assets to ANB in exchange for ANB Common Stock and the assumption of FIRSTBANC's liabilities by ANB (except for income and deferred gain recognized pursuant to Treasury Regulations issued under
    Section 1502 of the Internal Revenue Code).

         (ii) No gain or loss will be recognized by a holder of FIRSTBANC Common Stock who receives solely ANB Common Stock in the Merger in exchange for such stockholder's shares of FIRSTBANC Common Stock (except with respect to cash received in lieu of a fractional share interest in ANB Common Stock).

         (iii) The holding period of the ANB Common Stock (including any fractional share) received by a holder of FIRSTBANC Common Stock in the Merger will include the holding period of the FIRSTBANC Common Stock surrendered in exchange therefor provided such FIRSTBANC Common Stock was a capital asset in the hands of such stockholder at the Effective Time.

In rendering the foregoing opinions Wallace, Jordan, Ratliff & Brandt, L.L.C. will be entitled to rely on representations by FIRSTBANC as to factual matters.

Tax Consequences to FIRSTBANC Stockholders Who Receive Solely ANB Stock in the Merger

    A holder of FIRSTBANC Common Stock will recognize neither gain nor loss on the exchange of all his or her shares solely for ANB Common Stock in the Merger. The tax basis of the ANB Common Stock received in the Merger by such a FIRSTBANC stockholder will be equal to the stockholder's tax basis for the FIRSTBANC Common Stock exchanged therefor and such stockholder will include the period during which the stock surrendered was held in his or her holding period for the ANB Common Stock received in exchange therefor.

Tax Consequences to FIRSTBANC Stockholders Who Receive Solely Cash in the
Merger

    Holders of shares of FIRSTBANC Common Stock who receive cash upon the exercise of any appraisal rights will be subject to a taxable transaction for federal income tax purposes. Such a stockholder will recognize gain or loss measured by the difference between the tax basis for his or her shares and the amount of cash received (unless the receipt of cash is treated as a dividend as described below).

    In certain circumstances the receipt of cash by a holder of preferred stock or common stock of FIRSTBANC could be treated as a dividend (to the extent of the stockholder's ratable share of applicable earnings and profits) if the stockholder constructively owns shares of FIRSTBANC Common Stock that are exchanged for ANB Common Stock in the Merger. Additionally in certain circumstances, although the application of the law is not entirely clear, the receipt of solely cash by a FIRSTBANC stockholder could be treated as a dividend (to the extent of the stockholder's ratable share of applicable earnings and profits) if the stockholder owns ANB Common Stock actually or constructively after the Merger. Generally a stockholder constructively owns stock that is owned by members of the stockholder's family and by certain controlled or related partnerships, estates, trusts and corporations pursuant to the constructive ownership rules of Section 318 of the Code as well as any shares that the stockholder has an option to acquire.

    The receipt of solely cash by a FIRSTBANC stockholder in exchange for his stock will not be treated as a dividend if such exchange or receipt results in a meaningful reduction or a substantially disproportionate reduction in the stockholder's ownership interest or results in a complete termination of the stockholder's interest taking into account in each case the constructive ownership rules described above. A complete termination of a stockholder's interest will occur if, after the receipt of cash in exchange for stock, the stockholder owns no shares of stock in ANB. Thus a stockholder who receives solely cash for all of the stock actually owned by him will generally qualify for capital gain treatment under the complete termination test if none of the shares constructively owned by him are exchanged in the Merger for ANB Common Stock and the stockholder does not otherwise own actually or constructively any shares of ANB Common Stock after the Merger. Where the complete termination of interest test is not satisfied with respect to a particular stockholder (because for example FIRSTBANC shares owned by a holder of preferred stock are exchanged for ANB Common Stock in the Merger), that stockholder will nonetheless generally be entitled to capital gain treatment if the receipt of cash in exchange for his shares results in a "substantially disproportionate" reduction or a "meaningful" reduction in his ownership interest.

    Although the application of the law is not entirely clear, a stockholder's reduction in ownership interest should normally be "substantially disproportionate" and capital gain treatment should normally result if (1) the stockholder owns less than 50% of the total combined voting power of all classes of stock immediately after the Merger and (2) the stockholder's proportionate stock interest in ANB immediately after the Merger is 20% or more below what his proportionate interest in ANB would have been if he had received solely ANB Common Stock in the Merger. Even if such reduction in interest would not amount to 20%, the Internal Revenue Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small minority stockholder in a publicly held corporation will result in a "meaningful" reduction and will not constitute a dividend if the stockholder exercises no control with respect to corporate affairs.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY.
IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FIRSTBANC STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    ANB will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of FIRSTBANC Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of FIRSTBANC Common Stock. Under this accounting treatment, assets and liabilities of FIRSTBANC would be added to those of ANB at their recorded book values, and the shareholder's equity of the two companies would be combined in ANB's consolidated balance sheet. Financial statements of ANB issued after the effective date of the Merger will be restated to reflect the consolidated operations of ANB and FIRSTBANC as if the Merger had taken place prior to the periods covered by the financial statements.

REGULATORY APPROVALS

    The Merger is conditioned upon receipt of the regulatory approvals necessary to consummate the Merger. This approval includes the approval of the FRB. The FRB approved the Merger on August 21, 1996, but the Merger may not be consummated until the fifteenth day after the receipt of approval from the FRB.

EXPECTED SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ANB AND FIRSTBANC BEFORE AND AFTER THE MERGER

    ANB

    The shares of ANB Common Stock to be issued in the Merger represents less than 5% of the issued and outstanding shares of ANB Common Stock. Accordingly, there will be no significant change in the percentage ownership of the stockholders of ANB.

    FIRSTBANC

    The following table sets forth the number and percentage of outstanding shares of FIRSTBANC Common Stock beneficially owned before the Merger and the pro forma percentage of shares of ANB Common Stock that will be beneficially owned after the Merger by (i) certain executive officers of FIRSTBANC; (ii) each director of FIRSTBANC; (iii) all executive officers and directors of FIRSTBANC as a group; and (iv) each person or entity known by FIRSTBANC to own more than 5% of the outstanding FIRSTBANC Common Stock.

                                                      BEFORE THE MERGER            AFTER THE MERGER
                                                      -----------------            ----------------

         NAME OF                                                              PRO FORMA      PRO FORMA
   BENEFICIAL OWNER(1)             TITLE           SHARES    PERCENTAGE(1)      SHARES     PERCENTAGE(1)
   -------------------             -----           ------    -------------      ------     -------------

T. Frank Burt, Jr.              Director          3,075        7.2%          21,922             *

Raymond P. Chatfield            President           600        1.4%           4,277             *
                              and Director

Peter W. Field                     --             4,991       11.7%          37,081(2)          *


Robert C. Field                    --             4,991       11.7%           35,581            *

William D. Montgomery          Chairman of        4,991       11.7%           35,581            *
                              the Board and
                                Director

Charles V. Welden, III             --             5,740       13.4%           40,921            *

William B. Welden, Sr.             --             5,740       13.4%           40,921            *

W. Edgar Welden                    --             8,480       19.8%           91,157(2)       1.4%



*Less than one percent.

(1) The percentage before the Merger is based on 42,782 shares of FIRSTBANC Common Stock that is currently issued and outstanding, and the percentage after the Merger is based on 6,505,418 shares of ANB Common Stock which is the sum of 6,200,418 shares of ANB Common Stock that are currently outstanding and the 305,000 shares of ANB Common Stock to be issued in the Merger.

(2) Includes shares of ANB Common Stock beneficially owned by each of those persons as of July 30, 1996.

RESTRICTIONS ON RESALE

    The ANB Common Stock to be issued in the Merger will not be registered under the 1933 Act or under applicable state securities laws. ANB is relying on the exemptions from registration provided by Section 3(b) and Section 4(2) of the 1933 Act and Regulation D promulgated thereunder in the issuance of its shares in the Merger. Accordingly, each holder of FIRSTBANC Common Stock will not be able to sell or otherwise transfer the ANB Common Stock received in the Merger unless the shares are transferred in a transaction that complies with the registration requirements of the federal and state securities laws or is exempt from such registration requirements. Further, each of the officers and directors of FIRSTBANC may be an affiliate of FIRSTBANC under Rule 145(c) under the 1933 Act, subject to the limitations on the sale of the ANB Common Stock imposed by Rule 145(d) under the 1933 Act. Additionally, each director and affiliate of ANB and FIRSTBANC may not to sell any shares of the ANB Common Stock until ANB has published financial results covering at least 30 days of combined operations after the Merger in order to comply with the SEC releases relating to "pooling of interests" transactions.

    The SEC has adopted Rule 144 as a "safe harbor" exemption from registration with respect to the resale of "restricted securities." The shares of ANB Common Stock issued pursuant to the Merger will be "restricted securities" as such term is defined under SEC Rule 144 because they will not be registered under the 1933 Act. As such, the shares must be held for a period of at least two years before they can be sold under the exemption provided by Rule 144, in which case the shares must be sold in accordance with Rule 144's volume of sale and manner of sale limitations. All shares of ANB Common Stock issued in the Merger will bear the following legend:

    THIS SECURITY IS BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. ACCORDINGLY, THIS SECURITY MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED TO ANY PERSON IN THE ABSENCE OF SUCH REGISTRATION OR A WRITTEN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.

ANB has agreed under certain circumstances to register the shares of ANB Common Stock issued in the Merger for public resale by the former shareholders of FIRSTBANC. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - REGISTRATION COVENANTS."

MANAGEMENT OF ANB AFTER THE MERGER

    After the Effective Time, the current directors and officers of ANB will continue as directors of ANB and William D. Montgomery will be added to the ANB Board of Directors as the nominee of FIRSTBANC. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT


         The following is a brief summary of certain provisions of the Merger Agreement which appears as Exhibit A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties by ANB and FIRSTBANC relating to, with respect to each of ANB and FIRSTBANC and their subsidiaries, among other things: (a) organization, standing and similar corporate matters; (b) subsidiaries; (c) capital structure; (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (e) completeness and accuracy in accordance with generally accepted accounting principles of the financial statements for the past three fiscal years and that all financial statements filed with any federal banking regulator were prepared in material compliance with the rules and regulations of such regulator; (f) the absence of pending or threatened material litigation; (g) compliance with applicable laws; (h) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974 as amended and employment matters; (i) filing of tax returns and payment of taxes; (j) good title to owned real property and that such real property is free of liens; (k) the validity of each leasehold and subleasehold interest in leased real property; (l) environmental matters; (m) material contracts and the absence of defaults under any material contracts;
(n) brokers' fees and expenses; (o) loan portfolio and all documentation reports relating thereto; (p) the absence of certain material changes or events since March 31, 1996, relating to the incurrence of material liabilities or changes or events involving a material adverse change in the business operations, properties, assets or financial condition which has had or is reasonably likely to have a material and adverse effect.

CERTAIN PRE-CLOSING COVENANTS

         Pursuant to the Merger Agreement, ANB and FIRSTBANC have agreed, until the Effective Time or until termination of the Merger Agreement, that ANB (unless given the written consent of FIRSTBANC) and FIRSTBANC (unless given the written consent of ANB) will and will cause each of their respective subsidiaries to operate its business only in the usual regular and ordinary course; use its best efforts to preserve intact its business organization and maintain its rights and franchises and to take no action which would adversely affect its ability to obtain any permits or consents necessary to consummate the Merger; or adversely affect the ability of ANB of FIRSTBANC to perform any of their respective covenants and agreements under the Merger Agreement.

         In addition, FIRSTBANC has agreed that it shall not, and that it shall not permit its subsidiary, to do, agree, or commit to do any of the following without the prior written consent of ANB: (a) amend the Articles of Incorporation or By-laws; (b) issue, sell or otherwise permit to become outstanding any additional shares of any of their capital stock including treasury stock or any stock appreciation rights or any option, warrant or conversion or other right to purchase any such stock or security convertible into any such stock; (c) repurchase, redeem or otherwise acquire or exchange any shares of their capital stock or any options, warrants or rights to acquire or any securities convertible into any shares of their capital stock, other than the redemption of the FIRSTBANC Preferred Stock; (d) declare or pay any dividend whether in cash, stock or otherwise; (e) incur any additional debt, obligation or other obligation for borrowed money except in the ordinary course of their business consistent with past practices; (f) acquire any direct or indirect equity interest in any person other than in connection with foreclosures in the ordinary course of business or in a fiduciary capacity; (g) adopt any new employee benefit plan or make any material change in or to an existing employee benefit plan other than as required by law or in the opinion of counsel to maintain a tax qualified status of any such plan; (h) make any new loan or advance to any stockholder, director, officer or employee of FIRSTBANC or its subsidiary, or any member of the immediate family or affiliate of the foregoing; (i) cancel, without payment in full, or modify any contract relating to any loan or other obligation receivable from any stockholder, director, officer or employee of FIRSTBANC or its subsidiary, or any member of the immediate family or affiliate of the foregoing; (j) enter into any contract for services or otherwise with any of the stockholders, directors, officers or employees of FIRSTBANC or its subsidiary, or any member of the immediate family or affiliate of the foregoing; (k) settle any action, suit or proceeding, at law or in equity, for material money damages, or involving restrictions on their operations; (l) commence any action, suit or proceeding except in the ordinary course of business and in accordance with past practice; (m) modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims except in the ordinary course of business and for fair consideration; (n) make any material change in any accounting methods or systems of internal accounting controls except as may be required to conform to changes in regulatory accounting requirements or generally accepted accounting principles; (o) enter into any transaction or course of conduct not in the ordinary course of business; or (p) fail to file timely any report required to be filed with a regulatory agency.

         ANB has agreed that it shall not, and shall not permit any of its subsidiaries to, do, agree or commit to do any of the following without the
prior written consent of FIRSTBANC:   fail to timely file any report required
to be filed with regulatory agencies (including the SEC) or take any action that would cause the ANB Common Stock to cease being traded on NASDAQ.

ADDITIONAL AGREEMENTS

         The Merger Agreement contains additional covenants of (i) each party to afford the officers, employees, accountants, counsel, and other representatives of the other, reasonable access during the period prior to the Effective Time to all its properties, books, contracts, commitments and records; (ii) FIRSTBANC to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective as soon as practicable the transactions contemplated by the Merger Agreement; (iii) each party to obtain the prior consent of the other as to the form and substance of any press releases or other public disclosure materially related to the Merger; and (iv) each party to use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and treatment as a "tax-free" reorganization under the Internal Revenue Code.

         FIRSTBANC has agreed to call a meeting of its stockholders to vote on the Merger and to jointly prepare this Proxy Statement with ANB.

REGISTRATION COVENANTS

         ANB has agreed with respect to the shares of ANB Common Stock that have been issued pursuant to the Merger (i) to file a Registration Statement with the SEC as soon as practicable after the filing of ANB's first Quarterly Report on Form 10-Q or the first publication of earnings of ANB that includes not less than 30 days of combined operations of ANB and FIRSTBANC; (ii) to use its best efforts to cause such Registration Statement to become effective and to maintain its effectiveness for two years; (iii) to use its best efforts to register such shares under the securities laws of such states as may be reasonably required to enable such shares to be sold in the open market through broker-dealers; (iv) to furnish such documents as may be necessary to enable the public sale of such shares; and (v) to pay all expenses in connection with such registration (excluding underwriting discounts and selling commissions). The registration of the shares of ANB Common Stock issued in the Merger is subject to the requirement that each former FIRSTBANC shareholder enter into an agreement with ANB pursuant to which such person agrees to indemnify and hold ANB harmless for any loss or damage resulting from any misrepresentation or omission of a material fact in the Registration Statement made in reliance upon information furnished in writing by such former FIRSTBANC shareholder. ANB has, in turn, agreed to indemnify and hold the selling stockholders harmless from any loss or damage resulting from any misrepresentation or omission of a material fact in the Registration Statement not made in reliance upon information provided to ANB by the selling stockholder.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling ANB or FIRSTBANC pursuant to the foregoing provisions ANB and FIRSTBANC have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

FAILURE TO CLOSE

         ANB and FIRSTBANC have expressly agreed to consummate the Merger as contemplated by the Merger Agreement, upon the completion of all conditions to closing (See "- CONDITIONS TO CONSUMMATION OF THE MERGER") and not to take any action reasonably calculated to prevent the closing nor to delay any action reasonably required to be taken by it to facilitate the closing. However, to the extent determined in good faith by a majority of the disinterested members of the Board of Directors of FIRSTBANC in accordance with their fiduciary obligations and on the advice of FIRSTBANC's outside counsel, FIRSTBANC may, in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to, ANB pursuant to a customary confidentiality agreement to, any person who makes an Acquisition Proposal. "Acquisition Proposal" means any tender offer or exchange offer, or any proposal for a merger, acquisition of all of the stock or assets of, or a business combination involving FIRSTBANC or its subsidiary, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of FIRSTBANC or its subsidiary, including a plan of liquidation of FIRSTBANC or its subsidiary, other than the Merger provided for in the Merger Agreement. FIRSTBANC may further approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger Agreement) a superior Acquisition Proposal involving FIRSTBANC or its subsidiary and enter into an agreement with respect to such superior Acquisition Proposal which a majority of the disinterested members of the Board of Directors of FIRSTBANC determines, using good faith judgment, to be more favorable to FIRSTBANC stockholders than the Merger. FIRSTBANC agrees to promptly advise ANB in writing of any Acquisition Proposal involving FIRSTBANC or its subsidiary or any inquiry with respect to or which could lead to any such Acquisition Proposal and identifying the person making such Acquisition Proposal or inquiry. In the event the Board of Directors of FIRSTBANC shall enter into an agreement with respect to a superior Acquisition Proposal, FIRSTBANC shall pay to ANB a termination fee equal to $200,000. See "- TERMINATION."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         The respective obligations of FIRSTBANC and ANB to consummate the Merger are subject to various conditions unless waived (see "- AMENDMENT AND WAIVER"), which include the following:

         (a) The Merger Agreement shall have been approved by the requisite vote of the outstanding shares of the capital stock of FIRSTBANC;

         (b) All consents necessary for consummation of the Merger and for the prevention of a default under or termination of any material right, privilege, permit or contract of ANB, FIRSTBANC or any of their respective subsidiaries, shall have been obtained and made and shall be in full force and effect and all waiting periods required by law shall have expired;

         (c) All consents, filings and registrations with the applicable regulatory authorities required for consummation of the Merger shall have been obtained or made and all waiting periods required by law shall have expired. See "THE MERGER - REGULATORY APPROVALS."

         (d) No court or regulatory authority shall have issued, promulgated, enforced or entered any law, regulation or order that prohibits, restricts or makes illegal the consummation of the Merger.

         (e) ANB shall have received a letter from Coopers & Lybrand LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

         (f) FIRSTBANC shall have received an opinion from Wallace, Jordan, Ratliff & Brandt, L.L.C. regarding certain Federal income tax consequences. The Merger Agreement also contemplates that Coopers & Lybrand LLP will provide ANB a satisfactory tax opinion, but that condition has been waived because of the duplicative nature of the two tax opinions. See "THE MERGER - CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - AMENDMENT AND WAIVER."

         ANB's obligation to consummate the Merger is subject to the following additional conditions:

         (a) All representations and warranties in the Merger Agreement of FIRSTBANC shall be true and correct in all material respects; FIRSTBANC shall have performed in all material respects any obligations required to be performed by it under the Merger Agreement and executed any agreements required to be entered into in connection therewith; and FIRSTBANC shall have delivered to ANB a certificate dated as of the Effective Time that FIRSTBANC has complied with the foregoing conditions;

         (b) ANB shall have received from FIRSTBANC's counsel an opinion dated as of the Effective Time that FIRSTBANC is duly organized under the laws of the State of Alabama and all corporate actions necessary to authorize execution delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been duly and validly taken by FIRSTBANC;

         (c) FIRSTBANC's subsidiary, First Bank of Baldwin County, shall have a minimum net worth of at least $2,745,382 immediately prior to the Effective Time of the Merger;

         (d) FIRSTBANC shall have redeemed all of its outstanding Preferred Stock prior to the Effective Time of the Merger at a price not exceeding $55,010.

         FIRSTBANC's obligations to consummate the Merger are subject to the following additional conditions:

         (a) All representations and warranties of ANB in the Merger Agreement shall be true and correct in all material respects; ANB shall have performed in all material respects any obligations required to be performed by it under the Merger Agreement and executed any agreements required to be entered into in connection therewith; and ANB shall have delivered to FIRSTBANC a certificate dated as of the Effective Time that ANB has complied with the foregoing conditions.

         (b) FIRSTBANC shall have received from ANB's counsel an opinion dated as of the Effective Time that ANB is duly organized under the laws of the State of Delaware and all corporate action necessary to authorize execution delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall have been duly and validly taken;

TERMINATION

         The Merger Agreement may be terminated any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of
FIRSTBANC:

         (a) By mutual written consent of the Boards of Directors of ANB and FIRSTBANC;

         (b)     By either ANB or FIRSTBANC if:

                 (i) The Effective Time shall not have occurred on or prior to December 31, 1996 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements and conditions set forth in the Merger Agreement;

                 (ii) The Merger Agreement is submitted to a vote and not approved by the requisite vote of the stockholders of FIRSTBANC at a meeting held for that purpose;

                 (iii) At any time following the date upon which any governmental entity has finally denied any application for approval which is a prerequisite to the Merger.

         (c)     By ANB:

                 (i) Upon written notice to FIRSTBANC if there shall have been any material breach of any covenant, representation, warranty or other obligation of FIRSTBANC under the Merger Agreement and such breach shall not have been remedied within thirty (30) days after receipt by FIRSTBANC of notice in writing from ANB specifying the nature of such breach and requesting that it be remedied;

                 (ii) Upon written notice to FIRSTBANC if there shall have occurred any material adverse change in the business operations or financial condition of FIRSTBANC taken as a whole, and such material adverse change shall have not been remedied within fifteen (15) days after receipt by FIRSTBANC of notice in writing from ANB specifying the nature of such material adverse change and requesting that it be remedied; or

                 (iii) If the holders of in excess of 5% of the outstanding FIRSTBANC Common Stock properly assert their appraisal rights.

         (d)     By FIRSTBANC:

                 (i) Upon written notice to ANB if there shall have been any material breach of any covenant, representation, warranty or obligation of ANB hereunder and such breach shall not have been remedied within thirty (30) days after receipt by ANB of notice in writing from FIRSTBANC specifying the nature of such breach and requesting that it be remedied;

                 (ii) Upon written notice to ANB if there shall have occurred any material adverse change in the business operations or financial condition of ANB taken as a whole, and such a material adverse change shall not have been remedied within fifteen (15) days after receipt by ANB of notice in writing from FIRSTBANC specifying the nature of such material adverse change and requesting that it be remedied; or

                 (iii) To the extent that a majority of the disinterested members of the Board of Directors of FIRSTBANC shall determine to enter into an agreement with respect to a superior Acquisition Proposal, provided that concurrently with such termination FIRSTBANC shall pay ANB a termination fee equal to $200,000 which shall serve as complete satisfaction of all damages, expenses and costs to which ANB may be entitled to claim from FIRSTBANC or its officers, directors or stockholders pursuant to the Merger Agreement.

         In the event of termination of the Merger Agreement by either ANB or FIRSTBANC, the Merger Agreement will become void and will have no effect except under certain specified provisions of the Merger Agreement relating to confidentiality of information, expenses (See "- EXPENSES"), and the effect of termination of the Merger Agreement.

AMENDMENT AND WAIVER

         Subject to applicable law the Merger Agreement may be amended by a subsequent writing signed by FIRSTBANC and ANB upon approval of their respective Boards of Directors.

         At any time prior to the Effective Time, ANB or FIRSTBANC by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, extend the time for performance of any obligations of FIRSTBANC to ANB and any obligation of ANB to FIRSTBANC, waive inaccuracies in representations and warranties, and waive compliance with any agreements for their respective benefit contained in the Merger Agreement.

         ANB may waive the satisfaction of any condition that in the opinion of its Board of Directors will not have a material adverse effect on its stockholders. FIRSTBANC may waive the satisfaction of any condition that in the opinion of its Board of Directors will not have a material adverse effect on the stockholders of FIRSTBANC. Notwithstanding the foregoing, neither ANB nor FIRSTBANC will waive the conditions relating to approval by the stockholders of FIRSTBANC. FIRSTBANC will not waive the requirement that Wallace, Jordan, Ratliff & Brandt, L.L.C. deliver a favorable opinion as to the federal income tax consequences with respect to the Merger. ANB will not waive the requirement that Coopers & Lybrand LLP deliver a favorable opinion as to the "pooling of interests" accounting treatment for the Merger. See "- REPRESENTATIONS AND WARRANTIES" and "- CONDITIONS TO THE CONSUMMATION OF THE MERGER."

EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and any transaction contemplated thereby, including fees and expenses of financial and other consultants, investment bankers, accountants and counsel, shall be borne by the party incurring such expense, except that ANB shall be solely responsible for cost and expenses of printing and mailing the Proxy Statement.


                    COMPARATIVE MARKET PRICES AND DIVIDENDS

         ANB never paid a cash dividend prior to February 23, 1995, on which date ANB's Board of Directors authorized an initial cash dividend of $.20 annually to be paid in quarterly installments of $.05. The quarterly dividends have been paid at this rate through the third quarter of 1996. On August 23, 1996, the Board of Directors of ANB increased the quarterly cash dividend to $.09 per share, payable on October 3, 1996 to shareholders of record on September 14, 1996. ANB presently intends to continue to pay a cash dividend. See "SPECIAL CONSIDERATIONS - RESTRICTIONS ON DIVIDENDS" and "SUPERVISION AND REGULATION."

         FIRSTBANC has never paid a dividend on the FIRSTBANC Common Stock. FIRSTBANC has paid dividends on the FIRSTBANC Preferred Stock in accordance with its terms in the amount of $5,501 in each of the years 1992-1995.

         There is no established public trading market for the FIRSTBANC Common Stock. On June 10, 1996, FIRSTBANC had thirteen (13) holders of record of the FIRSTBANC Common Stock. Such shares are not listed on any exchange or quoted on any automated quotation system and no institution makes a market in the stock. FIRSTBANC is not aware of any sales of shares of FIRSTBANC Common Stock.

         ANB Common Stock is traded on the NASDAQ National Market System under the trading symbol "ALAB." ANB Common Stock was first publicly traded on November 11, 1994, after completion of ANB's Initial Public Offering. As of August 9, 1996, there were 266 holders of record of ANB Common Stock. The high and low prices of ANB Common Stock for the balance of 1994, 1995 and the first two quarters of 1996 are as follows:

                QUARTERLY MARKET DATA FOR ANB COMMON STOCK(1)(2)

                                      1994

                                                             Period from
                                                           November 11 to
                                                             December 31
                                                             -----------
                                           High                  10 3/4

                                           Low                    8 1/2


                                      1995

                          First Quarter    Second Quarter   Third Quarter    Fourth Quarter
                          -------------    --------------   -------------    --------------
                 High         12 1/4           14 1/2             13              14 3/4

                 Low           8 1/4           11                 11              11 3/8


                                      1996

                                  First Quarter             Second Quarter
                                  -------------             --------------
                 High                  14 1/4                    13 5/8

                 Low                   12 3/4                      12


(1) The prices shown do not reflect retail mark-ups and mark-downs. All share prices have been rounded to the nearest one-eighth of one dollar.

(2)      The market makers for the ANB Common Stock as of June 30, 1996, were
         J. C. Bradford & Co.; Raymond James & Associates Inc.; Herzog Heine Geduld Inc.; Keefe Bruyette & Woods Inc.; Legg Mason Wood Walker Incorporated; The Robinson Humphrey Company Inc.; Sterne Agee & Leach Inc.; and The Chicago Corporation.

                        DESCRIPTION OF ANB CAPITAL STOCK

GENERAL

         The authorized capital stock of ANB currently consists of 10,000,000 shares of ANB Common Stock and 100,000 shares of preferred stock par value $1.00 per share (the "ANB Preferred Stock"). The following in a summary description of ANB's capital stock.

COMMON STOCK

         Holders of shares of ANB Common Stock are entitled to receive such dividends as may from time to time be declared by the ANB Board out of funds legally available therefor. See "COMPARATIVE OF MARKET PRICES AND DIVIDENDS." Holders of ANB Common Stock are entitled to one vote per share on all matters on which the holders of ANB Common Stock are entitled to vote and do not have cumulative voting rights. Holders of ANB Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of ANB, holders of ANB Common Stock are entitled to share equally and ratably in the assets of ANB, if any, remaining after the payment of all debts and liabilities of ANB and the liquidation preference of any outstanding ANB Preferred Stock. The outstanding shares of ANB Common Stock are, and the shares of ANB Common Stock offered by ANB hereby when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of ANB Common Stock are subject to any class or series of ANB Preferred Stock that ANB may issue in the future.

PREFERRED STOCK

         The ANB Certificate of Incorporation provides that the Board of Directors is authorized without further action by the holders of the ANB Common Stock to provide for the issuance of shares of ANB Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative participating optional and other rights, qualifications limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such class or series. Any share of ANB Preferred Stock so issued may rank senior to the ANB Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of ANB Preferred Stock may have class or series voting rights. Upon completion of this Merger, ANB will not have any shares of ANB Preferred Stock outstanding. Issuances of ANB Preferred Stock while providing ANB with flexibility in connection with general corporate purposes may, among other things, have an adverse effect on the rights of holders of ANB Common Stock and in certain circumstances such issuances could have the effect of decreasing the market price of the ANB Common Stock. The ANB Board, without stockholder approval, may issue ANB Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the ANB Common Stock. ANB has no present plan to issue any shares of ANB Preferred Stock. See "- COMPARISON OF STOCKHOLDER RIGHTS."

CERTAIN ANTI-TAKEOVER EFFECTS

         The provisions of the ANB Certificate of Incorporation, the ANB ByLaws, and the Delaware Corporation Law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders and may make removal of management more difficult.

         Authorized but Unissued Stock

         The authorized but unissued shares of ANB Common Stock and ANB Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ANB Common Stock and ANB Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage any attempt to obtain control of ANB by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of ANB's management.

         Limitations on Stockholder Action by Written Consent and Limitations on Calling Stockholder Meetings.

         The ANB Certificate of Incorporation and ANB ByLaws prohibit stockholder action by written consent in lieu of a meeting and provide that stockholder action can be taken only at an annual or special meeting of stockholders. The ANB ByLaws provide that subject to the rights of holders of any series of ANB Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the ANB Board or the Chairman of the ANB Board. Stockholders will not be permitted to call a special meeting of stockholders. Such provision may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the ANB Board or the Chairman of the ANB Board.

         Section 203 of the Delaware Corporation Law

         Subject to certain exclusions summarized below, Section 203 of the Delaware Corporation Law ("Section 203") prohibits any "Interested stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested stockholder. "Interested stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested stockholder is determined; and
(b) the affiliates and associates of such person. Subject to certain exceptions, a "Business Combination" includes (i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested stockholder except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series or securities convertible into the stock of any class or series of the corporation or the subsidiary that is owned by the Interested stockholder; and (v) any receipt by the Interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

         Section 203 does not apply to a Business Combination if (i) before a person became an Interested stockholder, the board of directors of the corporation approved either the transaction in which the Interested stockholder became an Interested stockholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested stockholder, the Interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested stockholder the Business Combination is (a) approved by the board of directors of the corporation and
(b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested stockholder.

COMPARISON OF STOCKHOLDER RIGHTS

         ANB is a Delaware corporation and FIRSTBANC is an Alabama corporation. The following is a summary of differences between the rights of stockholders in Delaware and Alabama corporations. This summary does not purport to be a definitive discussion of the differences in the corporation laws of Alabama and Delaware, and is qualified in its entirety by the General Corporation Law of Delaware, the Alabama Business Corporation Act.

         Voting Requirements

         Under Alabama law, amendments to the Articles of Incorporation, mergers or share exchanges, and the sale of substantially all assets outside the ordinary course of business must be approved by each voting group voting together and separately as a class. A voting group is defined as a separate class of stock, whether voting or nonvoting, that is entitled under the
Articles of Incorporation or Alabama law to vote on a matter.   All voting
groups entitled to vote separately as a class on a matter constitute a single voting group. The effect of this provision is that on matters where voting groups vote separately as a class, the proposal must be approved by the requisite percentage of each voting group as well as the requisite percentage of the shares in all voting groups. Assuming FIRSTBANC will redeem its Preferred Stock prior to the Special Meeting as contemplated by the Merger Agreement, the FIRSTBANC Common Stock will comprise FIRSTBANC's only voting group.

         In the case of a merger or share exchange, a class of stock will be considered a voting group entitled to vote separately on the matter if its shares are to be exchanged for different securities or if the Plan of Merger contemplates the Articles of Incorporation of the issuer of such securities to be amended in such a manner as would require voting by separate voting groups. Unless the Articles of Incorporation specifically provide for a lesser percentage (but not less than a majority of the outstanding shares entitled to vote thereon), the approval of a merger or share exchange requires the affirmative vote of not less than two-thirds (2/3) of the shares in each voting group entitled to vote on a matter including not less than two-thirds (2/3) of the shares of all voting groups entitled to vote on the matter voting as a single voting group. Alabama law further provides that no shareholder vote is required (i) by the parent if an 80% subsidiary is merged into the parent or
(ii) by the surviving corporation, if the securities to be issued in the merger comprise less than 20% of the class outstanding immediately prior to the merger, the shares to be issued are not superior in rights to any class of outstanding securities of the surviving corporation and the Articles of Incorporation will not be amended. The Articles of Incorporation of FIRSTBANC do not provide for a lesser majority for approval of the Merger.

         In the case of the sale or other disposition of substantially all assets outside the ordinary course of business, an Alabama corporation must obtain the affirmative vote of two-thirds (2/3) of the outstanding shares unless the Articles of Incorporation require voting by separate voting groups. The Articles of Incorporation may provide for approval of such a transaction by a lesser majority so long as it is not less than a majority of the outstanding shares entitled to vote thereon. The Articles of Incorporation of FIRSTBANC do not include such a provision.

         In the case of certain amendments to the Articles of Incorporation of an Alabama corporation, a class of stock will be considered a separate voting group entitled to vote on the matter if the proposed amendment will: (i) increase or decrease the aggregate number of authorized shares of the class;
(ii) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class; (iv) change the designation, rights, preferences, or limitations of all or part of the shares of the class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions that are prior, superior, or substantially equal to the shares of the class; (vii) increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions that are prior, superior or substantially equal to the shares of the class; (viii) limit or deny an existing preemptive right of all or part of the shares of the class; (ix) cancel or otherwise affect rights to distributions of dividends that have accumulated but not yet been declared on all or part of the shares of the class; (x) alter or abolish a preferential right of the class; (xi) create, alter or abolish a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the class; (xii) alter or abolish a preemptive right of the holder of shares of the class to acquire shares or other securities; (xiii) exclude or limit the right of the shares of the class to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (xiv) reduce the number of shares owned by a shareholder to a fraction of a share if the fractional share so created is to be acquired for cash.

         Unless the Articles of Incorporation provide for a greater majority, the approval of an amendment to the Articles of Incorporation of an Alabama corporation requires the affirmative vote of a majority of the shares of each voting group entitled to vote separately on the matter, including a majority of the shares of all voting groups entitled to vote on the matter voting as a voting group. The Articles of Incorporation of FIRSTBANC do not provide for a percentage greater than a majority for approval of an amendment.

         Under the Alabama Constitution, the issuance of preferred stock and the increase in stock or bonded indebtedness requires approval of the shareholders. The issuance of preferred stock requires approval of the outstanding shares voting as a single voting group unless the issuance of the preferred stock comprises an amendment to the Articles of Incorporation requiring voting by separate voting groups under the Alabama Business Corporation Act. The Alabama Constitution requires approval of two-thirds (2/3) of the outstanding shares for the issuance of preferred stock. The increase in stock or bonded indebtedness of an Alabama corporation requires approval of persons holding the larger amount in value of the outstanding stock after 30 days written notice.

         By comparison, Delaware law requires only the affirmative vote of a majority of all outstanding voting shares, and of each class entitled to vote thereon, to effect a merger, an amendment to the Certificate of Incorporation and the sale of substantially all assets. Delaware law includes provisions similar to the Alabama statute that exempt surviving corporations from obtaining shareholder approval of a merger of a subsidiary into a parent (except that Delaware requires 90% ownership by the parent) and a merger involving the issuance of less than 20% of the outstanding stock. Delaware law does not require classes of shares to vote separately on a merger unless required by the Certificate of Incorporation. In the case of an amendment to the Certificate of Incorporation, Delaware law requires the shares of a class to vote separately on the amendment, whether or not voting or nonvoting shares, only if the amendment would (a) increase or decrease the authorized number of shares of such class (unless otherwise provided in the Certificate of Incorporation); (b) increase or decrease the par value of the shares of such class; or (c) alter or change the powers, preferences of the shareholders of such class so as to affect them adversely. ANB currently has no provisions in its Certificate of Incorporation requiring separate class voting on a merger or an amendment to its Certificate of Incorporation.

         Delaware law has no comparable provisions requiring stockholder approval for the issuance of preferred stock or bonded indebtedness.

         Appraisal Rights

         Both Alabama and Delaware law provide rights of appraisal for stockholders who desire to dissent from the terms of a merger or consolidation. Alabama also provides appraisal rights for a share exchange, a sale of all or substantially all of the corporate assets other than in the regular course of business, and certain amendments to its Articles of Incorporation. In Alabama, appraisal rights are afforded to a shareholder if an amendment of the Articles of Incorporation materially and adversely affects such shareholder because it:
(i) alters or abolishes a preferential right; (ii) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares; (iii) alters or abolishes a preemptive right of the shareholder to acquire shares or other securities;
(iv) excludes or limits the right of the shareholder to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares owned by such shareholder to a fractional share to be acquired for cash. Under these statutes, a stockholder who properly dissents from the terms of a transaction in which he has appraisal rights may demand that the corporation pay him: (i) in Delaware, the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the transaction; or (ii) in Alabama, the value of the shares immediately prior to the effectuation of the corporate action on which the vote was taken, excluding any appreciation or depreciation in anticipation of such corporate action unless exclusion would be inequitable. The procedures for perfecting appraisal rights are different for Alabama and Delaware corporations. For a description of the procedure for holders of FIRSTBANC Common Stock, see "APPRAISAL RIGHTS."

         Notice of Stockholder Meetings

         Under Delaware and Alabama law, stockholders are generally entitled to written notice of a stockholders' meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting, except for meetings to vote on the merger, consolidation or sale of substantially all of the assets of the corporation, in which case advance written notice of not less than twenty (20) days is required under Delaware law. Meetings which are called to vote on the increase of bonded indebtedness of an Alabama corporation or to vote on an amendment to increase the capital stock of an Alabama corporation require at least thirty (30) days advance written notice.

         Dividends

         The legal ability of the Board of Directors to declare and pay dividends on the outstanding common stock is different for Alabama and Delaware corporations. Delaware corporations may pay dividends to the extent of its surplus (retained earnings and paid in capital) and if no surplus is available, dividends may be paid to the extent of the net profits of the corporation for the current and preceding fiscal year, if there is no deficiency in the amount of capital represented by all outstanding classes of preferred stock.

         Alabama, on the other hand, addresses all distributions to shareholders on the same basis, including without limitation, payment of dividends; purchase, redemption or the acquisition of shares; a distribution of indebtedness; or otherwise. Rather than making reference to the surplus of the corporation as the test for the legality of a distribution, Alabama law tests the legality of a distribution on the effect it has on the solvency of the corporation. A distribution may not be made if after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the ordinary course of business; or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy preferential rights that are superior in dissolution to those receiving the distribution.

         Section 203

         Section 203 of the Delaware General Corporation Law ("Section 203") imposes, with certain exceptions, a three year ban on certain transactions and business combinations between a corporation (or its majority owned subsidiaries) and a holder of fifteen percent (15%) or more of the corporation's outstanding voting stock, together with affiliates or associates thereof. The three year ban does not apply if either the proposed business combination or the transaction by which the fifteen percent (15%) stockholder became a fifteen percent (15%) stockholder is approved by the Board of Directors prior to becoming a fifteen percent (15%) stockholder, owns at least eighty-five percent (85%) of the outstanding voting stock of the corporation, without regard to those shares owned by the corporation's officers and directors or certain employee stock plans, or if approved by the Board of Directors of the corporation and, at an annual or special meeting, by the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the corporation not owned by the fifteen percent (15%) stockholder.

         Section 203 is peculiar to Delaware corporations and does not apply to Alabama corporations such as FIRSTBANC.

         Stockholder Consents

         Both Alabama and Delaware law, unless otherwise provided in the Articles or Certificate of Incorporation, allow Stockholders to act without a meeting or notice of a meeting by written consent. Delaware provides for such written consent signed by the holders of at least the minimum number of votes which would be necessary to authorize such action at a meeting of all eligible stockholders; whereas, Alabama requires unanimous written consent. ANB's Certificate of Incorporation specifically limits stockholder action to annual and special meetings, and specifically denies stockholder action by written consent.

         Blank Check Preferred Stock

         ANB's Certificate of Incorporation has authorized the issuance of 100,000 shares of preferred stock of which the designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof (collectively, "Characteristics"), may be undetermined until fixed by resolution or resolutions of the Board of Directors ("Blank Check Preferred Stock"). The purpose of Blank Check Preferred Stock is to provide the Board of Directors with financial flexibility to raise additional capital through the issuance of senior securities and to provide the Board of Directors the ability to respond to hostile takeover bids. By leaving the Characteristics undetermined until resolved by the Board of Directors, the Board of Directors is able to issue one or more classes of customized preferred stock to individuals or corporations in negotiated transactions at any time in the future without a vote of the stockholders. Blank Check Preferred Stock also allows the Board of Directors to react quickly, in the face of a hostile bid, by issuing preferred stock with Characteristics unfavorable to the hostile bidder in order to make such an acquisition less economical. Blank Check Preferred Stock is allowed under Alabama law, but may not be issued without the affirmative approval of two-thirds (2/3) of the outstanding voting stock. See "-- VOTING REQUIREMENTS."

         Limitation of Liability of Directors

         Both Alabama and Delaware law permit the Articles or Certificate of Incorporation to include a provision which, subject to certain exceptions described below, eliminates the liability of a director to the stockholders for monetary damages for any breach of duty as a director. This provision does not however eliminate liability of such director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of ANB includes this provision and the Articles of Incorporation of FIRSTBANC do not include such a provision.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for ANB Common Stock is AmSouth Bank of Alabama.

                 FIRSTBANC SELECTED CONSOLIDATED FINANCIAL DATA


         The following selected consolidated financial data for the years ended December 31, 1995, 1994 and 1993 and the six months ended June 30, 1996 and 1995 are derived from the consolidated financial statements and other data of FIRSTBANC. The consolidated financial statements of FIRSTBANC for the six months ended June 30, 1996 and 1995 are unaudited. The consolidated financial statements for the years ended December 31, 1993 through 1995 were audited by S.W. Chiepalich, Certified Public Accountant, independent auditor. The selected consolidated financial data should be read in conjunction with the consolidated financial statements of FIRSTBANC, including the accompanying notes, included elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS."

           THREE-YEAR SUMMARY OF SELECTED FINANCIAL DATA OF FIRSTBANC (AMOUNTS IN THOUSANDS, EXCEPT SHARES, RATIOS AND PER SHARE DATA)

                                                                                                                SIX MONTHS ENDED
                                                                             YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                                       ---------------------------------      --------------------
                                                                        1993         1994         1995         1995         1996
                                                                       -------      -------      -------      -------      -------
INCOME STATEMENT DATA:
Interest income ..................................................     $ 2,274      $ 2,378      $ 2,537      $ 1,236      $ 1,310
Interest expense .................................................         853          834        1,020          484          515
                                                                       -------      -------      -------      -------      -------
Net interest income ..............................................       1,421        1,544        1,517          752          795
Provision for loan losses ........................................         122           49           17            8            9
                                                                       -------      -------      -------      -------      -------
Net interest income after provision for loan losses
  (benefit of recoveries) ........................................       1,299        1,495        1,500          744          786
Net securities gains (losses) ....................................          13          (10)           3            0            0
Noninterest income ...............................................         335          329          336          158          184
Noninterest expense ..............................................       1,252        1,250        1,255          619          661
                                                                       -------      -------      -------      -------      -------
Income before income taxes .......................................         395          564          584          283          309
Provision for income taxes .......................................         160          189          159           91           90
                                                                       -------      -------      -------      -------      -------
Net income .......................................................     $   235      $   375      $   425      $   192      $   219
                                                                       =======      =======      =======      =======      =======
BALANCE SHEET DATA:
Total assets .....................................................     $32,983      $32,772      $33,149      $35,295      $35,111
Earning assets ...................................................      29,881       29,126       29,792       30,134       30,650
Securities .......................................................      11,935       10,436       10,150        9,981        9,734
Loans (1) ........................................................      15,797       18,415       19,142       17,603       20,241
Allowance for loan losses ........................................         212          252          269          262          275
Deposits .........................................................      29,504       29,283       29,922       32,150       31,422
Short-term debt ..................................................         850          657            9          296          303
Long-term debt ...................................................         704          600          497          561          455
Stockholders' equity .............................................       1,846        2,105        2,599        2,359        2,790

WEIGHTED AVERAGE SHARES OUTSTANDING  .............................      42,782       42,782       42,782       42,782       42,782

PER COMMON SHARE DATA:
Net income (2) ...................................................     $  5.37      $  8.64      $  9.81      $  4.49      $  5.12
Book value (period-end)  .........................................       41.87        47.91        59.47        53.85        63.93
Tangible book  value (period-end)  ...............................       41.87        47.91        59.47        53.85        63.93

PERFORMANCE RATIOS:
Return on average assets (3) ....................................         0.74%        1.13%        1.27%        1.16%        1.29%
Return on average equity (3) .....................................       13.46        18.61        18.12        17.09        16.25
Net interest margin (4) ..........................................        5.04         5.21         5.09         5.09         5.23
Net interest margin (taxable equivalent) (5) .....................        5.10         5.36         5.30         5.30         5.47

ASSET QUALITY RATIOS:
Allowance for loan losses to period-end loans ....................        1.34%        1.37%        1.41%        1.49%        1.36%
Allowance for loan losses to period-end
  nonperforming loans (6) ........................................       67.95       161.54       413.85       414.71       509.26
Net charge-offs (recoveries) to average loans (3) ................        0.80         0.05         0.00        (0.01)        0.03
Nonperforming assets to period-end loans and
  foreclosed property (6) ........................................        1.98         0.85         0.34         0.39         0.27

CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets .................................        5.51%        6.07%        7.02%        6.80%        7.93%
Leverage (4.00% required minimum) (7) ............................        5.56         6.71         7.88         6.82         8.07
Risk-based capital:
  Tier 1 (4.00% required minumum) (7) ............................        9.65        10.66        12.17        11.84        12.99
  Total (8.00% required minimum) (7) .............................       10.76        11.87        13.42        13.09        14.24
Average loans to average deposits ................................       53.33        56.53        60.17        61.11        64.06

______________________
(1)  Loans, net of unearned income, before allowance for loan losses.
(2) Net income per common share is calculated based upon net income as adjusted for cash dividends paid on preferred stock.
(3)  Annualized for the six month periods ended June 30, 1995 and 1996.
(4)  Net interest income divided by average earning assets.
(5) Net interest margins have been adjusted to a taxable equivalent basis utilizing a 34% tax rate on tax-exempt investment income.
(6) Nonperforming loans and nonperforming assets includes loans past due 90 days or more that are still accruing interest.
(7) The required minimum Tier 1 and Total Risk-based capital ratios are 4% and 8%, respectively. The minimum laverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS


BASIS OF PRESENTATION

        The following is management's discussion and analysis of the consolidated financial condition of FIRSTBANC as of June 30, 1996 and the results of its operations for the six month periods ended June 30, 1996 and 1995 and for the years ended December 31, 1995, 1994, and 1993. This information should be read in conjunction with FIRSTBANC's consolidated financial statements and related notes included elsewhere herein.

        Unless the context otherwise indicates, references in this management's discussion to FIRSTBANC and its financial condition and results of operations are to historical consolidated condition and results of operations of FIRSTBANC and Subsidiary, and references in this discussion to the pro forma financial condition and results of operations of ANB are to the pro forma combined consolidated condition and results of Alabama National BanCorporation and Subsidiaries, giving effect to the Merger under the pooling-of-interests method of accounting pursuant to which the results of operations and financial condition of FIRSTBANC are included for each period presented.

RESULTS OF OPERATIONS

        Six months ended June 30, 1996 compared with six months ended June 30, 1995

        FIRSTBANC's net income for the six month period ended June 30, 1996 (the "1996 period"), was $219,000, a 14% increase over net income of $192,000 for six months ended June 30, 1995 (the "1995 period"). For the 1996 period, net income per common share was $5.12 compared with $4.49 for the 1995 period.

        The improvement in the 1996 net income was the result of an increase in net interest margin, an increase in noninterest income less an increase in noninterest expense.

        The return on average assets for FIRSTBANC was 1.29% for the 1996 period, compared to 1.16% for the 1995 period. The return on average stockholders' equity decreased for the 1996 period to 16.25%, as compared to 17.09% for the 1995 period. Book value and tangible book value at June 30, 1996 per common share was $63.93, and increase of $4.46 from year end 1995.

        The largest component of FIRSTBANC's net income is its net interest income, which is the difference between the interest earned on assets and the interest paid on deposits and borrowing used to support such assets. The net interest margin increased to 5.23% for the 1996 period, compared to 5.09% for the 1995 period.

        Year ended December 31, 1995 compared with year ended December 31,
        1994

        FIRSTBANC's net income increased $50,000 or 13.3% to $425,000 in the year ended December 31, 1995, from $375,000 in the year ended December 31, 1994. This increase was the result of several factors including an increase in service fees on deposits, an increase in gain on sales and calls of investment securities, a reduction in the provision for loan losses and a reduction in income taxes as a result of increased income from tax exempt investment securities. Return on average assets during 1995 was 1.27%, compared to 1.13% in 1994, and return on average equity was 18.12% in 1995, compared to 18.61% in 1994.

        Net interest income decreased $28,000, or 1.8%, to $1,517,000 in 1995 from $1,544,000 in 1994 as interest income increased $158,000 and interest expense increased $186,000. The decrease in net interest was due to a 70 basis point increase in the cost of funds offset by a 54 basis point increase in the rate earned on earning assets. Average earning assets increased $141,000 while interest-bearing liabilities increased $301,000. The net interest spread decreased from 4.82% in 1994 to 4.66% in 1995. See "--Average Balances, Income, Expenses and Rates for the years ended December 31, 1995, 1994 and 1993."

        The provision for loan losses was $17,000 in 1995, a decline of $32,000 from a provision of $49,000 in 1994, as a result of management's assessments that loan loss experience and asset quality had improved sufficiently to allow a reduction in the provision. This assessment was based on the level and trend of the allowance for loan losses as a percentage of period-end loans and nonperforming loans, the decreasing level of net charge-offs, results of internal monitoring and indications of continued improvement in the local and national economies. FIRSTBANC's allowance for loan losses as a percentage of its period-end loans was 1.41% at December 31, 1995, compared to 1.37% at year end 1994, and the allowance for loan losses as a percentage of period-end nonperforming loans was 413.85% at December 31, 1995 compared to 161.54% at December 31, 1994. FIRSTBANC had no net losses in 1995 compared to net losses of $9,000 in 1994. The ratio of net charge-offs to average loans was .05% in 1994. See "--Provision and Allowance for Loan Losses."

        Noninterest income increased $20,300, or 6.4%, to $339,400 in 1995 from $319,100 in 1994. The increase resulted from a $8,900 increase in fees charged on deposits, a $12,700 increase in gain on sales and calls of investment securities offset by a $1,300 decrease in other noninterest income. See "--Noninterest Income and Expense -- Noninterest Income."

        Noninterest expense increased $5,000, or .4%, to $1,225,000 in 1995 from $1,250,00 in 1994. Salaries and employee benefits increased $34,000, occupancy expense increased $13,000 and other noninterest expense decreased $42,000. See "--Noninterest Income and Expense -- Noninterest Expense."

        Year ended December 31, 1994 compared with year ended December 31, 1993

        FIRSTBANC's net income increased $140,000, or 59.3%, to $375,000 in the year ended December 31, 1994 from $235,000 in the year ended December 31, 1993. This increase resulted from an increase in net interest income, a reduction in the provision for loan losses offset in part by losses on the sale of investment securities. Return on average assets was 1.13% in 1994, compared to .74% in 1993, and the return on average equity was 18.61% in 1994, compared to 13.46% in 1993.

        Net interest income increased $123,300, or 8.7%, to $1,544,400 in 1994 from $1,421,000 in 1993, as interest income increased $104,400 and interest expense decreased $18,900. The increase in net interest income was due to an increase in average earning assets and an increase of 20 basis points in the net interest spread. The net interest margin increased to 5.21% in 1994 from 5.04% in 1993.

        The provision for loan losses was $49,000 in 1994, compared to $122,000 in 1993, as a result of management's assessment that loan loss experience and asset quality had improved sufficiently to allow a reduction in the provision. This assessment was based on the level and trend of the allowance for loan losses as a percentage of period-end loans and nonperforming loans, the low and decreasing level of net charge-offs during 1993, and indications of improvement in the local and national economies. Despite the lower provision during 1994, FIRSTBANC's allowance for loan loses as a percentage of period-end loans was 1.37% at December 31, 1994, compared to 1.34% at year end 1993, and the allowance for loan losses as a percentage of period-end nonperforming loans was 161.54% at December 31, 1994, compared with 67.95% at year end 1993. FIRSTBANC had net charge-offs of $9,000 in 1994, resulting in a ratio of net charge-offs to average loans of .05%, a decrease from .80% in 1993. See "--Provision and Allowance for Loan Losses."

        Noninterest income decreased $29,300, or 8.4%, to $319,100 in 1994 from $348,400 in 1993. The principal reasons for the decrease was a $22,600 decrease in gain on sales of investment securities and a $10,800 decrease in other noninterest income.

        Noninterest expense decreased $2,100 to $1,250,100 in 1994 from $1,252,200 in 1993. Salaries and employee benefits increased $32,400, or 5.6%, to $606,800 in 1994 from $574,400 in 1993. Occupancy expense remained relatively stable in 1994, compared to 1993. Other noninterest expense decreased $31,000, or 5.6%, to $527,800 in 1994 from $558,800 in 1993.

NET INTEREST INCOME

     The largest component of FIRSTBANC's net income is its net interest income, which is the difference between income earned on assets and interest paid on deposits and borrowing used to support such assets. Net interest margin is determined by the rates earned on FIRSTBANC's earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of earning assets and interest-bearing liabilities and the degree of mismatch and the maturity and repricing characteristics of its earning assets and interest-bearing liabilities. Net interest income divided by average earning assets represents FIRSTBANC's net interest margin.

     Average Balances, Income, Expense and Rates for the Six Months Ended June 30, 1996 and 1995

     The following table depicts, on a taxable equivalent basis, for the 1995 and 1996 periods certain information related to FIRSTBANC's average balance sheet and its average yield on assets and average cost of liabilities. Such yields are derived by dividing income and expense by the average balance of corresponding assets or liabilities. Averages are daily averages.

                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                                                     SIX MONTHS ENDED JUNE 30,
                                                     -----------------------------------------------------------
                                                                 1995                          1996
                                                     -----------------------------------------------------------
                                                     AVERAGE     INCOME/     YIELD/  AVERAGE   INCOME/   YIELD/
ASSETS:                                              BALANCE     EXPENSE      RATE   BALANCE   EXPENSE   RATE
                                                     -------     -------      ----   -------   -------   ----
Earning assets:
  Loans (1) (3) ....................................  $18,170    $  899       9.90%  $19,488    $1,010    10.37%
  Securities:
   Taxable .........................................    7,834       246       6.28     6,391       185     5.79
   Tax exempt ......................................    2,382        88       7.39     2,910       109     7.49
  Funds sold .......................................    1,138        33       5.80     1,617        43     5.32
                                                      -------    ------              -------    ------
      Total earning assets (2) .....................   29,524     1,266       8.58    30,406     1,347     8.86
                                                      -------    ------              -------    ------
Cash and due from banks ............................    2,026                          2,003
Premises and equipment .............................    1,354                          1,345
Other assets .......................................      376                            499
Allowance for loan losses ..........................     (258)                          (273)
                                                      -------                        -------
       Total assets ................................  $33,022                        $33,980
                                                      =======                        =======
LIABILITIES:
Interest-bearing liabilities:
  Interest-bearing transaction accounts ............   $4,013        53       2.64    $4,185        52     2.49
  Savings deposits .................................    9,339       139       2.98     8,620       117     2.71
  Time deposits ....................................   10,654       258       4.84    12,114       320     5.28
  Other short-term borrowings ......................      311         8       5.14       190         6     6.32
  Long-term debt ...................................      580        26       8.97       476        20     8.40
                                                      -------    ------              -------    ------
       Total interest-bearing liabilities ..........   24,897       484       3.89    25,585       515     4.03
                                                      -------    ------       ----   -------    ------     ----
Demand deposits ....................................    5,727                          5,502
Accrued interest and other liabilities .............      151                            197
Stockholders' equity ...............................    2,247                          2,696
                                                      -------                        -------
    Total liabilities and stockholders' equity .....  $33,022                        $33,980
                                                      =======                        =======
Net interest spread ................................                          4.69%                        4.83%
                                                                              ====                         ====
Net interest income/margin on
  a taxable equivalent basis .......................                782       5.30%                832     5.47%
                                                                              ====                         ====
Tax equivalent adjustment (2).......................                 30                             37
                                                                 ------                         ------
Net interest income/margin .........................             $  752       5.09%             $  795     5.23%
                                                                 ======       ====              ======     ====

------------
(1) Average loans include nonaccrual loans and are net of unearned income. All loans and deposits are domestic.
(2) Taxable equivalent adjustments have been based on an assumed rate of 34 percent and do not give effect to the disallowance for federal income tax purposes of interest expense related to certain tax exempt assets.
(3) Fees in the amount of $300,000 and $52,000 are included in interest and fees on loans for the 1995 and 1996 periods, respectively.

        Average Balances, Income, Expense and Rates for Years Ended 1995, 1994 and 1993.

        The following table depicts, on a taxable equivalent basis, for the periods indicated certain information related to FIRSTBANC's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Averages are daily averages.


                AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                                                            YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------------------
                                                             1993                      1994                      1995
                                                 ---------------------------------------------------------------------------------
                                                 AVERAGE    INCOME/  YIELD/   AVERAGE  INCOME/  YIELD/ AVERAGE   INCOME/   YIELD/
ASSETS:                                          BALANCE    EXPENSE   RATE    BALANCE  EXPENSE   RATE  BALANCE   EXPENSE    RATE
                                                 -------    -------   ----    -------  -------   ----  -------   -------    ----
Earning assets:
  Loans (1) (3) ...............................   $15,320   $1,533   0.01%   $16,999   $1,649   9.70%  $18,060   $1,836    10.17%
  Securities:
   Taxable ....................................    10,150      649   6.39      9,642      591   6.13     7,932      492     6.20
   Tax exempt .................................       612       44   7.19      1,834      133   7.25     2,424      183     7.55
  Funds sold ..................................     2,097       63   3.00      1,164       50   4.30     1,364       87     6.38
                                                  -------   ------           -------    -----          -------   ------
      Total earning assets (2) ................    28,179    2,289   8.12     29,639    2,423   8.18    29,780    2,598     8.72
                                                  -------   ------           -------    -----          -------   ------
Cash and due from banks .......................     1,919                      2,038                     2,183
Premises and equipment ........................     1,413                      1,375                     1,354
Other assets ..................................       355                        368                       368
Allowance for loan losses .....................      (193)                      (230)                     (260)
                                                  -------                    -------                   -------
       Total assets ...........................   $31,673                    $33,190                   $33,425
                                                  =======                    =======                   =======

LIABILITIES:
Interest-bearing liabilities:
  Interest-bearing transaction accounts .......    $3,735      146   3.91     $3,931      149   3.79    $4,054      158     3.90
  Savings deposits ............................     8,934      222   2.48      9,606      223   2.32     9,203      212     2.30
  Time deposits ...............................    10,649      429   4.03     10,332      401   3.88    10,973      580     5.29
  Other short-term borrowings .................       309        9   2.91        320       12   3.75       364       19     5.22
  Long-term debt ..............................       757       47   6.21        652       49   7.52       548       51     9.31
                                                  -------   ------           -------    -----          -------   ------
       Total interest-bearing liabilities .....    24,384      853   3.50     24,841      834   3.36    25,142    1,020     4.06
                                                  -------   ------   ----    -------    -----   ----   -------   ------     ----
Demand deposits ...............................     5,411                      6,202                     5,785
Accrued interest and other liabilities ........       132                        132                       152
Stockholders' equity ..........................     1,746                      2,015                     2,346
                                                  -------                    -------                   -------
    Total liabilities and stockholders'
       equity .................................   $31,673                    $33,190                   $33,425
                                                  =======                    =======                   =======

Net interest spread ...........................                      4.62%                      4.82%                       4.66%
                                                                     ====                       ====                        ====
Net interest income/margin on
  a taxable equivalent basis ..................              1,436   5.10%              1,589   5.36%             1,578     5.30%
                                                                     ====                       ====                        ====
Tax equivalent adjustment (2)..................                 15                         45                        61
                                                            ------                     ------                    ------
Net interest income/margin ....................             $1,421   5.04%             $1,544   5.21%            $1,517     5.09%
                                                            ======   ====              ======   ====             ======     ====


---------------
(1) Average loans include nonaccrual loans and are net of unearned income. All loans and deposits are domestic.
(2) Taxable equivalent adjustments have been based on an assumed rate of 34 percent and do not give effect to the disallowance for federal income purposes of interest expense related to certain tax exempt assets.
(3) Fees in the amount of $142,000, $133,000 and $98,000 are included in interest and fees on loans for the 1993, 1994 and 1995, respectively.

        The following table presents, on a pro forma basis, giving effect for the Merger, certain information related to ANB's pro forma average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived as described above. Average are daily averages.

           PRO FORMA AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (AMOUNTS IN THOUSANDS, EXCEPT YIELDS AND RATES)

                                                                       SIX MONTHS ENDED JUNE 30,
                                                     -----------------------------------------------------------------
                                                            1995                                       1996
                                                     ----------------------------       ------------------------------
                                                     AVERAGE    INCOME/    YIELD/        AVERAGE   INCOME/     YIELD/
ASSETS:                                              BALANCE    EXPENSE     RATE         BALANCE   EXPENSE      RATE
                                                     -------    -------     ----         -------   -------      ----
Earning assets:
  Loans (1) (3) ..................................   $306,686   $14,440    9.42%         $555,003  $26,056     9.39%
  Securities:
   Taxable .......................................     86,153     2,871    6.66           142,040    4,445     6.26
   Tax exempt ....................................      2,382        88    7.39            17,760      727     8.19
  Cash balances in other banks ...................          -         -       -             6,733      188     5.58
  Funds sold .....................................     15,578       465    5.97            38,869    1,059     5.45
  Trading account securities .....................        392        13    6.63             3,878      124     6.40
                                                     --------   -------                  --------  -------
      Total earning assets (2) ...................    411,191    17,877    8.70           764,283   32,599     8.53
                                                     --------   -------                  --------  -------
Cash and due from banks ..........................     15,988                              29,268
Premises and equipment ...........................      7,457                              20,612
Other assets .....................................      6,568                              22,586
Allowance for loan losses ........................     (5,097)                             (8,955)
                                                     --------                            --------
       Total assets ..............................   $436,107                            $827,794
                                                     ========                            ========

LIABILITIES:
Interest-bearing liabilities:
  Interest-bearing transaction accounts ..........    $32,791       494    3.01           $82,678    1,076     2.60
  Savings deposits ...............................    129,038     2,859    4.43           201,539    3,709     3.68
  Time deposits ..................................    145,349     4,181    5.75           270,219    7,715     5.71
  Funds purchased ................................     26,261       732    5.57            69,403    1,819     5.24
  Other short-term borrowings ....................     12,146       410    6.75            30,138      980     6.50
  Long-term debt .................................        920        42    9.13               794       35     8.82
                                                     --------   -------                  --------  -------
       Total interest-bearing liabilities ........    346,505     8,718    5.03           654,771   15,334     4.68
                                                     --------   -------    ----          --------  -------     ----
Demand deposits ..................................     54,128                             101,057
Accrued interest and other liabilities ...........      8,157                              12,129
Stockholders' equity .............................     27,317                              59,837
                                                     --------                            --------
    Total liabilities and stockholders' equity ...   $436,107                            $827,794
                                                     ========                            ========

Net interest spread ..............................                         3.67%                               3.85%
                                                                           ====                                ====
Net interest income/margin on
  a taxable equivalent basis .....................                9,159    4.45%                    17,265     4.52%
                                                                           ====                                ====
Tax equivalent adjustment (2).....................                  187                                272
                                                                 ------                            -------
Net interest income/margin .......................               $8,972    4.36%                   $16,993     4.45%
                                                                 ======    ====                    =======     ====


---------------
(1) Average loans include nonaccrual loans and are net of unearned income. All loans and deposits are domestic.
(2) Taxable equivalent adjustments have been based on an assumed rate of 34 percent and do not give effect to the disallowance for federal income tax purposes of interest expense related to certain tax exempt assets.
(3) Fees in the amount of $325,000 and $772,000 are included in interest and fees on loans for the 1995 and 1996 periods, respectively.

           PRO FORMA AVERAGE BALANCES, INCOME AND EXPENSES AND RATES
                (Amounts in thousands, except yields and rates)

                                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------------
                                                           1993                        1994                         1995
                                                 -----------------------------------------------------------------------------------
                                                 AVERAGE   INCOME/   YIELD/  AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/
ASSETS:                                          BALANCE   EXPENSE    RATE   BALANCE   EXPENSE   RATE     BALANCE   EXPENSE    RATE
                                                 -------   -------    ----   -------   -------   ----     -------   -------    ----
Earning assets:
  Loans (1) (3) ................................ $249,247  $19,219   7.71%   $279,180  $23,410    8.39%   $318,674  $30,126    9.45%
  Securities:
   Taxable .....................................   77,266    5,357   6.93      87,176    5,678    6.51      91,935    6,059    6.59
   Tax exempt ..................................      612       44   7.19       1,834      133    7.25       2,509      189    7.53
  Cash balances in other banks .................        -        -      -           -        -       -       3,558      207    5.82
  Funds sold ...................................   22,705      666   2.93       9,758      399    4.09      26,037    1,532    5.88
  Trading account securities ...................      778       40   5.14         284       15    5.28       1,097       67    6.11
                                                 --------  -------           --------  -------            --------  -------
      Total earning assets (2) .................  350,608   25,326   7.22     378,232   29,635    7.84     443,810   38,180    8.60
                                                 --------  -------           --------  -------            --------  -------
Cash and due from banks ........................   17,015                      16,396                       18,041
Premises and equipment .........................    6,692                       6,749                        8,013
Other assets ...................................    8,333                       7,183                        7,956
Allowance for loan losses ......................   (6,255)                     (6,043)                      (5,290)
                                                 --------                    --------                     --------
       Total assets ............................ $376,393                    $402,517                     $472,530
                                                 ========                    ========                     ========

LIABILITIES:
Interest-bearing liabilities:
  Interest-bearing transaction accounts ........  $35,848      951   2.65     $34,508      949    2.75     $36,427    1,127    3.09
  Savings deposits .............................  142,041    4,407   3.10     133,209    4,723    3.55     129,747    5,483    4.23
  Time deposits ................................   86,769    3,682   4.24     104,916    4,724    4.50     160,916    9,604    5.97
  Funds purchased ..............................   19,949      550   2.76      27,893    1,111    3.98      35,921    2,143    5.97
  Other short-term borrowings ..................   10,067      400   3.97      10,028      503    5.02      12,994      732    5.63
  Long-term debt ...............................    1,123       82   7.30       1,017       83    8.16         882       83    9.41
                                                 --------  -------           --------  -------            --------  -------
       Total interest-bearing liabilities ......  295,797   10,072   3.41     311,571   12,093    3.88     376,887   19,172    5.09
                                                 --------  -------   ----    --------  -------    ----    --------  -------    ----
Demand deposits ................................   53,864                      57,267                       58,614
Accrued interest and other liabilities .........    3,835                       7,956                        9,086
Stockholders' equity ...........................   22,897                      25,723                       27,943
    Total liabilities and stockholders'          --------                    --------                     --------
       equity .................................. $376,393                    $402,517                     $472,530
                                                 ========                    ========                     ========

Net interest spread ............................                     3.81%                        3.96%                        3.51%
                                                                     ====                         ====                         ====
Net interest income/margin on
  a taxable equivalent basis ...................            15,254   4.35%              17,542    4.64%              19,008    4.28%
                                                                     ====                         ====                         ====
Tax equivalent adjustment (2)...................               252                         291                          213
                                                           -------                     -------                      -------
Net interest income/margin .....................           $15,002   4.28%             $17,251    4.56%             $18,795    4.23%
                                                           =======   ====              =======    ====              =======    ====


---------------
(1) Average loans include nonaccrual loans and are net of unearned income. All loans and deposits are domestic.
(2) Taxable equivalent adjustments have been based on an assumed rate of 34 percent and do not give effect to the disallowance for federal income tax purposes of interest expense related to certain tax exempt assets.
(3) Fees in the amount of $577,000, $674,000 and $760,000 are included in interest and fees on loans for the 1993, 1994 and 1995, respectively.

        Analysis of Changes in Net Interest Income

        The following table sets forth for FIRSTBANC, on a taxable equivalent basis, the effect which the varying levels of earnings assets and interest-bearing liabilities and the applicable rates had on changes in net interest income for the 1996 period, compared to the 1995 period. In the following table, changes not solely attributable to volume or rate have been allocated on a pro rata basis to volume and rate.



                  ANALYSIS OF CHANGES IN NET INTEREST INCOME
                            (Amounts in thousands)

                                                                   JUNE 30,
                                                           --------------------------
                                                            1996 COMPARED TO 1995
                                                                VARIANCE DUE TO
                                                           --------------------------
                                                           VOLUME   YIELD/RATE   TOTAL
                                                           ------   ----------   -----
EARNING ASSETS:
Loans ................................................        $67       $44      $ 111
Securities:
  Taxable ............................................        (43)      (18)       (61)
  Tax exempt .........................................         20         1         21
Funds sold ...........................................         12        (2)        10
                                                              ---       ---      -----

     Total interest income ...........................         56        25         81

INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts ................          2        (3)        (1)
Savings and money market deposits ....................        (10)      (12)       (22)
Time deposits ........................................         37        25         62
Other short-term borrowings ..........................         (3)        1         (2)
Long-term debt .......................................         (4)       (2)        (6)
                                                              ---       ---      -----

     Total interest expense ..........................         22         9         31
                                                              ---       ---      -----
     Net interest income on  a taxable
       equivalent basis ..............................        $34       $16         50
                                                              ---       ---
Taxable equivalent adjustment ........................                              (7)
                                                                                 -----
Net interest income ..................................                           $  43
                                                                                 =====

      The following table sets forth for FIRSTBANC, on a taxable equivalent basis, the effect which the varying levels of earnings assets and interest-bearing liabilities and the applicable rates had on changes in net interest income from 1993 to 1994 and 1994 to 1995. In the following table, changes not solely attributable to volume or rate have been allocated on a pro rata basis to volume and rate.


                   ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                     --------------------------------------------------------------
                                                         1994 COMPARED TO 1993           1995 COMPARED TO 1994
                                                             VARIANCE DUE TO                 VARIANCE DUE TO
                                                     --------------------------------------------------------------
                                                     VOLUME    YIELD/RATE    TOTAL     VOLUME  YIELD/RATE   TOTAL
                                                     ------    ----------    -----     ------  ----------   -------
EARNING ASSETS:
Loans ........................................       $ 164       $(48)       $116       $105      $ 82        $187
Securities:
  Taxable ....................................         (32)       (26)        (58)      (106)        7         (99)
  Tax exempt .................................          89          -          89         44         6          50
Funds sold ...................................         (34)        21         (13)        10        27          37
                                                     -----       ----        ----       ----      ----        ----
     Total interest income ...................         187        (53)        134         53       122         175

INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts ........           7         (4)          3          5         4           9
Savings and money market deposits ............          16        (15)          1         (9)       (2)        (11)
Time deposits ................................         (13)       (15)        (28)        26       153         179
Other short-term borrowings ..................           -          3           3          2         5           7
Long-term debt ...............................          (7)         9           2         (9)       11           2
                                                     -----       ----        ----       ----      ----        ----
     Total interest expense ..................           3        (22)        (19)        15       171         186
                                                     -----       ----        ----       ----      ----        ----
     Net interest income on  a taxable
       equivalent basis ......................       $ 184       $(31)        153       $ 38      $(49)        (11)
                                                     =====       ====        ====       ====      ====        ====
Taxable equivalent adjustment ................                                (30)                             (16)
                                                                             ----                             ----
Net interest income ..........................                               $123                             $(27)
                                                                             ====                             ====

     The following table sets forth, on a taxable equivalent basis, the effect which the varying levels of earnings assets and interest-bearing liabilities and the applicable rates had on changes in pro forma net interest income from 1993 to 1994 and 1994 to 1995.

              PRO FORMA ANALYSIS OF CHANGES IN NET INTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                         DECEMBER 31,
                                                ----------------------------------------------------------------
                                                    1994 COMPARED TO 1993            1995 COMPARED TO 1994
                                                        VARIANCE DUE TO                  VARIANCE DUE TO
                                                ----------------------------------------------------------------
                                                VOLUME    YIELD/RATE     TOTAL     VOLUME   YIELD/RATE     TOTAL
                                                ------    ----------     -----     ------   ----------     -----
EARNING ASSETS:
Loans ........................................  $2,414      $1,777      $4,191     $3,519     $3,197      $6,716
Securities:
  Taxable ....................................     663        (342)        321        320         61         381
  Tax exempt .................................      89           -          89         50          6          56
Cash balances in other banks .................       -           -           -        207          -         207
Funds sold ...................................    (467)        200        (267)       896        237       1,133
Trading account securities ...................     (26)          1         (25)        50          2          52
                                                ------      ------      ------     ------     ------      ------
     Total interest income ...................   2,673       1,636       4,309      5,042      3,503       8,545

INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts ........     (32)         30          (2)        55        123         178
Savings and money market deposits ............    (298)        614         316       (122)       882         760
Time deposits ................................     817         225       1,042      3,075      1,805       4,880
Funds purchased ..............................     266         295         561        377        655       1,032
Other short-term borrowings ..................      (2)        105         103        162         67         229
Long-term debt ...............................      (7)          8           1        (12)        12           -
                                                ------      ------      ------     ------     ------      ------
     Total interest expense ..................     744       1,277       2,021      3,535      3,544       7,079
                                                ------      ------      ------     ------     ------      ------
     Net interest income on  a taxable
       equivalent basis ......................  $1,929      $  359       2,288     $1,507     $ (41)      1,466
                                                ======      ======                 ======     =====
Taxable equivalent adjustment ................                             (39)                               78
                                                                        ------                            ------
Net interest income ..........................                          $2,249                            $1,544
                                                                        ======                            ======


INTEREST SENSITIVITY

     FIRSTBANC monitors and manages the repricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by FIRSTBANC is the measurement of FIRSTBANC's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time intervals helps to hedge the risk and minimize the impact of rising or falling interest rates on the net interest income.

     FIRSTBANC evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to decrease interest sensitivity risk. FIRSTBANC uses computer simulations to measure the net income effect of various interest scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

         Interest Rate Sensitivity at December 31, 1995

         The following table illustrates FIRSTBANC's interest rate sensitivity at December 31, 1995, assuming that relevant assets and liabilities are collected and paid, respectively, in accordance with their stated maturities.

                         INTEREST SENSITIVITY ANALYSIS
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                                                  DECEMBER 31, 1995
                                                    -----------------------------------------------------------------------------
                                                                  AFTER ONE   AFTER THREE
                                                                   THROUGH      THROUGH
                                                    WITHIN ONE      THREE        TWELVE     WITHIN ONE   GREATER THAN
                                                      MONTH         MONTHS       MONTHS        YEAR        ONE YEAR        TOTAL
                                                    ----------    ---------   -----------   ----------   ------------     -------
ASSETS:
Earning assets:
   Loans (1) ....................................    $ 4,301        $ 2,620     $ 3,399       $10,320       $ 8,820       $19,140
   Securities  ..................................        500            250       2,350         3,100         7,050        10,150
   Funds sold ...................................        500              0           0           500             0           500
                                                     -------        -------     -------       -------       -------       -------
        Total earning assets ....................      5,301          2,870       5,749        13,920        15,870        29,790

LIABILITIES:
Interest-bearing liabilities:
   Interest-bearing deposits:
       Demand deposits ..........................      5,551              0           0         5,551             0         5,551
       Savings deposits .........................      6,834              0           0         6,834             0         6,834
       Time deposits (2) ........................      1,148          2,792       5,957         9,897         1,827        11,724
    Short-term borrowings (3) ...................          9              0           0             9             0             9
    Long-term debt ..............................          0             20          60            80           417           497
                                                     -------        -------     -------       -------       -------       -------
       Total interest-bearing liabilities .......     13,542          2,812       6,017        22,371         2,244        24,615
                                                     -------        -------     -------       -------       -------       -------

Period gap ......................................    $(8,241)       $    58     $  (268)      $(8,451)      $13,626
                                                     =======        =======     =======       =======       =======

Cumulative gap ..................................    $(8,241)       $(8,183)    $(8,451)      $(8,451)      $ 5,175       $ 5,175
                                                     =======        =======     =======       =======       =======       =======
Ratio of cumulative gap to total
  earning assets ................................     (27.66)%       (27.47)%    (28.37)%      (28.37)%       17.37%

____________________________
(1)  Excludes nonaccrual loans of $2,000.
(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
(3)  Includes treasury tax and loan account of $9,000.

      Conclusion

     FIRSTBANC generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability-sensitive. FIRSTBANC is liability sensitive over the one month, three through twelve month and one year time frames. However, FIRSTBANC's gap analysis is not a precise indicator of of its interest-sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but these rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of FIRSTBANC's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

     The following table illustrates, on a pro forma basis, giving effect to the Merger as if it occurred on December 31, 1995, ANB's interest rate sensitivity at December 31, 1995.

                   PRO FORMA INTEREST SENSITIVITY ANALYSIS
                    (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                                                    DECEMBER 31, 1995
                                                    -------------------------------------------------------------------------------
                                                                  AFTER ONE  AFTER THREE
                                                                   THROUGH     THROUGH
                                                    WITHIN ONE      THREE       TWELVE       WITHIN ONE   GREATER THAN
                                                      MONTH         MONTHS      MONTHS          YEAR        ONE YEAR        TOTAL
                                                    ----------    ---------  -----------     ----------   ------------    ---------
ASSETS:
Earning assets:
   Loans (1) ....................................    $256,564      $ 47,635    $  82,439      $ 386,638     $165,236      $ 551,874
   Securities (2)................................      14,165        10,621        8,826         33,612      120,729        154,341
   Interest-bearing deposits in
    other banks..................................      11,168             -            -         11,168            -         11,168
   Funds sold ...................................      37,820             -            -         37,820            -         37,820
                                                     --------      --------    ---------      ---------     --------      ---------
        Total earning assets ....................     319,717        58,256       91,265        469,238      285,965        755,203

LIABILITIES:
Interest-bearing liabilities:
   Interest-bearing deposits:
       Demand deposits ..........................     105,524             -            -        105,524            -        105,524
       Savings deposits .........................     181,031             -            -        181,031            -        181,031
       Time deposits (3) ........................      36,835        50,436      128,741        216,012       61,586        277,598
    Funds purchased..............................      58,921             -            -         58,921            -         58,921
    Short-term borrowings (4)....................      23,721             -            -         23,721            -         23,721
    Long-term debt ..............................           1            22           69             92          729            821
                                                     --------      --------    ---------      ---------     --------      ---------
       Total interest-bearing liabilities .......     406,033        50,458      128,810        585,301       62,315        647,616
                                                     --------      --------    ---------      ---------     --------      ---------

Period gap ......................................    $(86,316)     $  7,798    $ (37,545)     $(116,063)    $223,650
                                                     ========      ========    =========      =========     ========

Cumulative gap ..................................    $(86,316)     $(78,518)   $(116,063)     $(116,063)    $107,587      $ 107,587
                                                     ========      ========    =========      =========     ========      =========
Ratio of cumulative gap to total
  earning assets ................................      (11.43)%      (10.40)%     (15.37)%       (15.37)%      14.25%

__________________________
(1)  Excludes nonaccrual loans of $1,245,00.
(2)  Excludes investment equity securities of $3,925,000.
(3) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
(4)  Includes treasury tax and loan account of $2,441,000.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     FIRSTBANC has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. On a quarterly basis, FIRSTBANC's independent external auditor performs a loan review. Also, a "classified" loan listing is prepared and the Board of Directors approves the appropriate level of the allowance for loan losses based on the results of the external loan review, internal monitoring and analysis of economic conditions in the market. Management's judgment as to the adequacy of the allowance for loan losses is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The adequacy of the allowance for loan losses and the effectiveness of FIRSTBANC's monitoring and analysis systems is also reviewed by banking regulators.

     Analysis of Allowance for Loan Losses

     The following table summarizes certain information with respect to FIRSTBANC's allowance for loan losses and the composition of charge-offs and recoveries for each of the last three years and the 1996 period.

                          ALLOWANCE FOR LOAN LOSSES
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                                            Six months
                                                                            Year ended December 31,       Ended June 30,
                                                                     -----------------------------------  --------------
                                                                      1993           1994         1995         1996
                                                                     -------        -------      -------  --------------
Total loans outstanding at end of period, net
  of unearned income ..................................              $15,797        $18,415      $19,142      $20,241
                                                                     =======        =======      =======      =======
Average amount of loans outstanding, net
  of unearned income ..................................              $15,320        $16,999      $18,060      $19,488
                                                                     =======        =======      =======      =======
Allowance for loan losses at
  beginning of period .................................              $   212        $   212      $   252      $   269

Charge-offs:
  Commercial, financial and agricultural ..............                   60              -            -            -
  Real estate - mortgage ..............................                   68              5            -            -
  Consumer ............................................                    5              6            3            7
                                                                     -------        -------      -------      -------
       Total charge-offs ..............................                  133             11            3            7
                                                                     -------        -------      -------      -------
Recoveries:
  Commercial, financial and agricultural ..............                    7              1            -            -
  Real estate - mortgage ..............................                    4              -            -            2
  Consumer ............................................                    -              1            3            2
                                                                     -------        -------      -------      -------
       Total recoveries ...............................                   11              2            3            4
                                                                     -------        -------      -------      -------
       Net charge-offs (recoveries) ...................                  122              9            -            3
Provision for (benefit of) loan losses ................                  122             49           17            9
                                                                     -------        -------      -------      -------
Allowance for loan losses at
  period-end ..........................................              $   212        $   252      $   269      $   275
                                                                     =======        =======      =======      =======

Allowance for loan losses to period-end loans .........                 1.34%          1.37%        1.41%        1.36%
Net charge-offs (recoveries) to average loans (1)......                  .80            .05          .00          .03

_________________
(1)  Percentage for the six months ended June 30, 1996 is annualized.

   Additions to the allowance for loan losses, which are expensed as the provision for loan losses on FIRSTBANC'S income statement, are made periodically to maintain the allowance for loan losses at an appropriate level based on management's analysis of potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance for loan losses. The amount of the provision is a function of the levels of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loans actually charged against the allowance for loan losses during a given period and current and anticipated economic conditions. The provision for loan losses was $9,000 for the 1996 period, compared to $8,000 for the 1995 period. The allowance for loan losses as a percentage of outstanding loans, net of unearned discount, was 1.36% at June 30, 1996 and 1.41% at December 31, 1995.

     The provision for loan losses was $17,000 in 1995, compared to $49,000 in 1994. The decrease in the provision was the result of management's assessment that, along with the improved economy, loan loss experience, as reflected by no net charge-offs in 1995 and asset quality, as reflected by the decrease in the ratio of nonperforming assets to period-end loans from, .85% in 1994 to .34% in 1995, asset quality had improved sufficiently to allow a reduction in the provision.

     The loan portfolio is periodically reviewed to evaluate the outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. This analysis includes a review of delinquency trends, actual losses and internal credit ratings. Based on this analysis, management considers the allowance for loan losses at June 30, 1996 to be adequate to cover possible loan losses in the portfolio as of that date. However, because of the inherent uncertainty of assumptions made during the evaluation process, them can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations to the allowance will not be required.

     Allocation of Allowance

     FIRSTBANC historically has not allocated the allowance for loan losses by loan categories. Real estate loans, including construction loans, constitute the largest single category of loans, representing approximately 55% of the loan portfolio at December 31, 1995. Real estate loans historically have had low rates of loss.

     Consumer loans are the second largest category of loans at December 31, 1995. This category also has a low historical loss rate.

    Commercial, financial and agricultural loans account for approximately 22% of the portfolio at December 31, 1995. This category has the highest loss rate of all categories.

     The table below presents certain information with respect to ANB's pro forma allowance for loan losses and the composition of charge-offs and recoveries for each of the last three years and the 1996 period.

                      PRO FORMA ALLOWANCE FOR LOAN LOSSES
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                                    Six months
                                                                 Year ended December 31,          Ended June 30,
                                                             ---------------------------------------------------
                                                               1993        1994           1995           1996
                                                             --------    --------       --------       --------
Total loans outstanding at end of period, net
  of unearned income .................................       $265,965    $301,876       $553,119       $569,379
                                                             ========    ========       ========       ========

Average amount of loans outstanding, net
  of unearned income .................................       $249,247    $279,180       $318,674       $555,003
                                                             ========    ========       ========       ========

Allowance for loan losses at
  beginning of period ................................       $  6,214    $  6,268       $  5,261       $  8,909

Charge-offs:
  Commercial, financial and agricultural .............            498       2,924          1,073            477
  Real estate - mortgage .............................            849         225            221             66
  Consumer ...........................................             99         104            132            194
                                                             --------    --------       --------       --------
       Total charge-offs .............................          1,446       3,253          1,426            737
                                                             --------    --------       --------       --------
Recoveries:
  Commercial, financial and agricultural .............          1,408         429          1,014            557
  Real estate - mortgage .............................            446         119            289             58
  Consumer ...........................................            166         192            238             90
                                                             --------    --------       --------       --------
       Total recoveries ..............................          2,020         740          1,541            705
                                                             --------    --------       --------       --------
        Net charge-offs (recoveries) .................           (574)      2,513           (115)            32
Provision for (benefit of) loan losses ...............           (520)      1,279            409            209
Changes incident to acquisitions .....................              -         227          3,124              -
                                                             --------    --------       --------       --------

Allowance for loan losses at
  period-end .........................................       $  6,268    $  5,261       $  8,909       $  9,086
                                                             ========    ========       ========       ========

Allowance for loan losses to period-end loans ........           2.36%       1.74%          1.61%          1.60%
Net charge-offs (recoveries) to average loans (1).....           (.23)        .90           (.04)           .01

-------------
(1)  Percentage for the six months ended June 30, 1996 is annualized.

NONPERFORMING ASSETS

         Nonperforming assets are comprised of loans accounted for on a nonaccrual basis, loans past due 90 days or more and still accruing and loans in which the terms have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. The following table presents FIRSTBANC's nonperforming assets for the dates indicated.


                              NONPERFORMING ASSETS
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                                             At
                                                                             At December 31,               June 30,
                                                                   -----------------------------------   -----------
                                                                    1993          1994          1995         1996
                                                                   ------        ------        -------   -----------
Nonaccrual loans ........................................          $  164        $     -       $     2     $      -
Restructured loans ......................................             148            156            58           54
Loans past due 90 days or more and still accruing .......               -              -             5            -
                                                                   ------        -------       -------     --------

  Total nonperforming loans .............................             312            156            65           54

Other real estate owned .................................               -              -             -            -
                                                                   ------        -------       -------     --------

  Total nonperforming assets ............................          $  312        $   156       $    65     $     54
                                                                   ======        =======       =======     ========

Allowance for loan losses to period-end loans ...........            1.34%          1.37%         1.41%        1.36%

Allowance for loan losses to period-end
  nonperforming loans ...................................           67.95         161.54        413.85       509.26

Allowance for loan losses to period-end
  nonperforming assets ..................................           67.95         161.54        413.85        59.26

Net losses to average loans (1) .........................             .80            .05           .00          .03

Nonperforming assets to period-end loans
  and foreclosed property ...............................            1.98           0.85          0.34         0.27

Nonperforming loans to period-end loans .................            1.98           0.85          0.34         0.27

----------------
(1) Percentage for the six months ended June 30, 1996 is annualized.

    At June 30, 1996, nonperforming assets totaled $54,000, a decrease of $11,000 from December 31, 1995. Nonperforming assets as a percentage of loans were .27% at June 30, 1996, a decrease from .34% at December 31, 1995. The allowance for loan losses as a percentage of total loans was 1.36% at June 30, 1996 and 1.41% at December 31, 1995.

     Total nonperforming assets decreased $91,000 from year end 1994 to year end 1995. The principal reason for this decrease was a decrease in restructured loans. Nonperforming loans were .34% of total loans at December 31, 1995 compared to .85% a year earlier. The allowance for loan losses to period-end nonperforming assets was 413.85% at December 31, 1995, compared to 161.54% at December 31, 1994. Effective January 1, 1995, FIRSTBANC adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The adoption of these statements did not have a material impact on FIRSTBANC's nonperforming assets or comparability of classification of nonperforming assets.

    Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on nonaccrual status when it becomes 90 days or more past due. When a loan is placed on nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be a actual writedown or charge-off of the principal balance of the loan which would possibly necessitate additional charges to earnings. For the years 1993 and 1994, respectively, approximately $17,000 and $2,000 in additional interest income would have been recognized into earnings if FIRSTBANC's nonaccrual loans had been current in accordance with their original terms. No interest on nonaccrual loans was actually included in FIRSTBANC's net income during 1993, 1994 or 1995.

     Potential Problem Loans

     A potential problem loan is one management has serious doubts as to the borrower's future performance under the terms of the loan contract. At June 30, 1996, FIRSTBANC had no such loans.

     The following table presents, on a pro forma basis, giving effect to the Merger, ANB's nonperforming assets as of the dates indicated.

                         PRO FORMA NONPERFORMING ASSETS
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                                             At
                                                                        At December 31,                   June 30,
                                                              ------------------------------------      -----------
                                                                1993         1994           1995            1996
                                                              -------       -------        -------      -----------
Nonaccrual loans ........................................     $ 1,465       $ 1,304        $ 1,245         $ 1,528
Restructured loans ......................................       1,549           297            949             895
Loans past due 90 days or more and still accruing .......           -             -            126               -
                                                              -------       -------        -------         -------

  Total nonperforming loans .............................       3,014         1,601          2,320           2,423

Other real estate owned .................................         919           402            625             380
                                                              -------       -------        -------         -------

  Total nonperforming assets ............................     $ 3,933       $ 2,003        $ 2,945         $ 2,803
                                                              =======       =======        =======         =======

Allowance for loan losses to period-end loans ...........        2.36%         1.74%          1.61%           1.60%

Allowance for loan losses to period-end
  nonperforming loans ...................................      207.96        328.61         384.01          374.99

Allowance for loan losses to period-end
  nonperforming assets ..................................      158.37        262.66         302.51          324.15

Net losses (recoveries) to average loans (1) ............        (.23)          .90           (.04)            .01

Nonperforming assets to period-end loans
  and foreclosed property ...............................        1.47           .66            .53             .49

Nonperforming loans to period-end loans .................        1.13           .53            .42             .43
----------------

(1) Percentage for the six months ended June 30, 1996 is annualized.

NONINTEREST INCOME AND EXPENSE

         Noninterest Income

         Noninterest income for the 1996 period was $184,000, compared to $158,000 for the same period in 1995, an increase of 16.5%. Service charges on deposits increased $18,000 to $159,000 for the 1996 period. Other noninterest income was $25,000 for the 1996 period, compared to $17,000 for the 1995 period.

         Service charges on deposits for 1995 totaled $317,000, an $8,900 increase over 1994. Securities gains were $3,000 in 1995, compared to a $10,000 loss in 1994. Other noninterest income decreased $1,000 to $19,000 from 1994 to 1995.

         The following table sets forth, for the periods indicated, the principal components of noninterest income.


                               NONINTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                                       Six months
                                                                                  --------------------
                                                        Year ended December 31,       Ended June30,
                                                        -----------------------   --------------------
                                                           1994        1995          1995        1996
                                                          ------      ------        ------      ------
Service charges on deposit accounts ...............       $ 309       $ 317         $ 141       $ 159
Securities gains (losses) .........................         (10)          3             -           -
Other .............................................          20          19            17          25
                                                          -----       -----         -----       -----

  Total noninterest income ........................       $ 319       $ 339         $ 158       $ 184
                                                          =====       =====         =====       =====

         The following table sets forth, on a pro forma basis, for the periods indicated, the principal components of noninterest income.

                          PRO FORMA NONINTEREST INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                                       Six months
                                                                                  --------------------
                                                        Year ended December 31,       Ended June30,
                                                        -----------------------   --------------------
                                                           1994        1995          1995        1996
                                                          ------      ------        ------      ------
Service charges on deposit accounts ...............       $1,528      $1,681        $  830      $1,845
Investment services income ........................          975       3,934           655       4,141
Trust fees ........................................        1,128       1,320           576         710
Securities gains (losses) .........................          (17)          3             0          34
Gain on sale of assets ............................          525         371           160         323
Other .............................................          386         433           187       1,066
                                                          ------      ------        ------      ------

  Total noninterest income ........................       $4,525      $7,742        $2,408      $8,119
                                                          ======      ======        ======      ======

         Noninterest Expense

         Noninterest expense for the 1996 period was $661,000, compared to $619,000 for the 1995 period, an increase of 6.8%. Salaries and employee benefits were $355,000 for the 1996 period, compared to $316,000 for the 1995 period, an increase of 12.3%. Occupancy expense decreased to $57,000 for the 1996 period, compared to $58,000 for the 1995 period. Other noninterest expense increased to $249,000 for the 1996 period, compared to $245,000 for the 1995 period.

         Salaries and employee benefits increased $34,000, or 5.6% from 1994 to 1995. Occupancy expense increased $13,000 to $129,000 for 1995 as compared to $116,000 in 1994. Other noninterest expense decreased $42,000 from 1994 to 1995. The reduction in premium paid to the Federal Deposit Insurance Corporation was a major factor in this reduction.

         The following table sets forth, for the periods indicated, the principal components of noninterest expense.


                              NONINTEREST EXPENSE
                             (AMOUNTS IN THOUSANDS)

                                                                                       Six months
                                                                                  --------------------
                                                        Year ended December 31,       Ended June30,
                                                        -----------------------   --------------------
                                                           1994        1995          1995        1996
                                                          ------      ------        ------      ------
Salaries and employee benefits ....................       $  607      $  641        $  316      $  355
Net occupancy expense .............................          116         129            58          57
Furniture and equipment expense ...................           76          76            36          44
Supplies and printing .............................           59          64            33          31
Advertising .......................................           11          14             7           8
Banking assessments ...............................           65          35            37           4
Directors fees ....................................           42          54            23          31
Data processing expenses ..........................           76          82            39          47
Other .............................................          198         160            70          84
                                                          ------      ------        ------      ------

  Total noninterest expense .......................       $1,250      $1,255        $  619      $  661
                                                          ======      ======        ======      ======

         The following table set forth, on a pro forma basis, for the periods indicated, the primary components of noninterest expense.

                         PRO FORMA NONINTEREST EXPENSE
                             (AMOUNTS IN THOUSANDS)

                                                                                       Six months
                                                                                  --------------------
                                                        Year ended December 31,       Ended June30,
                                                        -----------------------   --------------------
                                                           1994        1995          1995        1996
                                                          ------      ------        ------      ------
Salaries and employee benefits ......................     $ 8,172     $11,337       $4,425      $11,048
Net occupancy expense ...............................       1,632       1,979          877        1,292
Furniture and equipment expense .....................         942         818          471          864
Amortization of intangibles .........................         118         118           59          134
Travel, meetings, seminars and entertainment ........         201         434          196          179
Advertising .........................................         336         594          157          294
Banking assessments .................................         876         500          436          200
Professional fees ...................................         422       1,396          440          808
Onter non-credit losses .............................          36       1,219            0            0
Other ...............................................       1,512       2,503          983        3,326
                                                          -------     -------       ------      -------

  Total noninterest expense .........................     $14,247     $20,898       $8,044      $18,145
                                                          =======     =======       ======      =======

         Income tax expense for FIRSTBANC was $90,000 for the 1996 period, compared to $91,000 for the 1995 period and the effective tax rates were 29.13% and 32.16%, respectively. The effective tax rates for 1995 and 1994 were 27.22% and 33.55%, respectively. The lower effective tax rate for 1995 resulted from increased tax-free income.

EARNING ASSETS

         Loans

         Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with higher yields are the inherent credit and liquidity risks which management attempts to control and counter-balance. On June 30, 1996, loans, net of unearned discount were $20.2 million, or 57.6%, of total assets compared to $19.1 million, or 57.7% of total assets at December 31, 1995.

         Loans averaged $17.0 million in 1994, compared to $18.1 million in 1995, an increase of $1.1 million. At December 31, 1995, total loans, net of unearned discount were $19.1 million, compared to $18.4 million at year end 1994. During 1995, the commercial, financial and agricultural, real estate-construction and consumer categories grew while real estate-residential and real estate-commercial categories were down slightly. The following table shows the composition of the loan portfolio by category at the dates indicated.


                         COMPOSITION OF LOAN PORTFOLIO
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                  December 31,
                                             --------------------------------------------------------------------------------------
                                                     1993                             1994                           1995
                                             ----------------------------     -----------------------    --------------------------
                                                                Percent                     Percent                       Percent
                                              Amount            of Total       Amount       of Total      Amount          of Total
                                             --------          ----------     --------     ----------    --------        ----------
Commercial, financial and
  agricultural .......................       $ 3,305             20.92%       $ 3,399         18.46%      $ 4,218           22.04%
Real estate:
  Construction .......................         1,083              6.86          1,933         10.50         2,033           10.62
  Mortgage - residential .............         3,662             23.18          4,781         25.96         4,513           23.58
  Mortgage - commercial ..............         4,522             28.62          4,219         22.91         3,967           20.72
  Mortgage - other ...................            54              0.34            108          0.59           129            0.67
Consumer .............................         3,154             19.97          3,941         21.40         4,258           22.24
Other ................................            17               .11             34           .18            24             .13
                                             -------            ------        -------        ------       -------          ------

  Total gross loans ..................        15,797            100.00%        18,415        100.00%       19,142          100.00%
                                                                ======                       ======                        ======
Unearned income ......................             -                                -                           -
                                             -------                          -------                     -------
  Total loans, net of
    unearned income ..................        15,797                           18,415                      19,142
Allowance for loan losses ............          (212)                            (252)                       (269)
                                             -------                          -------                     -------
  Total net loans ....................       $15,585                          $18,163                     $18,873
                                             =======                          =======                     =======

         The following table shows the composition of the loan portfolio by category of loans, on a pro forma basis at the dates indicated.

                    PRO FORMA COMPOSITION OF LOAN PORTFOLIO
                   (Amounts in thousands, except percentages)

                                                                                  December 31,
                                             --------------------------------------------------------------------------------------
                                                     1993                             1994                           1995
                                             ----------------------------     -----------------------    --------------------------
                                                                Percent                     Percent                       Percent
                                              Amount            of Total       Amount       of Total      Amount          of Total
                                             --------          ----------     --------     ----------    --------        ----------
Commercial, financial and
  agricultural ............................. $  80,155            30.14%      $ 92,641        30.68%      $144,014        25.94%
Real estate:
  Construction .............................    14,608             5.49         23,339         7.73         36,050         6.49
  Mortgage - residential ...................    53,224            20.01         61,611        20.41        164,190        29.57
  Mortgage - commercial ....................    92,637            34.83        100,005        33.12        138,848        25.01
  Mortgage - other .........................     1,251             0.47            537         0.18          3,105         0.56
Consumer ...................................    15,811             5.95         15,368         5.09         50,252         9.05
Other ......................................     8,279             3.11          8,409         2.79         18,793         3.38
                                             ---------           ------       --------       ------       --------       ------

  Total gross loans ........................   265,965           100.01%       301,910       100.00%       555,252       100.00%
                                                                 ======                      ======                      ======
Unearned income ............................         -                             (34)                     (2,133)
                                             ---------                        --------                    --------
  Total loans, net of
    unearned income ........................   265,965                         301,876                     553,119
Allowance for loan losses ..................    (6,268)                         (5,261)                     (8,909)
                                             ---------                        --------                    --------
  Total net loans .......................... $ 259,697                         296,615                    $544,210
                                             =========                        ========                    ========

         The principal component of FIRSTBANC's loan portfolio is real estate mortgage loans. At year end 1995, this category totaled $8.6 million and represented 45% of the total loan portfolio, compared to $9.1 million, or 49.5%, of the total loan portfolio at the end of 1994.

         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in FIRSTBANC's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

         Residential mortgage loans, which are the largest single category of FIRSTBANC's loans, totaled $4.5 million at December 31, 1995, compared to $4.8 million at year end 1994, and are 23.6% and 26.0%, respectively, of the total loan portfolio at those dates. Non-residential mortgage loans, which include commercial loans and loans secured by multi-family properties and farmland, are one of the largest categories of FIRSTBANC's loans, totaled $4.0 million, or 20.7%, of the loan portfolio at December 31, 1995, compared to $4.2 million, or 22.9%, at December 31, 1994.

         Commercial, financial and agricultural loans increased $819,000, or 24.1% to $4.2 million at December 31, 1995, from $3.4 million at year end 1994.

         Consumer loans increased $317,000, or 8.0% to $4.3 million at December 31, 1995 from $3.9 million at year end 1994.

         FIRSTBANC's loan portfolio reflects the diversity of its market. FIRSTBANC loans were made to individuals or businesses in Alabama. FIRSTBANC does not engage in foreign lending.

         The repayment of loans in the loan portfolio as they mature is also a source of liquidity for FIRSTBANC. The following table set forth FIRSTBANC's loans maturing within the specific intervals at June 30, 1996.


           LOAN MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
                             (AMOUNTS IN THOUSANDS)

                                                                                    June 30, 1996
                                                        -------------------------------------------------------------------
                                                                           Over one year
                                                        One year or less   Through five        Over five years     Total
                                                                               Years
                                                        ----------------   -------------       ---------------  -----------

Commercial, financial and agricultural ............        $1,911             $2,013              $    330        $4,254
Real estate - construction ........................         1,451                  -                   140         1,591
Real estate - residential .........................         1,014              3,866                   637         5,517
Real estate - commercial ..........................           770              2,363                   891         4,024
Consumer ..........................................         1,088              3,332                   431         4,851

                                                                                               Predetermined     Floating
                                                                                                   Rates           Rates
                                                                                              ---------------  ------------
Maturing after one year but within five years ..............................................      $ 19,304        $1,270
Maturing after five years ..................................................................         1,780           649
                                                                                                  --------        ------
                                                                                                  $ 21,084        $1,919
                                                                                                  ========        ======

         The information presented in the above table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms of their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio.

         Securities

         Investment securities and securities available for sale decreased $286,000 from year end 1994 to year end 1995. Total securities averaged $10.4 million in 1995, compared to $11.5 million in 1994. During 1995, the state, county and municipal portfolio increased $317,000 while the U.S. Treasury and agencies portfolio decreased $606,000.

         The following table sets forth the book value of securities held by FIRSTBANC at the dates indicated.


                             INVESTMENT SECURITIES
                             (AMOUNTS IN THOUSANDS)

                                                                         December 31,
                                                                 ------------------------
                                                                  1994              1995
                                                                 ------            ------
U.S. Treasury ................................................   $  510            $    -
U.S. Government Agencies .....................................    5,218             3,002
State and political subdivisions .............................    2,328             2,645
Other ........................................................      100               100
                                                                 ------            ------

  Total  .....................................................   $8,156            $5,747
                                                                 ======            ======


                         AVAILABLE FOR SALE SECURITIES
                             (AMOUNTS IN THOUSANDS)

                                                                         December 31,
                                                                 ------------------------
                                                                  1994              1995
                                                                 ------            ------
U.S. Treasury ................................................   $  244            $  757
U.S. Government Agencies .....................................    1,788             3,395
Other ........................................................      248               251
                                                                 ------            ------

  Total  .....................................................   $2,280            $4,403
                                                                 ======            ======

         The following table sets forth the book value of the securities held by ANB, on a pro forma basis, giving effect to the Merger.

                        PRO FORMA INVESTMENT SECURITIES
                            (AMOUNTS IN THOUSANDS)

                                                                              December 31,
                                                                      -------------------------
                                                                         1994            1995
                                                                      ---------        --------

U.S. Treasury ...................................................     $   510           $   968
U.S. Government Agencies ........................................      39,960            49,735
State and political subdivisions ................................       2,328            10,791
Other ...........................................................         100               100
                                                                      -------           -------

  Total  ........................................................     $42,898           $61,594
                                                                      =======           =======

                    PRO FORMA AVAILABLE FOR SALE SECURITIES
                             (AMOUNTS IN THOUSANDS)

                                                                              December 31,
                                                                      -------------------------
                                                                         1994            1995
                                                                      ---------        --------

U.S. Treasury ...................................................     $ 9,931           $26,199
U.S. Government Agencies ........................................      31,574            54,633
State and political subdivisions ................................           -             7,262
Other ...........................................................       2,286             4,176
                                                                      -------           -------

  Total  ........................................................     $43,791           $92,270
                                                                      =======           =======


        The following tables show the scheduled maturities and average yields of securities held by FIRSTBANC at December 31, 1995.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                                             December 31, 1995
                                             --------------------------------------------------------------------------------------
                                                                     After one but          After five but
                                               Within one year     Within five years       Within ten years       After ten years
                                             ------------------  --------------------    --------------------  --------------------
                                             Amount   Yield (1)   Amount    Yield (1)     Amount    Yield (1)   Amount    Yield (1)
                                             ------------------  --------------------    --------------------  --------------------
U.S. Government Agencies ..................  $1,752     6.71%     $1,000      5.60%       $  250      7.13%      $  -          -%
State and political subdivisions ..........       -        -         857      7.98         1,350      7.66        438       8.48
Other .....................................     100     8.00           -         -             -         -          -          -
                                             ------     ----      ------      ----        ------      ----       ----       ----

  Total  ..................................  $1,852     6.78%     $1,857      6.70%       $1,600      7.58%      $438       8.48%
                                             ======     ====       =====      ====        ======      ====       ====       ====
------------------

(1) Computed on a tax-equivalent basis utilizing a 34% tax rate, without giving effect to the disallowance for federal income tax purposes of interest related to certain tax-exempt assets.


         SECURITIES AVAILABLE FOR SALE MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                                             December 31, 1995
                                             --------------------------------------------------------------------------------------
                                                                     After one but          After five but
                                               Within one year     Within five years       Within ten years       After ten years
                                             ------------------  --------------------    --------------------  --------------------
                                             Amount   Yield (1)   Amount    Yield (1)     Amount    Yield (1)   Amount    Yield (1)
                                             ------------------  --------------------    --------------------  --------------------
U.S. Treasury .............................  $  251     5.88%     $  506      5.88%       $  -           -       $   -          -%
U.S. Government Agencies ..................       -        -       2,936      6.02         459        5.09           -          -
Other .....................................     251     6.94           -         -           -           -           -          -
                                             ------     ----      ------      ----        ----        ----       -----       ----

  Total  ..................................  $  502     6.41%     $3,442      6.00%       $459        5.09%      $   -          -
                                             ======     ====      ======      ====        ====        ====       =====       ====

------------------

(1) Computed on a tax-equivalent basis utilizing a 34% tax rate, without giving effect to the disallowance for federal income tax purposes of interest related to certain tax-exempt assets.

        The following tables show the scheduled maturities and average yields of securities held by ANB, on a pro forma basis, giving effect to the Merger.

        PRO FORMA INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                                             December 31, 1995
                                             --------------------------------------------------------------------------------------
                                                                     After one but          After five but
                                               Within one year     Within five years       Within ten years       After ten years
                                             ------------------  --------------------    --------------------  --------------------
                                             Amount   Yield (1)   Amount    Yield (1)     Amount    Yield (1)   Amount    Yield (1)
                                             ------------------  --------------------    --------------------  --------------------
U.S. Treasury .............................  $  715     5.86%     $   253     6.01%       $     -        -       $     -        -
U.S. Government Agencies ..................   5,004     5.68        8,927     6.16          7,561     6.43        28,243     6.67
State and political subdivisions ..........       -        -        1,325     7.28          8,193     8.15         1,273     9.21
Other .....................................     100     8.00            -        -              -        -             -        -
                                             ------     ----      -------     ----        -------     ----       -------     ----

  Total  ..................................  $5,819     5.74%     $10,505     6.30%       $15,754     7.32%      $29,516     6.78%
                                             ======     ====      =======     ====        =======     ====       =======     ====

------------------

(1) Computed on a tax-equivalent basis utilizing a 34% tax rate, without giving effect to the disallowance for federal income tax purposes of interest related to certain tax-exempt assets.


    PRO FORMA SECURITIES AVAILABLE FOR SALE MATURITY DISTRIBUTION AND YIELDS
                     (AMOUNTS IN THOUSANDS, EXCEPT YIELDS)

                                                                             December 31, 1995
                                             --------------------------------------------------------------------------------------
                                                                     After one but          After five but
                                               Within one year     Within five years       Within ten years       After ten years
                                             ------------------  --------------------    --------------------  --------------------
                                             Amount   Yield (1)   Amount    Yield (1)     Amount    Yield (1)   Amount    Yield (1)
                                             ------------------  --------------------    --------------------  --------------------

U.S. Treasury .............................  $22,282    5.28%     $ 3,405     5.49%       $  512      7.46%      $     -       -
U.S. Government Agencies ..................    1,294    6.70       13,618     6.29           544      5.60        39,177    7.24
State and political subdivisions ..........      337    8.50        5,882     8.36           560      8.10           483    8.67
Other .....................................      251    6.94            -        -             -         -             -       -
                                             -------    ----      -------     ----        ------      ----       -------    ----

  Total (2) ...............................  $24,164    5.42%     $22,905     6.70%       $1,616      7.06%      $39,660    7.26%
                                             =======    ====      =======     ====        ======      ====       =======    ====

------------------

(1) Computed on a tax-equivalent basis utilizing a 34% tax rate, without giving effect to the disallowance for federal income tax purposes of interest related to certain tax-exempt assets.
(2) Excludes $3,925,000 in investment equity securities.


        Short-term Investments

        Federal funds sold were $675,000 at June 30, 1996, compared to $500,000 at December 31, 1995.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

        Average interest-bearing liabilities increased to $25.6 million at June 30, 1996. Average interest-bearing liabilities increased to $25.1 million during 1995, from $24.8 million during 1994.

        Deposits increased $639,000, or 2.2% from December 31, 1994 to December 31, 1995. Deposits are FIRSTBANC's primary source of funding its earning assets. Non interest-bearing deposits increased $375,000 from year end 1994 to year end 1995. Interest-bearing demand deposits and savings accounts decreased $937,000 from December 31, 1994 to December 31, 1995. Certificates of deposit and other time deposits increased $1.2 million during 1995.

        The following table sets forth deposits of FIRSTBANC by category on the dates indicated.

                                    DEPOSITS
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                  December 31,
                                                    ---------------------------------------------------------------------------
                                                            1993                     1994                        1995
                                                    ---------------------     -------------------       -----------------------
                                                                 Percent                 Percent                       Percent
                                                     Amount      of Total     Amount     of Total        Amount        of Total
                                                    --------     --------    --------   ---------       --------      ---------
Demand deposit accounts ......................       $5,393       18.28%      $5,437       18.57%        $5,812          19.42%
NOW accounts .................................        5,424       18.38        5,602       19.13          5,652          18.89
Savings and money market accounts ............        8,309       28.16        7,822       26.71          6,835          22.84
Time deposits less than $100,000 .............        9,124       30.93        9,029       30.83         10,026          33.51
Time deposits of $100,000 or more ............        1,254        4.25        1,393        4.76          1,597           5.34
                                                    -------      ------      -------      ------        -------         ------

  Total deposits .............................      $29,504      100.01%     $29,283      100.00%       $29,922         100.00%
                                                    =======      ======      =======      ======        =======         ======

        The following table sets forth the deposits of ANB by category, on a pro forma basis, at the dates indicated.

                               PRO FORMA DEPOSITS
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                  December 31,
                                                    ---------------------------------------------------------------------------
                                                            1993                     1994                        1995
                                                    ---------------------     -------------------       -----------------------
                                                                 Percent                 Percent                       Percent
                                                     Amount      of Total     Amount     of Total        Amount        of Total
                                                    --------     --------    --------   ---------       --------      ---------

Demand deposit accounts ......................      $ 54,538      17.00%     $ 59,350      17.03%       $112,382         16.61%
NOW accounts .................................        39,171      12.21        35,149      10.09         105,625         15.61
Savings and money market accounts ............       134,636      41.98       125,081      35.90         181,032         26.76
Time deposits less than $100,000 .............        61,898      19.30        98,394      28.24         217,678         32.18
Time deposits of $100,000 or more ............        30,511       9.51        30,445       8.74          59,819          8.84
                                                    --------     ------      --------     ------        --------        ------

  Total deposits .............................      $320,754     100.01%     $348,419     100.00%       $676,536        100.00%
                                                    ========     ======      ========     ======        ========        ======

        Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for FIRSTBANC's loan portfolio and other earning assets. FIRSTBANC's core deposits were $28.2 million at December 31, 1995, compared to $27.9 million at year end 1994.

        Deposits, and particularly core deposits, have historically been FIRSTBANC's primary source of funding and have enabled FIRSTBANC to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be FIRSTBANC's primary source of funding in the future. FIRSTBANC's loan-to-deposit ratio was 64.0% at December 31, 1995 and 62.9% at the end of 1994, and the ratio averaged 60.2% during 1995. The maturity distribution of FIRSTBANC's time deposits over $100,000 at December 31, 1995 is shown in the following table.

              MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME
                          DEPOSITS OF $100,000 OR MORE
                             (AMOUNTS IN THOUSANDS)

                                                                                 December 31, 1995
                                                    --------------------------------------------------------------------------
                                                                   After One   After Three    After Six
                                                                   Through       Through       Through        After
                                                     Within One     Three          Six          Twelve       Twelve
                                                       Month        Months        Months        Months       Months    Total
                                                    ------------ ------------ ------------- --------------  -------- ---------
Certificates of deposit of $100,000 or more ......     $  -         $535         $402           $300          $   -   $  1,237
Other time deposits of $100,000 or more ..........      360            -            -              -              -        360
                                                       ----         ----         ----           ----          -----   --------
        Total  ...................................     $360         $535         $402           $300          $   -   $  1,597
                                                       ====         ====         ====           ====          =====   ========

        Large certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers. The broker deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, FIRSTBANC does not actively seek broker deposits.

        Borrowed Funds

        Borrowed funds include treasury tax and loan note. The treasury tax and loan note was $9,000 at December 31, 1995, compared to $657,000 at December 31, 1994. The following table sets forth, for the periods indicated, information concerning the treasury tax and loan note:

                                                                        December 31,
                                                                 ------------------------        June 30,
                                                                    1994          1995             1996
                                                                 ----------    ----------      -----------
Balance at end of period ..................................      $657,000      $ 9,000           $303,000
Average balance outstanding during the period .............       320,000      364,000            190,000
Maximum outstanding at any month's end ....................       850,000      850,000            850,000
Weighted average interest rate at period end ..............          3.73%        4.86%              4.97%
Weighted average interest rate during period ..............          3.75         5.22               6.32

        FIRSTBANC is obligated $455,000 to an independent bank at June 30, 1996. The common shares in its subsidiary Bank are pledged as security for this loan. The loan bears interest at the prime rate of the lender and is payable quarterly over the next five years. It is anticipated that the loan will be paid by ANB following the Merger.

CAPITAL RESOURCES AND LIQUIDITY MANAGEMENT

        Capital Resources

        FIRSTBANC's stockholders' equity increased $494,000 from December 31, 1994 to December 31, 1995. The change is shown in the following table:

Stockholders' equity - December 31, 1994 .....................................................   $2,105
Net income for the year ended December 31, 1995 ..............................................      425
Decrease in unrealized loss on securities available
  for sale, net of tax benefits ..............................................................       75
Dividends on preferred stock .................................................................       (6)
                                                                                                 ------

Stockholders' equity - December 31, 1995 .....................................................   $2,599
                                                                                                 ======

        FIRSTBANC's stockholder's equity increased $191,000 from December 31, 1995 to June 30, 1996, as shown below:

Stockholders' equity - December 31, 1995 .....................................................   $2,599
Net income for the six months ended June 30, 1996 ............................................      219
Increase in unrealized loss on securities available
  for sale, net of tax benefits ..............................................................      (28)
                                                                                                 ------

Stockholders' equity - June 30, 1996 .........................................................   $2,790
                                                                                                 ======

        Under the capital guidelines of their regulators, FIRSTBANC and its subsidiary Bank are currently required to maintain a minimum risk-based total capital ratio of 8% with at least 4% being Tier 1 capital. Tier 1 capital consists of common stockholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill. In addition, under the guidelines, FIRSTBANC and its subsidiary Bank must maintain a minimum Tier 1 leverage ratio of Tier 1 capital to total assets of at least 3%, but this minimum ratio is typically increased by 100 to 200 basis points for other than the highest rated institutions.

        FIRSTBANC exceeded its fully phased-in regulatory capital ratios at December 31, 1993, 1994, 1995 and at June 30, 1996, as set forth in the following table:

                              ANALYSIS OF CAPITAL
                   (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                  December 31,
                                                         -----------------------------    June 30,
                                                           1993      1994       1995       1996
                                                         --------  --------   --------   ---------
Tier 1 Capital ..................................         $ 1,846   $ 2,216    $ 2,635    $ 2,855
Tier 2 Capital ..................................             212       252        269        275
                                                          -------   -------    -------    -------

  Total qualifying capital ......................         $ 2,058   $ 2,468    $ 2,904    $ 3,130
                                                          =======   =======    =======    =======

Risk-adjusted total assets
  (including off-balance sheet
  exposures) ....................................         $19,123   $20,796    $21,646    $21,974
                                                          =======   =======    =======    =======
Tier 1 risk-based capital ratio
  (4.00% required minimum) ......................            9.65%    10.66%     12.17%     12.99%
Total risk-based capital ratio
  (8.00% required minimum) ......................           10.76     11.87      13.42      14.24
Tier 1 leverage ratio
  (4.00% required minimum) ......................            5.56      6.71       7.88       8.07

        The subsidiary Bank is required to maintain risk-based and leverage ratios similar to those for FIRSTBANC. The Bank exceeded these regulatory capital ratios at June 30, 1996, as set forth in the following table.

Tier 1 risk-based capital ratio (4.00% required minimum) .........................................................  14.77%
Total risk-based capital ratio (8.00% required minimum) ..........................................................  16.02
Tier 1 leverage ratio (4.00% required minimum) ...................................................................   9.25

        Liquidity Management

Liquidity management involves monitoring FIRSTBANC's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of an entity to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, FIRSTBANC will not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

        Increased liquidity in typical interest rate environments often involves decreasing profits by investing in earning assets with shorter maturities. Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predicable and are not subject to nearly the same degree of control.

        Assets included in FIRSTBANC's consolidated balance sheets contribute to liquidity management. Federal funds sold of $675,000 at June 30, 1996 is a primary source of liquidity. If required in short-term liquidity management, this asset could be converted to cash immediately. Cash received from repayment of investment securities and loans provide a constant source of cash that contributes to liquidity management. Long-term liquidity needs are met through FIRSTBANC's deposit base (approximately 95.0% of FIRSTBANC's deposits at December 31, 1995 are considered core deposits), and the repayment of loans and other investments as they mature. FIRSTBANC is able to manage its long-term liquidity needs by adjusting the rates it pays on longer-term deposits and the amount and mix of longer-term investments in its portfolio.

        FIRSTBANC, as a stand alone corporation, has more limited access to liquidity sources than its subsidiary Bank and depends on dividends from its subsidiary as its primary source of liquidity. FIRSTBANC's liquidity is diminished by required payments on its outstanding debt. The ability of its subsidiary Bank to pay dividends is subject to general regulatory restrictions which may, but are not expected to, have a material negative impact on the liquidity available to FIRSTBANC.

ACCOUNTING RULE CHANGES

        Accounting for Loan Impairments

        In May 1993, the FASB issued SFAS 114, and in October 1994, the FASB issued SFAS 118 which amended SFAS 114. SFAS 114 and 118 provide for the use of present value accounting to determine the reserve for possible credit losses on certain loans, including loans that have been modified as part of a troubled debt restructuring. These statements were adopted by FIRSTBANC effective January 1, 1995, resulting in no additional provision for loan losses at January 1, 1995, or during the year ended December 31, 1995.

        Accounting for Securities

        In May 1993, the FASB issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 provides for the classification of investment securities into the following three categories: trading, available-for-sale and held-to-maturity. Debt securities that an enterprise has the intent and ability to hold until maturity are classified as held-to-maturity and reported at amortized cost. Trading securities and available-for-sale securities are reported at market value with unrealized gains and losses on trading securities reported in income and unrealized gains and losses on available-for-sale securities reported as a net amount in a separate component of stockholders' equity until realized. FIRSTBANC adopted SFAS 115 on January 1, 1994. At December 31, 1995, FIRSTBANC held $4.4 million securities available-for-sale and $5.7 million securities held-to-maturity and reflected an unrealized loss after tax of $36,000 as a separate component of stockholders' equity.

        Accounting for the Impairment of Long-Lived Assets

        In March, 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 establishes standards for the identification of long-lived assets, certain identifiable intangibles and goodwill that may need to be written down because of an entity's inability to recover the assets' carrying value. FIRSTBANC adopted SFAS 121 effective January 1, 1996. The adoption of
SFAS 121 did not have a material effect on FIRSTBANC's financial statements.

        Accounting for Mortgage Servicing Rights

        In May, 1995, the FASB issued SFAS 122, "Accounting for Mortgage Servicing Rights." FIRSTBANC does not have any mortgage servicing rights. Accordingly, SFAS 122 will not have an impact on FIRSTBANC's consolidated financial statements.

IMPACT OF INFLATION

        Unlike most industrial companies, the assets and liabilities of financial institutions such as FIRSTBANC and its subsidiary are primarily monetary in nature. Therefore, interest rates have a more significant effect on FIRSTBANC's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

INDUSTRY DEVELOPMENTS

        Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. FIRSTBANC is unable at this time to assess the impact of this legislation on its financial condition or results of operations.

                ALABAMA NATIONAL BANCORPORATION AND SUBSIDIARIES
         CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

         The following summaries include (i) the condensed consolidated statement of condition of Alabama National BanCorporation (ANB) and subsidiaries as of June 30, 1996, and the related condensed consolidated statements of income on a historical basis for the six-month periods ended June 30, 1996 and 1995 and for each of the three years ended December 31, 1995, (ii) the condensed statement of condition of FIRSTBANC Holding Company, Inc. (FIRSTBANC) and subsidiaries as of June 30, 1996, and the related condensed consolidated statements of income on a historical basis for the six-month periods ended June 30, 1996 and 1995 and for each of the three years ended December 31, 1995, (iii) adjustments to give effect to the proposed pooling-of-interests with ANB and FIRSTBANC, and (iv) the pro forma combined condensed statements of condition of ANB and subsidiaries and related statements of income as if such combination had occurred on January 1, 1993.

         These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated financial statements of ANB and subsidiaries, incorporated by reference herein, and the financial statements of FIRSTBANC included elsewhere herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS." The pro forma information provided below is presented for information purposes only and may not be indicative of future results or the results which would have actually occurred if the transaction had occurred in the past or which may be obtained in the future.

                        ALABAMA NATIONAL BANCORPORATION
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                 JUNE 30, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                                                          ANB AND
                                                                                       ADJUSTMENTS       FIRSTBANC
                                                                                        INCREASE         PRO FORMA
                                                                ANB       FIRSTBANC    (DECREASE)        COMBINED
                                                            ----------    ---------    -----------       ----------
ASSETS:
 Cash and due from banks ...............................    $   32,544    $   3,062    $         -       $   35,606
 Interest-bearing deposits in other banks ..............           951            -              -              951
 Investment securities .................................        75,120        4,517              -           79,637
 Securities available for sale .........................        70,935        5,217              -           76,152
 Trading securities  ...................................         1,813            -              -            1,813
 Federal funds sold and securities purchased under
   agreements to resell ................................        26,969          675              -           27,644
 Loans, net of unearned discount and allowance
   for loan losses .....................................       540,327       19,966              -          560,293
 Property, equipment and leasehold improvements, net ...        19,334        1,324              -           20,658
 Intangible assets .....................................         7,407            -              -            7,407
 Other assets ..........................................        16,513          350              -           16,863
                                                            ----------    ---------    -----------       ----------
     Totals ............................................    $  791,913    $  35,111    $         -       $  827,024
                                                            ==========    =========    ===========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
 Deposits ..............................................    $  643,377    $  31,422    $         -       $  674,799
 Federal funds purchased and securities sold under
   agreements to repurchase ............................        42,703            -              -           42,703
 Treasury tax and loan account .........................         4,275          303              -            4,578
 Short-term borrowings .................................        32,150            -              -           32,150
 Notes payable and capital lease obligations ...........           313          455              -              768
 Accrued expenses and other liabilities ................        10,491          141              -           10,632
                                                            ----------    ---------    -----------       ----------
     Total liabilities .................................       733,309       32,321              -          765,630

 Preferred stock .......................................             -            1             (1)               -
 Common stock ..........................................         6,567            4             (4)           6,872
                                                                                               305
 Additional paid-in capital ............................        51,923        1,778           (300)          53,401
 Retained earnings .....................................         5,788        1,072              -            6,860
 Treasury stock ........................................        (5,023)           -              -           (5,023)
 Unearned restricted stock .............................          (232)           -              -             (232)
 Unrealized loss on available for sale securities,
   net of tax benefit...................................          (419)         (65)             -             (484)
                                                            ----------    ---------    -----------       ----------
     Total stockholders' equity ........................        58,604        2,790              -           61,394
                                                            ----------    ---------    -----------       ----------
     Total liabilities and stockholders' equity.........    $  791,913    $  35,111    $         -       $  827,024
                                                            ==========    =========    ===========       ==========

The following summaries include (1) the condensed statements of income of Alabama National BanCorporation and Subsidiaries on a historical basis for the six month period ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993 (2) the condensed statements of income of FIRSTBANC Holding Company, Inc. and Subsidiary on a historical basis for the six month period ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993
(3) adjustments to give effect to the completed acquisition of FIRSTBANC Holding Company, Inc. and (4) the pro forma combined condensed statements of income of Alabama National BanCorporation and Subsidiaries as if such acquisition had occurred on January 1, 1993.


                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                                          ANB AND
                                                                                       ADJUSTMENTS       FIRSTBANC
                                                                                        INCREASE         PRO FORMA
                                                                ANB       FIRSTBANC    (DECREASE)        COMBINED
                                                            ----------    ---------    -----------       ----------
Interest income .......................................     $   31,017    $   1,310    $         -       $   32,327
Interest expense ......................................         14,819          515              -           15,334
                                                            ----------    ---------    -----------       ----------
Net interest income ...................................         16,198          795              -           16,993
Provision for loan losses .............................            200            9              -              209
Noninterest income ....................................          7,935          184              -            8,119
Noninterest expense ...................................         17,484          661              -           18,145
                                                            ----------    ---------    -----------       ----------
Income before provision for income taxes ..............          6,449          309              -            6,758
Provision for income taxes ............................          2,301           90              -            2,391
                                                            ----------    ---------    -----------       ----------
Income before minority interest in earnings
  of consolidated subsidiaries ........................          4,148          219              -            4,367
Minority interest in earnings of
  consolidated subsidaires ............................             10            -              -               10
                                                            ----------    ---------    -----------       ----------
Net income ............................................     $    4,138    $     219    $         -       $    4,357
                                                            ==========    =========    ===========       ==========

Net income per common share  ..........................     $      .65                                   $      .65
                                                            ==========                                   ==========

Weighted average common shares outstanding ............          6,379                                        6,684
                                                            ==========                                   ==========

                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                                        ANB AND
                                                                                                     ADJUSTMENTS       FIRSTBANC
                                                                                                      INCREASE         PRO FORMA
                                                                              ANB       FIRSTBANC    (DECREASE)        COMBINED
                                                                          ----------    ---------    -----------       ----------
Interest income .................................................         $   35,430    $   2,537    $         -       $   37,967
Interest expense ................................................             18,152        1,020              -           19,172
                                                                          ----------    ---------    -----------       ----------
Net interest income .............................................             17,278        1,517              -           18,795
Provision for loan losses .......................................                392           17              -              409
Noninterest income ..............................................              7,403          339              -            7,742
Noninterest expense .............................................             19,643        1,255              -           20,898
                                                                          ----------    ---------    -----------       ----------
Income before provision for income taxes ........................              4,646          584              -            5,230
Provision for income taxes ......................................                195          159              -              354
                                                                          ----------    ---------    -----------       ----------
Income before minority interest in earnings
  of consolidated subsidiaries ..................................              4,451          425              -            4,876
Minority interest in earnings of
  consolidated subsidaires ......................................                650            -              -              650
                                                                          ----------    ---------    -----------       ----------
Net income ......................................................              3,801          425              -            4,226
Cash dividends on preferred stock ...............................                848            6              -              854
                                                                          ----------    ---------    -----------       ----------
Net income available for common shares ..........................         $    2,953    $     419    $         -       $    3,372
                                                                          ==========    =========    ===========       ==========

Net income per common share .....................................         $     1.15                                   $     1.17
                                                                          ==========                                   ==========

Weighted average common shares outstanding ......................              2,569                                        2,874
                                                                          ==========                                   ==========

                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     ANB AND
                                                                                  ADJUSTMENTS       FIRSTBANC
                                                                                   INCREASE         PRO FORMA
                                                           ANB       FIRSTBANC    (DECREASE)        COMBINED
                                                       ----------    ---------    -----------       ----------
Interest income ..............................         $   26,966    $   2,378    $         -       $   29,344
Interest expense .............................             11,259          834              -           12,093
                                                       ----------    ---------    -----------       ----------
Net interest income ..........................             15,707        1,544              -           17,251
Provision for loan losses ....................              1,230           49              -            1,279
Noninterest income ...........................              4,206          319              -            4,525
Noninterest expense ..........................             12,997        1,250              -           14,247
                                                       ----------    ---------    -----------       ----------
Income before provision for income taxes .....              5,686          564              -            6,250
Provision for income taxes ...................                 86          189              -              275
                                                       ----------    ---------    -----------       ----------
Income before minority interest in earnings
  of consolidated subsidiaries ...............              5,600          375              -            5,975
Minority interest in earnings of
  consolidated subsidaires ...................                750            -              -              750
                                                       ----------    ---------    -----------       ----------
Net income ...................................              4,850          375              -            5,225
Less cash dividends on preferred stock .......                715            6              -              721
                                                       ----------    ---------    -----------       ----------
Net income available for common shares                 $    4,135    $     369    $         -       $    4,504
                                                       ==========    =========    ===========       ==========

Net income per common share ..................         $     1.64                                   $     1.59
                                                       ==========                                   ==========
Weighted average common shares outstanding ...              2,529                                        2,834
                                                       ==========                                   ==========

               ALABAMA NATIONAL BANCORPORATION AND SUBSIDIARIES
        CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

        The following summaries include (i) the condensed consolidated statement of condition of Alabama National BanCorporation (ANB) and subsidiaries as of June 30, 1996, and the related condensed consolidated statements of income on a historical basis for the six-month periods ended June 30, 1996 and 1995 and for each of the three years ended December 31, 1995, (ii) the condensed statement of condition of FIRSTBANC Holding Company, Inc. (FIRSTBANC) and subsidiaries as of June 30, 1996, and the related condensed consolidated statements of income on a historical basis for the six-month periods ended June 30, 1996 and 1995 and for each of the three years ended December 31, 1995,
(iii) adjustments to give effect to the proposed pooling-of-interests with ANB and FIRSTBANC, and (iv) the pro forma combined condensed statements of condition of ANB and subsidiaries and related statements of income as if such combination had occurred on January 1, 1993.

        These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated financial statements of ANB and subsidiaries, incorporated by reference herein, and the financial statements of FIRSTBANC included elsewhere herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS." The pro forma information provided below is presented for information purposes only and may not be indicative of future results or the results which would have actually occurred if the transaction had occurred in the past or which may be obtained in the future.

                        ALABAMA NATIONAL BANCORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                ANB AND
                                                                                             ADJUSTMENTS       FIRSTBANC
                                                                                              INCREASE         PRO FORMA
                                                                      ANB       FIRSTBANC    (DECREASE)        COMBINED
                                                                  ----------    ---------    -----------       ----------
Interest income ..............................................    $   22,800    $   2,274    $         -       $   25,074
Interest expense .............................................         9,219          853              -           10,072
                                                                  ----------    ---------    -----------       ----------
Net interest income ..........................................        13,581        1,421              -           15,002
Provision for (benefit of recoveries) loan losses ............          (642)         122              -             (520)
Noninterest income ...........................................         5,338          348              -            5,686
Noninterest expense ..........................................        14,593        1,252              -           15,845
                                                                  ----------    ---------    -----------       ----------
Income before provision for income taxes .....................         4,968          395              -            5,363
Provision for income taxes ...................................           100          160              -              260
                                                                  ----------    ---------    -----------       ----------
Income before minority interest in earnings
  of consolidated subsidiaries ...............................         4,868          235              -            5,103
Minority interest in earnings of
  consolidated subsidaires ...................................           236            -              -              236
                                                                  ----------    ---------    -----------       ----------
Net income ...................................................         4,632          235              -            4,867
Less cash dividends on preferred stock .......................           721            6              -              727
                                                                  ----------    ---------    -----------       ----------
Net income available for common shares                            $    3,911    $     229    $         -       $    4,140
                                                                  ==========    =========    ===========       ==========


Net income per common share (1) ..............................    $     1.60                                   $     1.51
                                                                  ==========                                   ==========

Weighted average common shares outstanding ...................         2,437                                        2,742
                                                                  ==========                                   ==========

                           COMPARATIVE PER SHARE DATA


         The following table sets forth certain comparative per share data relating to net income and book value on (i) a historical basis for ANB and FIRSTBANC; (ii) a pro forma combined basis per share of ANB common stock; and
(iii) an equivalent pro forma combined basis per share of FIRSTBANC common stock. The pro forma information gives effect to the Merger on a pooling of interests accounting basis and assumes the FIRSTBANC Common Stock is converted at 7.12917 per share. See "THE MERGER - TERMS OF THE MERGER." The pro forma data are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and the unaudited pro forma condensed financial information of FIRSTBANC and ANB, including the respective notes thereto appearing elsewhere in this Proxy Statement and the historical financial statements of ANB and notes thereto incorporated by reference. See "INDEX TO FINANCIAL STATEMENTS," "INCORPORATION BY REFERENCE" and "CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)."


                                                                                                     SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                             JUNE 30,
                                          ------------------------------------------------       ---------------------
                                                   1993         1994          1995                 1995        1996
                                          ----------------- ------------ -----------------       ---------- ----------
                                          (UNAUDITED, EXCEPT ANB AND FIRSTBANC HISTORICAL)            (UNAUDITED)
Net income per common share:
     ANB historical ............................$  1.60       $ 1.64          $ 1.15             $  .94     $   .65
     FIRSTBANC historical ......................   5.37         8.64            9.81               4.49        5.12
     AND and FIRSTBANC pro forma
      combined .................................   1.51         1.59            1.17                .91         .65
     FIRSTBANC pro forma
      equivalent (1) ...........................  10.77        11.34            8.34               6.49        4.63

Book value per common share:
     ANB historical.............................$  4.91      $  6.01          $ 8.97             $ 7.50      $ 9.45
     FIRSTBANC historical.......................  41.87        47.91           59.47              53.85       63.93
     ANB and FIRSTBANC pro forma
      combined..................................   5.00         6.09            8.94               7.51        9.44
     FIRSTBANC pro forma
      equivalent (1) ...........................  35.65        43.42           63.73              53.54       67.30

________________
(1) Represents the pro forma combined information multiplied by the assumed exchange ratio of 7.12917 shares of ANB Common Stock for each share of FIRSTBANC Common Stock.

                             BUSINESS OF FIRSTBANC


         FIRSTBANC is an Alabama corporation that operates as a bank holding company and through its wholly owned subsidiary provides banking and financial services to consumers and business customers principally in Baldwin County, Alabama. At June 30, 1996 FIRSTBANC had one subsidiary institution, First Bank of Baldwin County ("FBBC"), whose principal offices and branches are located in Baldwin County, Alabama. At June 30, 1996, FIRSTBANC had total consolidated assets of approximately $35.1 million, total loans of approximately $20.2 million, total deposits of approximately $31.4 million and total shareholders' equity of approximately $2.8 million.

         FBBC focuses on traditional residential mortgage, consumer, commercial and real estate construction lending to customers in its market area. FBBC also offers a variety of deposit programs to individuals and small businesses and other organizations at interest rates generally consistent with local market conditions. FBBC offers individual retirement accounts, safe deposit and night depository facilities and additional services such as the sale of traveler's checks, money orders and cashier's checks.

LENDING ACTIVITIES

         General

         Through FBBC, FIRSTBANC offers a range of lending services, including real estate, consumer and commercial loans, to individual and small businesses and other organizations that are located in or conduct a substantial portion of their business in FBBC's market area. FIRSTBANC's total loans at June 30, 1996 were approximately $20.2 million, or approximately 57.6% of total assets. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan and are further subject to competitive pressures, money market rates, availability of funds and government regulations. FIRSTBANC has no foreign loans or loans for highly leveraged transactions.

         Loan Portfolio

                 REAL ESTATE LOANS. Loans secured by real estate are the primary component of FIRSTBANC's loan portfolio, constituting approximately $11 million, or 54.9% of total loans, at June 30, 1996. The Bank's predominant real estate loan is the single family first mortgages, typically structured with fixed interest rates, based on market conditions. Fixed rate loans usually have terms of five years, with payments through the date of maturity generally based on a 14 year amortization schedule. The majority of FBBC's commercial mortgages are at variable rates, which approximate current market rates. Construction loans are made on a variable rate basis. Origination fees are normally charged for all loans secured by real estate.

         FBBC originates a small number of residential loans for sale into the secondary market. Such loans are made in accordance with underwriting standards set by the purchaser of the loan, normally as the loan-to-value ratio, interest rate and documentation. FBBC generally collects from the borrower or purchaser a combination of the origination fee, discount points and/or service release fee. During 1995, FBBC sold approximately $840,000 in loans to such purchasers.

         FBBC's nonresidential mortgage loans include commercial, industrial and unimproved real estate loans. FBBC generally requires nonresidential mortgage loans to have an 80% loan-to-value ratio and usually underwrite their commercial loans on the basis of the borrower's cash flow and ability to service the debt from earnings, rather than on the basis of the value of the collateral. Terms on construction loans are usually less than twelve months, and FBBC typically requires personal guarantees supported by financial statements and a review of the guarantor's personal finances.

                 CONSUMER LOANS. Consumer lending includes installment lending to individuals in FBBC's market areas and consists of loans to purchase automobiles, recreational vehicles, mobile homes and appliances. Consumer loans constituted $4.8 million, or 23.7%, of FIRSTBANC's loan portfolio at June 30, 1996. Consumer loans are underwritten based on the borrower's income, current debt level, past credit history and collateral. Consumer rates are both variable and fixed, with terms negotiable.

                 COMMERCIAL, INDUSTRIAL AND AGRICULTURAL LOANS. FBBC makes loans for commercial purposes in various lines of business. These loans are typically made on terms up to five years at fixed or variable rates. Most of the loans with maturities of over one year are written at variable rates. The loans are secured by accounts receivable, inventory or, in the case of equipment loans, the financed equipment. FBBC attempts to reduce its credit risk on commercial loans by limiting the loan-to-value ratio. Historically, FBBC has loaned up to 80% on loans secured by accounts receivable, 70% on loans secured by inventory, and up to 80% on loans secured by equipment. FBBC also makes unsecured commercial loans. Commercial, Industrial and agricultural loans constituted $4.3 million, or 21.3% of FIRSTBANC's loan portfolio at June 30, 1996. Interest rates are negotiable based upon the borrower's financial condition, credit history, management stability and collateral.

DEPOSITS

         The principal source of funds for FBBC is core deposits, consisting of demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit. Transaction accounts include checking and negotiable order of withdrawal (NOW) accounts which customers use for cash management and which provide FBBC with a source of fee income and cross-marketing opportunities, as well as a low-cost source of funds. Time and savings accounts also provide a relatively stable and low-cost source of funding. The largest source of funds for FBBC are certificates of deposit. Certificates of deposit in excess of $100,000 are held primarily by customers in FBBC's market area. FBBC has not historically funded its balance sheet with brokered certificates of deposit.

         Deposit rates are set weekly by senior management of FBBC, subject to approval by management of FIRSTBANC. Management believes that the rates FBBC offers are competitive with those offered by other institutions in FBBC's market area. FIRSTBANC focuses on customer service to attract and retain deposits.

COMPETITION

         FBBC encounters strong competition in making loans, acquiring deposits and attracting customers for investment services. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits. FBBC competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in Alabama and elsewhere. Many of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services, that FBBC does not currently provide. In addition, many of FIRSTBANC's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks.

         In 1986, Alabama adopted legislation that permitted banks and bank holding companies in certain southern states to acquire banks in Alabama to the extent that such other states had reciprocal legislation that was applicable to Alabama banks and bank holding companies. This legislation resulted in the holding companies of a number of FIRSTBANC's competitor banks in Alabama growing through the acquisition of out-of-state banks. On September 29, 1995, interstate banking took effect allowing commercial banks to acquire banks in any other states, including states which are not in the same region as the acquiring bank, further increasing competition.

         Size gives the larger banks certain advantages in competing for business from large corporations. These advantages include higher lending limits and the ability to offer services in other areas of Alabama and the southeast region. Notwithstanding the Merger, some of FIRSTBANC's competitors will maintain substantially greater resources and lending limits than ANB (as surviving corporation in the Merger). Nevertheless, due to the Merger, management believes it may be able to compete more effectively for the business of some large corporations. Management also believes that, as a result of ANB's decentralized community banking strategy and its emphasis on non-metropolitan markets, FBBC is well positioned to compete successfully in its market areas. Management believes that FBBC's commitment to and involvement in its primary market area, as well as its commitment to quality and personalized banking services, are factors that contribute to FBBC's competitiveness.

EMPLOYEES

         As of June 30, 1996, FIRSTBANC and FBBC together had approximately 27 full-time employees. None of these employees is a party to a collective bargaining agreement. FIRSTBANC considers its relations with its employees to be good.

EXECUTIVE OFFICERS

         The Executive Officers of FIRSTBANC serve at the pleasure of the Board of Directors. Set forth below are the current Executive officers of FIRSTBANC and a brief explanation of their principal employment during the last five (5) years:

         WILLIAM D. MONTGOMERY - Age 48 - Chairman of the Board. Mr. Montgomery has served as Chairman of the Board since 1990. He is also Chairman of the Board of FBBC. Mr. Montgomery is also a partner in the public accounting firm of Johnson, Montgomery & Associates, P.A.

         RAYMOND P. CHATFIELD - Age 56 - President and Chief Executive Officer. Mr. Chatfield has served as President and Chief Executive Officer of FIRSTBANC since 1990. He is also President and Chief Executive Officer of FBBC.

         KATHRYN M. NOVAK - Age 48 - Secretary and Treasurer. Ms. Novak has served as Secretary and Treasurer of FIRSTBANC since 1990. Ms. Novak is also Vice President and Cashier of FBBC.

PROPERTIES

         FIRSTBANC, through FBBC, currently operates three banking offices, all of which are owned by FBBC. FIRSTBANC's principal administrative offices are located at 22516 Milwaukee Street, Robertsdale, Alabama 36567.

                                APPRAISAL RIGHTS


         The following provides a discussion of the material provisions of the law pertaining to appraisal rights under the Alabama Business Corporation Act. Such discussion is not a complete statement of such law and is qualified in its entirety by the full text of Article 13 of the Alabama Business Corporation Act (the "Appraisal Statute") which is presented in its entirety as Exhibit B to this Proxy Statement. Except as set forth herein, stockholders of ANB and FIRSTBANC will not be entitled to appraisal rights in connection with the Merger.

         All shares of FIRSTBANC Common Stock are eligible for appraisal rights. Under the Appraisal Statute, record and beneficial owners of shares of FIRSTBANC stock who follow the procedures set forth in the Appraisal Statute will be entitled to appraisal rights. A record shareholder is the person whose name the shares are registered in the records of the corporation or the beneficial owner of shares to the extent of rights granted by a nominee certificate on file with a corporation. A beneficial shareholder is a person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder. A record shareholder may assert dissenters' rights in his or her name and may dissent with respect to less than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and he or she notifies the corporation in writing of the name and address of each person on behalf he or she asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if he or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, and he or she does so with respect to all of the shares which he or she is the beneficial shareholder or over which he or she has the power to direct the vote. For purposes of this discussion, record shareholders and beneficial shareholders are referred to collectively as "shareholders" where no distinction is required.

         Under the Appraisal Statute, a shareholder who properly exercises his or her dissenters' rights is entitled to the fair value of his or her shares plus accrued interest. Fair value is defined as the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. Interest is calculated from the Effective Time until the date of payment at the average rate paid by FIRSTBANC on its principal bank loans, or if none, at a rate that is fair and equitable. In order to exercise dissenters' rights in connection with the Merger, a shareholder must deliver to FIRSTBANC before the vote is taken at the shareholders' meeting written notice of his or her intent to demand payment for his or her shares if the proposed Merger is effectuated, and must not vote his or her shares in favor of the Merger. A shareholder who does not satisfy this requirement is not entitled to dissenters' rights.

         If the Merger is approved by the FIRSTBANC shareholders, FIRSTBANC or ANB is required to deliver a written dissenters' notice (the "Dissenters' Notice") to all shareholders who properly delivered notice of their intent to demand payment and did not vote in favor of the Merger. The Dissenters' Notice will be sent no later than ten days after the Effective Time of the Merger and will (i) state where the Payment Demand (herein defined) must be sent; (ii) inform such person as to what extent the transfer of his or her shares will be restricted after the Payment Demand is received; (iii) supply a form for demanding payment; (iv) set a date by which FIRSTBANC or ANB must receive the Payment Demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered; and (v) be accompanied by a copy of the Appraisal Statute.

         In order to preserve his or her dissenters' rights, a dissenting shareholder must demand payment in accordance with the terms of the Dissenters' Notice (the "Payment Demand"). A dissenting shareholder who makes a Payment Demand may not thereafter withdraw that Payment Demand and accept the terms offered under the Merger unless FIRSTBANC or ANB shall consent thereto. A shareholder who does not make a Payment Demand by the date set in the Dissenters' Notice is not entitled to payment for his or her shares under the Appraisal Statute.

         A dissenting shareholder must, within 20 days after making a Payment Demand, submit the certificate or certificates representing his or her shares of FIRSTBANC Common Stock to FIRSTBANC or ANB (if the Merger has been effected) for notation thereon that a Payment Demand has been made. The failure to submit his or her shares for notation shall, at the option of FIRSTBANC or ANB (if the Merger has been effected), terminate the shareholder's rights under the Appraisal Statute, unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct. FIRSTBANC or ANB shall return to the dissenting shareholder the certificates for the shares so submitted. If shares represented by a certificate on which a notation has been made are transferred, each new certificate issued therefor must bear a similar notation together with the name of the original dissenting shareholder. A transferee of such shares acquires by such transfer no rights in FIRSTBANC or ANB other than those which the original dissenting shareholder had after making the Payment Demand.

         Upon receipt of a Payment Demand, FIRSTBANC is required before the Merger or ANB is required at the Effective Time of the Merger, whichever first occurs, to offer to pay to each shareholder who has made a Payment Demand the amount it estimates to be the fair value of such shareholder's shares, plus accrued interest (the "Payment Offer"). The Payment Offer must be in writing and accompanied by FIRSTBANC's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the Payment Offer, and income statement for that year, and the latest available interim financial statements; a statement of estimate of the fair value of the shares; an explanation of how interest is calculated; a statement of the shareholder's right to reject the Payment Offer and demand payment of the fair value (as described below) and a copy of the Appraisal Statute. Each shareholder who agrees to accept the Payment Offer in full satisfaction of his or her Payment Demand must surrender to FIRSTBANC or ANB, as the case may be, the certificate or certificates representing his or her shares of FIRSTBANC Common Stock in accordance with the terms of the Dissenters' Notice. Upon receiving the certificates, FIRSTBANC or ANB, as the case may be, will pay such shareholder the fair value of his or her shares plus accrued interest as set forth in the offer. Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

         Upon receipt of the Payment Offer, a dissenting shareholder may notify FIRSTBANC or ANB, as the case may be, in writing of his or her own estimate of the fair value of his or her shares of FIRSTBANC Common Stock and the amount of interest due, and demand payment of his or her estimate, or in the alternative, reject the Payment Offer and demand payment of the fair value of his or her shares and interest due if (i) the dissenter believes that the amount offered by FIRSTBANC in the Payment Offer is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (ii) FIRSTBANC or ANB, as the case may be, fails to make the Payment Offer within 60 days after the date set for making the Payment Demand; or (iii) FIRSTBANC, having failed to complete the Merger, does not release transfer restrictions imposed on the shares within 60 days after the date set for making the Payment Demand. A dissenting shareholder waives his or her right to demand payment under the Appraisal Statute unless he or she notifies FIRSTBANC or ANB, as the case may be, of his or her demand in writing within 30 days after the Payment Offer.

         If a dissenting shareholder rightfully submits the estimated value of his or her shares or rightfully rejects the Payment Offer and demands payment of the fair value of his or her shares, FIRSTBANC or ANB, as the case may be, is required to commence a proceeding within 60 days after receiving such demand and petition the Circuit Court in Baldwin County, Alabama, to determine the fair value of the shares and accrued interest. If FIRSTBANC or ANB, as the case may be, does not commence the proceeding within the 60 day period, it is required to pay each dissenter whose demand remains unsettled the amount demanded by such dissenting shareholder. FIRSTBANC or ANB, as the case may be, is required to make all dissenting shareholders whose demands remain unsettled parties to the proceedings, and all parties must be served with a copy of the petition. Non-residents of Alabama may be served by registered or certified mail or by publication as provided in the Alabama Rules of Civil Procedure.
The jurisdiction of the Baldwin County Circuit Court is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and to recommend decision on the question of fair value. The appraisers will have the powers described in the order appointing them or in any amendment to it. The dissenting shareholders are entitled to the same discovery rights as parties in any other civil proceeding. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares plus accrued interest. In addition, the court in an appraisal proceeding shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against FIRSTBANC or ANB, as the case may be, except that the court may assess costs against all or some of the dissenters in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in rejecting the Payment Offer.

         The court may also assess reasonable fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable. Fees of counsel and experts may be assessed against FIRSTBANC or ANB, as the case may be, and in favor of the dissenting shareholders if the court finds that FIRSTBANC or ANB did not substantially comply with the requirements of the Appraisal Statute. The court may also assess fees and expenses of counsel and experts against either FIRSTBANC or ANB or the dissenting shareholders, and in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the exercise of appraisal rights. Further, if the court finds that the service of counsel for any dissenter was of substantial benefit to the other dissenters similarly situated and that the fees of those services should not be assessed against FIRSTBANC or ANB, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                         INDEX TO FINANCIAL STATEMENTS


FIRSTBANC HOLDING COMPANY, INC. AND SUBSIDIARY

         Unaudited Interim Condensed Consolidated Financial Statements at June 30, 1996 and for the six months ended June 30, 1995 and 1996

                 Interim Condensed Consolidated Balance Sheet at June 30, 1996

                 Interim Condensed Consolidated Statements of Income for the six months ended June 30, 1995 and 1996

                 Interim Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and 1996

                 Notes to Interim Condensed Consolidated Financial Statements

         Consolidated Financial Statements at December 31, 1995 and 1994 and for the two years then ended

                 Report of S.W. Chiepalich, Independent Auditor

                 Consolidated Balance Sheets at December 31, 1995 and 1994

                 Consolidated Statements of Income for the years ended December 31, 1995 and 1994

                 Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1995 and 1994

                 Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1994

                 Notes to Consolidated Financial Statements

ALABAMA NATIONAL BANCORPORATION

         The following financial statements have been incorporated by reference from the Quarterly Report on Form 10-Q of Alabama National BanCorporation which accompanies this Proxy Statement:

         Unaudited Consolidated Financial Statements of Alabama National BanCorporation and Subsidiaries at December 31, 1995 and June 30, 1996, and for the three months ended June 30, 1995 and 1996 and for the six months ended June 30, 1995 and 1996

                 Consolidated Statement of Condition (Unaudited) at June 30, 1996 and December 31, 1995

                 Consolidated Statements of Income (Unaudited) for the three months ended June 30, 1996 and 1995

                 Consolidated Statements of Income (Unaudited) for the six months ended June 30, 1996 and 1995

                 Consolidated Statements of Cash Flow (Unaudited) for the six months ended June 30, 1996 and 1995

                 Notes to the Unaudited Consolidated Financial Statements

         The following financial statements have been incorporated by reference from the Annual Report on Form 10-K of Alabama National BanCorporation which accompanies this Proxy Statement:

         Consolidated Financial Statements of Alabama National BanCorporation and Subsidiaries at December 31, 1995 and 1994 and for the three years ended December 31, 1995

                 Report of Ernst & Young, LLP, Independent Auditors

                 Report of Coopers & Lybrand L.L.P., Independent Accountants

                 Consolidated Statements of Condition at December 31, 1995 and 1994

                 Consolidated Statements of Income for the years ended December 31, 1995, 1994 and 1993

                 Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993

                 Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993

                 Notes to Consolidated Financial Statements

                 FIRSTBANC HOLDING COMPANY, INC. AND SUBSIDIARY
                  INTERIM CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                    ASSETS

Cash and due from banks ................................................  $  3,062
Investment securities ..................................................     4,517
Securities available for sale ..........................................     5,217
Federal funds sold .....................................................       675
Loans, net of unearned discount and allowance for loan losses ..........    19,966
Property and equipment, net ............................................     1,324
Other assets ...........................................................       350
                                                                          --------
                                                                          $ 35,111
                                                                          ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits .............................................................  $ 31,422
  Treasury tax and loan account ........................................       303
  Note payable .........................................................       455
  Accrued expenses and other liabilities ...............................       141
                                                                          --------
                                                                            32,321

Stockholders' Equity:
  Cumulative preferred stock, $.10 par; authorized 7,500 shares;
      issued and outstanding 5,501 shares ( $55,000 aggregate
      liquidation preferrence) .........................................         1
  Common stock, $.10 par; authorized 50,000 shares;
       42,782 shares issued and outstanding.............................         4
  Additional paid-in capital ...........................................     1,778
  Retained earnings ....................................................     1,072
  Unrealized loss on available for sale securities, net of tax benefits        (65)
                                                                          --------
  Total stockholders' equity ...........................................     2,790
                                                                          --------
  Totals ...............................................................  $ 35,111
                                                                          ========


            See notes to interim condensed consolidated financial statements.

                 FIRSTBANC HOLDING COMPANY, INC. AND SUBSIDIARY
              INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                                                                     1995         1996
                                                                                     ----         ----
Interest income:
    Interest and fees on loans .................................................   $   899     $  1,010
    Interest on investment securities ..........................................       304          257
    Interest on federal funds sold .............................................        33           43
                                                                                   -------     --------
                                                                                     1,236        1,310
Interest expense:
    Interest on deposits .......................................................       450          489
    Interest on short-term borrowings ..........................................         8            6
    Interest on note payable ...................................................        26           20
                                                                                   -------     --------
                                                                                       484          515
                                                                                   -------     --------
        Net interest income ....................................................       752          795
Provision for loan losses ......................................................         8            9
                                                                                   -------     --------
        Net interest income after provision for loan losses ....................       744          786

Noninterest income:
    Service charges on deposit accounts ........................................       141          159
    Other ......................................................................        17           25
                                                                                   -------     --------
                                                                                       158          184

Noninterest expense:
    Salaries and employee benefits .............................................       316          355
    Occupancy expenses .........................................................        58           57
    Other operating expense.....................................................       245          249
                                                                                   -------     --------
                                                                                       619          661
                                                                                   -------     --------

        Income before provision for income taxes ...............................       283          309
Provision for income taxes .....................................................        91           90
                                                                                   -------     --------
        Net income .............................................................   $   192     $    219
                                                                                   =======     ========

        Net income per common share ............................................   $  4.49     $   5.12
                                                                                   =======     ========

        Weighted average common shares outstanding .............................    42,782       42,782
                                                                                   =======     ========


        See accompanying notes to unaudited consolidated financial statements.

                 FIRSTBANK HOLDING COMPANY, INC. AND SUBSIDIARY
            INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                             1995          1996
                                                                             ----          ----
Net cash provided by operating activities .............................    $   306       $   321

Cash flows from investing activities:
    Purchases of investment securities ................................       (208)         (758)
    Purchases of available for sale securities ........................       (504)       (2,113)
    Proceeds from maturities of investment securities .................      1,240         1,985
    Proceeds from maturities of available for sale securities .........          0         1,250
    Net increase in federal funds sold  ...............................     (2,275)         (175)
    Net (increase) decrease in loans ..................................        834        (1,102)
    Purchases of property and equipment  ..............................        (36)          (12)
                                                                           -------       -------
        Net cash used in investing activities .........................       (949)         (925)
                                                                           -------       -------

Cash flows from financing activities:
    Net increase in deposits ..........................................      2,665         1,500
    Increase (decrease) in short-term borrowings ......................       (361)          294
    Decrease in note payable  .........................................        (39)          (42)
                                                                           -------       -------
        Net cash provided by financing activities .....................      2,265         1,752
                                                                           -------       -------
        Increase in cash and cash equivalents .........................      1,622         1,148
Cash and cash equivalents, beginning of period ........................      2,159         1,914
                                                                           -------       -------

Cash and cash equivalents, end of period ..............................    $ 3,781       $ 3,062
                                                                           =======       =======

Supplemental disclosure of cash flow information:

    Cash paid for interest ............................................    $   472       $   496
                                                                           =======       =======
    Cash paid for income taxes ........................................    $   111       $    79
                                                                           =======       =======



    See accompanying notes to unaudited consolidated financial statements.

               FIRSTBANC HOLDING COMPANY, INC. AND SUBSIDIARY
      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                June 30, 1996
                                 (Unaudited)

 NOTE A - BASIS OF PRESENTATION

 All adjustments to the unaudited interim condensed consolidated financial statements which are, in the opinion of management, necessary for a fair presentation of the financial position and the results of operations for the interim periods have been recorded. Such adjustments consisted of normal recurring items. The interim condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes for the years ended December 31, 1994 and 1995 included elsewhere in the Prospectus. Results of operations for the interim periods are not necessarily indicative of the results which may be expected for the year.

 NOTE B - COMMITMENT AND CONTINGENCIES

 FIRSTBANC's subsidiary bank makes loan commitments and incurs contingent liabilities in the normal course of business which are not reflected in the interim condensed consolidated statement of condition.

 NOTE C - RECENTLY ISSUED PRONOUNCEMENTS

 In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("Statement 121") which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FIRSTBANC adopted Statement 121 effective January 1, 1996. The adoption of Statement 121 did not have a material effect on the FIRSTBANC's unaudited interim condensed consolidated financial statements.

 In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65," ("Statement 122"). Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell those loans and retain the mortgage servicing rights exist. Prior to the adoption of Statement 122 only mortgage servicing rights that are purchased from other parties are capitalized and recorded as an asset. Therefore, Statement 122 eliminates the accounting inconsistencies that existed between mortgage servicing rights that are derived from loan origination activities and those acquired through purchase transactions. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. FIRSTBANC does not own any mortgage servicing rights.

                        FIRSTBANC HOLDING COMPANY, INC.


                       CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1995 AND 1994

                        FIRSTBANC HOLDING COMPANY, INC.

                           DECEMBER 31, 1995 AND 1994



                                    CONTENTS



                                                                            Page
                                                                            ----
Independent auditor's report                                                  1


Consolidated balance sheets                                                   2


Consolidated statements of income                                             3


Consolidated statements of changes
  in shareholders' equity                                                     4


Consolidated statements of cash flows                                         5


Notes to the consolidated financial statements                              6 - 14


                                S.W. CHIEPALICH
                       CERTIFIED PUBLIC ACCOUNTANT, P.C.
                                  ----------
                             5905 Airport Boulevard
                                  Second Floor
                                P.O. Box 850335
PH: (334) 344-7042           Mobile, Alabama 36685           FAX: (334) 344-7055





                          INDEPENDENT AUDITOR'S REPORT

                                January 15, 1996



Examining Committee
Board of Directors
FirstBanc Holding Company, Inc.
Robertsdale, Alabama


                I have audited the accompanying consolidated balance sheets of FirstBanc Holding Company, Inc. and its subsidiary, First Bank of Baldwin County, as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

                I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

                In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstBanc Holding Company, Inc. and its subsidiary, First Bank of Baldwin County, as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                               /s/ S.W. Chiepalich
                                               Certified Public Accountant

                            Chartered Bank Auditor
                          Certified Internal Auditor
                       Certified Management Accountant
          Member American Institute of Certified Public Accountants

                        FIRSTBANC HOLDING COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                             ASSETS
                                                                                       1995                     1994
                                                                                    -----------              -----------
CASH AND DUE FROM BANKS                                                             $ 1,913,719              $ 2,159,419

FEDERAL FUNDS SOLD                                                                      500,000                  275,000

INVESTMENT SECURITIES (Note 2)
   Available for sale                                                                 4,402,637                2,280,031
   To be held to maturity                                                             5,747,363                8,155,741

LOANS, less allowance for loan losses of
   $268,970 in 1995 and $251,938 in 1994
   (Notes 3 and 10)                                                                  18,872,696               18,163,454

OFFICE BUILDINGS AND EQUIPMENT, net (Note 4)                                          1,361,414                1,357,844

OTHER ASSETS (Note 5)                                                                   351,305                  380,670
                                                                                    -----------              -----------

TOTAL ASSETS                                                                        $33,149,134              $32,772,159
                                                                                    ===========              ===========


                             LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
   Demand                                                                           $ 5,811,827              $ 5,437,167
   NOW and money market accounts                                                      9,126,759               10,040,919
   Savings                                                                            3,259,324                3,382,784
   Time ($100,000 and over)                                                           1,596,732                1,392,818
   Other time                                                                        10,126,865                9,029,733
                                                                                    -----------              -----------
       Total deposits                                                                29,921,507               29,283,421

OTHER BORROWED FUNDS-Treas. tax & loan note                                               8,674                  657,455
ACCRUED INTEREST AND OTHER LIABILITIES                                                  121,427                  125,275
NOTE PAYABLE (Note 6)                                                                   496,608                  599,516
                                                                                    -----------              -----------

TOTAL LIABILITIES                                                                    30,548,216               30,665,667
                                                                                    -----------              -----------

MINORITY INTEREST                                                                         1,800                    1,800
                                                                                    -----------              -----------

SHAREHOLDERS' EQUITY (Note 9)
   Common stock                                                                           4,278                    4,278
   Preferred stock                                                                          550                      550
   Surplus                                                                            1,778,244                1,778,244
   Unrealized loss on investments (Notes 2 & 9)                                         (36,321)                (111,212)
   Retained earnings (Note 8)                                                           852,367                  432,832
                                                                                    -----------              -----------
       Total shareholders' equity                                                     2,599,118                2,104,692
                                                                                    -----------              -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $33,149,134              $32,772,159
                                                                                    ===========              ===========



See independent auditor's report and the notes to the consolidated financial statements.

                        FIRSTBANC HOLDING COMPANY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                                   1995                   1994
                                                                                ----------             ----------
INTEREST INCOME
  Interest and fees on loans (Note 3)                                           $1,835,900             $1,648,314
  Interest on investment securities
     U. S. Treasury securities                                                      42,146                 50,899
     Obligations of other U. S. government
          agencies and corporations                                                424,578                515,574
     Obligations of states and political
          subdivisions                                                             121,034                 88,326
     Other investment securities                                                    25,557                 24,919
  Interest on federal funds sold                                                    87,297                 50,179
                                                                                ----------             ----------
          Total interest income                                                  2,536,512              2,378,211
                                                                                ----------             ----------

INTEREST EXPENSE
  Interest on deposits                                                             968,996                785,298
  Interest on note payable                                                          51,112                 48,540
                                                                                ----------             ----------
          Total interest expense                                                 1,020,108                833,838
                                                                                ----------             ----------

                  Net interest income                                            1,516,404              1,544,373

PROVISION FOR LOAN LOSSES (Note 3)                                                  17,000                 49,000
                                                                                ----------             ----------

                  Net interest income after
                    provision for loan losses                                    1,499,404              1,495,373
                                                                                ----------             ----------

OTHER INCOME
  Service fees                                                                     317,444                308,556
  Gain (loss) on sale or call of securities                                          3,083                 (9,620)
  Other                                                                             18,855                 20,147
                                                                                ----------             ----------
     Total other income                                                            339,382                319,083
                                                                                ----------             ----------

OTHER EXPENSES
  Salaries                                                                         527,472                502,947
  Employee benefits                                                                113,412                103,848
  Occupancy expenses, net                                                          128,528                115,582
  Other operating expenses                                                         485,356                527,747
                                                                                ----------             ----------
     Total other expenses                                                        1,254,768              1,250,124
                                                                                ----------             ----------

INCOME BEFORE INCOME TAXES                                                         584,018                564,332

APPLICABLE INCOME TAXES (Note 7)                                                   158,982                189,309
                                                                                ----------             ----------


NET INCOME                                                                      $  425,036             $  375,023
                                                                                ==========             ==========




See independent auditor's report and the notes to the consolidated financial statements.

                        FIRSTBANC HOLDING COMPANY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994




                                                                      Preferred Stock                Common Stock
                                                                      ---------------           -----------------------
                                                                                    Par                           Par
                                                                   Shares          Value        Shares           Value
                                                                   ------          -----        ------          -------
BALANCE - DECEMBER 31, 1993                                        8,501          $ 850         42,782          $ 4,278


 NET INCOME FOR THE YEAR                                            -               -             -                -


 DIVIDENDS ON PREFERRED STOCK                                       -               -             -                -


 CANCELLATION OF TREASURY STOCK (NOTE 14)                         (3,000)          (300)          -                -


 UNREALIZED LOSS ON INVESTMENTS -
   net of tax effects (NOTE 2)                                      -               -             -                -
                                                                  ------          -----         ------          -------


BALANCE - DECEMBER 31, 1994                                        5,501            550         42,782            4,278


 NET INCOME FOR THE YEAR                                            -               -             -                -


 DIVIDENDS ON PREFERRED STOCK                                       -               -             -                -


 UNREALIZED GAIN ON INVESTMENTS -
   net of tax effects (NOTE 2)                                      -               -             -                -
                                                                  ------          -----         ------          -------


BALANCE - DECEMBER 31, 1995                                        5,501          $ 550         42,782          $ 4,278
                                                                  ======          =====         ======          =======



                                                               Unrealized
                                                                 Gain or         Retained
                                                                (Loss) on        Earnings        Treas.
                                                Surplus        Investments      (Deficit)        Stock             Total
                                              -----------      -----------     ----------       --------        -----------
BALANCE - DECEMBER 31, 1993                   $ 1,778,944      $     -         $   63,310       $(1,000)        $ 1,846,382


 NET INCOME FOR THE YEAR                           -                 -            375,023            -              375,023


 DIVIDENDS ON PREFERRED STOCK                      -                 -             (5,501)           -               (5,501)


 CANCELLATION OF TREASURY STOCK (NOTE 14)            (700)           -               -            1,000                 -


 UNREALIZED LOSS ON INVESTMENTS -
   net of tax effects (NOTE 2)                     -             (111,212)           -               -             (111,212)
                                              -----------      ----------      ----------       -------         -----------


BALANCE - DECEMBER 31, 1994                     1,778,244        (111,212)        432,832            -            2,104,692


 NET INCOME FOR THE YEAR                           -                 -            425,036            -              425,036


 DIVIDENDS ON PREFERRED STOCK                      -                 -             (5,501)           -               (5,501)


 UNREALIZED GAIN ON INVESTMENTS -                  -               74,891            -               -               74,891
   net of tax effects (NOTE 2)                -----------      ----------      ----------       -------         -----------



BALANCE - DECEMBER 31, 1995                   $ 1,778,244      $  (36,321)     $  852,367       $    -          $ 2,599,118
                                              ===========      ==========      ==========       =======         ===========


See independent auditor's report and the notes to the consolidated financial statements.

                        FIRSTBANC HOLDING COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                                           1995            1994
                                                                                        ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                        $  425,036      $  375,023
      Adjustments to reconcile net income to net
        cash provided by operating activities
           Depreciation                                                                     88,312          88,236
           Amortization of premiums on
             investment securities                                                          33,728          48,450
           Accretion of discounts on
             investment securities(2,783)                                                  (31,336)
           Provision for loan losses                                                        17,000          49,000
           (Gain) loss on sale of investment securities                                     (3,083)          9,619
           (Increase) decrease in other assets
              (excluding deferred tax on
               unrealized securities loss)                                                  (9,214)        114,918
           Increase (decrease) in accrued
             interest and other liabilities                                                 (3,848)         48,826
                                                                                        ----------      ----------
           Net cash provided by operating activities                                       545,148         702,736
                                                                                        ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in fed. funds sold                                            (225,000)      1,875,000
    Proceeds from sale, call, or maturity
      of investment securities                                                           3,740,000       4,939,766
    Purchase of investment securities                                                   (3,368,620)     (3,635,843)
    Net increase in loans                                                                 (726,242)     (2,627,439)
    Capital expenditures                                                                   (91,882)        (49,989)
                                                                                        ----------      ----------
      Net cash provided (used)
           by investing activities                                                        (671,744)        501,495
                                                                                        ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                                    638,086        (220,403)
    Increase (decrease) in other borrowed funds                                           (648,781)       (192,545)
    Holding Company debt principal payments                                               (102,908)       (104,689)
    Dividends paid on preferred stock                                                       (5,501)         (5,501)
    Payment to reacquire subsidiary preferred stock                                           -               (200)
                                                                                        ----------      ----------
      Net cash provided (used)
           by financing activities                                                        (119,104)       (523,338)
                                                                                        ----------      ----------

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS                                        (245,700)        680,893

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                            2,159,419       1,478,526
                                                                                        ----------      ----------

CASH AND CASH EQUIVALENTS - END OF YEAR                                                 $1,913,719      $2,159,419
                                                                                        ==========      ==========


SUPPLEMENTAL CASH FLOW DISCLOSURES
    Interest paid                                                                       $  999,988      $  824,275
                                                                                        ==========      ==========

    Income taxes paid                                                                   $  193,244      $  156,565
                                                                                        ==========      ==========


See independent auditor's report and the notes to the consolidated financial statements.

                        FIRSTBANC HOLDING COMPANY, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           Principles of consolidation
           The accompanying financial statements include the accounts of FirstBanc Holding Company, Inc., and its subsidiary, First Bank of Baldwin County. First Bank of Baldwin County is a wholly-owned, state-chartered, commercial bank which began operations on September 3, 1985. All intercompany balances have been eliminated.

           Investment securities
           Investment securities which have been designated by management as available for sale are stated at fair market value. Investments which are to be held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains and losses on disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

           Loans and allowance for possible loan losses
           Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

           Depreciation
           Office equipment and buildings are stated at cost less accumulated depreciation computed principally on the straight-line method over the assets' estimated useful lives.

           Statement of Cash Flows
           For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks."

                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994


NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           Off balance sheet financial instruments
           In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

           Reclassifications
           For comparability, certain prior year amounts have been reclassified to conform with the financial statement presentation used in 1995.

NOTE 2     INVESTMENT SECURITIES
           The Company adopted the Financial Accounting Standard Board's Statement #115, "Accounting for Certain Investments in Debt and Equity Securities," (FASB #115) in the first quarter of 1994. This standard requires the segregation, for financial reporting purposes, of the Company's investment securities into three categories (held to maturity, available for sale, and trading securities) and the reporting of securities which are available for sale at fair market value in the balance sheet. The adoption of FASB #115, and the accounting changes which resulted therefrom, had no effect on the Company's 1994 net income.

           The amortized cost, gross unrealized gains and losses, and approximate market values of investment securities which management has designated as available for sale and those that are to be held to maturity, are shown below. (There were no trading securities as of December 31, 1994 or 1995.)

                                                                      December 31, 1995
                                            -------------------------------------------------------------------------
                                                                   Gross             Gross                  Approx.
                                            Amortized           Unrealized         Unrealized               Market
                                               Cost                Gains             Losses                 Value
                                            ----------            -------           --------              ----------
Available for sale
    U.S. Treas. securities                 $  748,631            $ 8,361           $    -                 $  756,992
    U.S. Gov't agencies                     3,459,039              8,723             (73,367)              3,394,395
    Other securities                          250,000              1,250                -                    251,250
                                           ----------            -------           ---------              ----------
      Total                                $4,457,670            $18,334           $ (73,367)             $4,402,637
                                           ==========            =======           =========              ==========

Held to maturity
    U.S. Gov't agencies                    $3,002,214            $12,155           $  (9,486)             $3,004,883
    State and political
      subdivisions                          2,645,149             29,678             (23,244)              2,651,583
    Other securities                          100,000              1,438                -                    101,438
                                           ----------            -------           ---------              ----------
      Total                                $5,747,363            $43,271           $ (32,730)             $5,757,904
                                           ==========            =======           =========              ==========


                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994


NOTE 2   INVESTMENT SECURITIES (CONTINUED)


                                                                      December 31, 1994
                                           -------------------------------------------------------------------------
                                                                  Gross              Gross                 Approx.
                                           Amortized            Unrealized         Unrealized               Market
                                              Cost                Gains              Losses                 Value
                                           ----------            -------           ----------             ----------
Available for sale
    U.S. Treas. securities                 $  250,450            $  -              $  (6,232)             $  244,218
    U.S. Gov't agencies                     1,948,083               -               (159,770)              1,788,313
    Other securities                          250,000               -                 (2,500)                247,500
                                           ----------            -------           ---------              ----------
      Total                                $2,448,533            $  -              $(168,502)             $2,280,031
                                           ==========            =======           =========              ==========

Held to maturity
    U.S. Treas. securities                 $  509,976            $ 1,274           $    -                 $  511,250
    U.S. Gov't agencies                     5,217,901              6,745             (79,771)              5,144,875
    State and political
      subdivisions                          2,327,864              1,932             (89,712)              2,240,084
    Other securities                          100,000              1,938                -                    101,938
                                           ----------            -------           ---------              ----------
      Total                                $8,155,741            $11,889           $(169,483)             $7,998,147
                                           ==========            =======           =========              ==========

    Amortized cost represents the face amount of the security increased or decrease by unamortized premiums and discounts, respectively. The difference between amortized cost and the carrying amount of investments as shown on the balance sheet represents the unrealized gain or loss on securities which are available for sale.

    The amortized cost and estimated market value of securities at December 31, 1995, by contractual maturity, are shown below. (Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.)

                                                                  Estimated
                                                 Amortized          Market
                                                   Cost             Value
                                                -----------      -----------
    Due in one year or less                     $ 2,352,016     $ 2,359,445
    Due after one year through five years         5,313,605       5,300,005
    Due after five years through ten years        2,207,289       2,163,500
    Due after ten years                             332,123         337,591
                                                -----------     -----------

      Total                                     $10,205,033     $10,160,541
                                                ===========     ===========


    At December 31, 1995 and 1994, investment securities with a carrying amount of $3,968,754 and $2,980,889, respectively, were pledged to secure public deposits. The market value of such securities was $3,922,280 and $2,873,083, respectively.

                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994



NOTE 3     LOANS
           At December 31, 1995 and 1994, major classifications of loans are as follows:

                                                                           1995                       1994
                                                                       ------------               ------------
           Commercial                                                  $  4,227,361               $  2,985,550
           Real estate - construction                                     2,032,820                  1,933,000
           Real estate - other                                            8,647,634                  9,290,733
           Installment - non-real estate                                  4,233,851                  4,206,109
                                                                       ------------               ------------
                                                                         19,141,666                 18,415,392
           Allowance for loan losses                                       (268,970)                  (251,938)
                                                                       ------------               ------------
             Net loans                                                 $ 18,872,696               $ 18,163,454
                                                                       ============               ============

           Loans on which the accrual of interest had been discontinued or reduced amounted to $2,363 and $-0- at December 31, 1995 and 1994, respectively. No interest income on non-accrual loans was received during 1995 or 1994 after the loans were placed on non-accrual status.

           Changes in the allowance for loan losses for the years ended December 31, 1995 and 1994 were as follows:

                                                                                  1995                   1994
                                                                               ---------              ---------
                Balance - beginning of year                                    $ 251,938              $ 211,537
                Provision charged to operations                                   17,000                 49,000
                Loans charged off                                                 (2,810)               (10,807)
                Recoveries                                                         2,842                  2,208
                                                                               ---------              ---------
                Balance - end of year                                          $ 268,970              $ 251,938
                                                                               =========              =========



NOTE 4     OFFICE BUILDINGS AND EQUIPMENT
           Major classifications of these assets are summarized as follows:

                                                                                         December 31,
                                                                              ---------------------------------
                                                                                  1995                  1994
                                                                              -----------           -----------
           Land and land improvements                                         $   424,005           $   418,740
           Buildings and building improvements                                  1,248,781             1,240,756
           Equipment                                                              761,631               694,014
                                                                              -----------           -----------
                                                                                2,434,417             2,353,510
           Less accumulated depreciation                                        1,073,003               995,666
                                                                              -----------           -----------
                    Total                                                     $ 1,361,414           $ 1,357,844
                                                                              ===========           ===========

           Depreciation expense amounted to $88,312 in 1995 and $88,236 in 1994.

                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994



NOTE 5     OTHER ASSETS
           Other assets consist of the following as of December 31, 1995 and 1994:

                                                                        1995                    1994
                                                                      ---------               ---------
           Accrued interest receivable
             Investments                                              $ 145,827               $ 148,925
             Loans                                                      139,918                 128,425
                                                                      ---------               ---------
                                                                        285,745                 277,350
           Prepaid and other assets                                      65,560                 103,320
                                                                      ---------               ---------
             TOTAL                                                    $ 351,305               $ 380,670
                                                                      =========               =========



NOTE 6     NOTE PAYABLE
           The note payable in the accompanying balance sheet represents a July, 1992 loan agreement with First Commercial Bank in Birmingham, Alabama. The proceeds of this loan agreement were used to retire a similar loan agreement at another institution. (The proceeds of that debt were used at the Company's inception in 1985 to purchase the Company's bank subsidiary.) All of the Bank's outstanding common shares are pledged as collateral on the current loan agreement.

           The current loan agreement requires, among other things, the Company's bank subsidiary to maintain an allowance for loan losses of at least 1% of loans and capital of at least $2,000,000 or 7% of assets, whichever is greater. As of December 31, 1995 and for the year then ended, the Company and its bank subsidiary appear to have been in compliance with all of the loan's provisions.

           Based on the loan's floating prime rate (8.5% at December 31, 1995), the loan is payable as follows:

                                  Year                                        Amount
                                  ----                                       ---------
                                  1996                                       $  88,799
                                  1997                                          96,591
                                  1998                                         105,067
                                  1999                                         114,286
                                  2000                                          91,865
                                                                             ---------
                                      Total                                  $ 496,608
                                                                             =========

                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994



NOTE 7     INCOME TAXES
           The Company files a consolidated federal income tax return. In accordance with a Tax Allocation Agreement between the Holding Company and the Bank, the Bank is allowed to pay to the Holding Company the amount of income taxes which would be payable by the Bank if it filed a separate income tax return. The Holding Company is responsible for paying the consolidated tax liability.

           The 1995 consolidated provision for income taxes consisted of $148,911 in federal taxes and $10,071 in state taxes, none of which were deferred.

           The provision for 1995 and 1994 income taxes differs from that derived by applying the statutory federal rate to income before income taxes in the accompanying statement of income due to the following:

                                                                                    1995                1994
                                                                                  --------            --------
           Income taxes based on statutory rate                                   $198,566            $191,873

              Effect of tax-exempt income, net of
                related non-deductible interest                                    (37,508)            (15,532)
              Recognition of deferred discount
                accretion on investments                                              -                 29,717
              Limit on tax loan loss provision                                       7,540               1,943
              Deferral of bond disc. accretion                                        -                (10,654)
              Accelerated depreciation                                              (5,973)             (5,325)
              Other, net                                                            (3,643)             (2,713)
                                                                                  --------            --------

           Income taxes per statement of income                                   $158,982            $189,309
                                                                                  ========            ========




NOTE 8     REGULATORY MATTERS
           Banking regulations allow Bank dividends to be paid only out of Bank earnings for the current and prior two years. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by banking regulations. At December 31, 1995, the Bank was required to have minimum tier 1 and total capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 15% and 16%, respectively.

                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994



NOTE 9     SHAREHOLDERS' EQUITY
           As of December 31, 1995 and 1994, shareholders' equity consisted of the following:

                                                                                 1995                  1994
                                                                              ----------            ----------
                             Common stock
                                Class A - (voting)
                                    50,000 shs. authorized at $.10
                                    par value; 42,782 shs. issued
                                    and outstanding                           $    4,278            $    4,278

                             Preferred stock - 50,000 total shs.
                             authorized at $.10 par value
                                Series I
                                    7,500 shs. authorized;  $1 per
                                    sh. annual cumulative dividend
                                    preference and $10 per sh. liq-
                                    uidation preference ($55,010
                                    aggregate);  non-convertible
                                    and non-redeemable;  5,501 shs.
                                    issued and outstanding                           550                   550

                             Surplus                                           1,778,244             1,778,244

                             Unrealized loss on investments,
                                net of tax effects                               (36,321)             (111,212)

                             Retained earnings                                   852,367               432,832
                                                                              ----------            ----------

                                Total shareholders' equity                    $2,599,118            $2,104,692
                                                                              ==========            ==========

           In March, 1994, the Articles of Incorporation were amended to, among other things, create preemptive rights which allow existing shareholders to maintain their existing ownership percentage in the event additional shares are issued or sold by the Company.



NOTE 10    RELATED PARTY TRANSACTIONS
           At December 31, 1995 and 1994, certain officers and directors and companies in which they have 10 percent or more beneficial ownership, were indebted to the Bank in the aggregate amount of $316,718 and $443,981, respectively. A summary of the loan activity for these related party entities is as follows:

                                                                              1995                1994
                                                                            ---------           ---------
                    Balance - beginning of year                             $ 443,981           $ 599,732
                    New loan advances                                         255,289             213,914
                    Repayments                                               (382,552)           (369,665)
                                                                            ---------           ---------
                    Balance - end of year                                   $ 316,718           $ 443,981
                                                                            =========           =========

           Amounts shown as new loan advances and loan repayments include the respective year-end balances for new officers and directors added during the year, as well as resignations of officers and directors during the year.

                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994


NOTE 11    COMMITMENTS AND CONTINGENCIES
           In the normal course of business there are outstanding commitments and contingent liabilities such as commitments to extend credit, letters of credit and others which are properly not recorded in the financial statements. At December 31, 1995 and 1994, commitments to fund unused lines of credit totaled $1,193,000 and $1,680,000, respectively. Commitments under standby letters of credit were $59,900 and $170,700 at December 31, 1995 and 1994, respectively. Management does not anticipate any losses resulting from these commitments and contingencies.


NOTE 12    CONCENTRATIONS OF CREDIT
           Virtually all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. In accordance with Alabama banking regulation, the Bank does not extend credit to any single borrower or group of related borrowers in excess of 20% of its capital (i.e. $619,000 at December 31, 1995).


NOTE 13    EMPLOYEE STOCK OWNERSHIP PLAN
           In 1986, the Company adopted an Employee Stock Ownership Plan (ESOP) in which substantially all employees at least 21 years of age are eligible to participate. Contributions to the ESOP are made at the discretion of the Board of Directors. As of December 31, 1995, no contributions had been made.


NOTE 14    AMENDMENT TO ARTICLES OF INCORPORATION
           In March, 1994, the Articles of Incorporation were amended to cancel certain classes of the Company's stock, create preemptive rights (as discussed in Note 9) and to require shareholder approval for:

                    1. the sale of corporate assets having a value in excess of $50,000

                    2. the creation of commitments (contracts, leases, borrowing, employment agreements, etc.) in excess of $50,000, and

                    3.    the voting of Bank shares owned by the Company.

                        FIRSTBANC HOLDING COMPANY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994



NOTE 15    RETIREMENT PLAN
           In January, 1995, the Bank adopted a 401-K retirement plan. This defined contribution plan covers all full-time employees who have attained the age of 21 and performed one year of service. The Bank's contribution percentage (which is established at the Board's discretion) was increased, effective January 1, 1996, from 25% to 50% of the amount of each employee's elective contribution (subject to a 6% cap), which can be up to 15% of their compensation. The Bank's 1995 contribution to the Plan totalled $3,630. Employees will become 20% vested in employer contributions after two years and will vest at the rate of an additional 20% for each year of service thereafter.



NOTE 16    MINIMUM AUDIT STANDARDS
           The Minimum Audit Standards of the State Banking Department of Alabama have been met for the years ended December 31, 1995 and 1994.

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        FIRSTBANC HOLDING COMPANY, INC.

                                      AND

                        ALABAMA NATIONAL BANCORPORATION


                                  Dated as of
                                 JUNE 10, 1996

                                                        ARTICLE I
                                          TRANSACTIONS AND TERMS OF MERGER . . . . . . . . . . . . . . . . . . .. . . . 1

1.1              Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2              Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.3              Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                        ARTICLE 2
                                                   TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.1              Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.2              Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.3              Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                        ARTICLE 3
                                           MANNER OF CONVERTING SHARES  . . . . . . . . . . . . . . . . . . . . . . . . 3

3.1              Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
3.2              Anti-Dilution Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
3.3              Shares Held by FHC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
3.4              Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
3.5              Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4


                                                        ARTICLE 4
                                                   EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . 4

4.1              Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
4.2              Rights of Former FHC Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
4.3              Lost or Stolen Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                                        ARTICLE 5
                                           REPRESENTATIONS AND WARRANTIES OF FHC  . . . . . . . . . . . . . . . . . . . 6

5.1              Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
5.2              Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
5.3              Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
5.4              FHC Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
5.5              Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
5.6              Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
5.7              Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
5.8              Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
5.9              Loan Portfolio; Documentation and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
5.10             Assets; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.11             Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.12             Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


5.13             Labor Relations; Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
5.14             Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.15             Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.16             Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.17             Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.18             Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.19             Accounting, Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.20             Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.21             Data Processing Systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.23             Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.24             Administration of Trust Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                        ARTICLE 6
                                           REPRESENTATIONS AND WARRANTIES OF ANB  . . . . . . . . . . . . . . . . . .  17

6.1              Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.2              Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.3              Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
6.4              ANB Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
6.5              Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
6.6              Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
6.7              Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
6.8              Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
6.9              Allowance for Possible Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
6.10             Assets; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
6.11             Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
6.12             Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
6.13             Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
6.14             Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
6.15             Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.16             Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.17             Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.18             Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
6.19             Accounting, Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
6.20             Administration of Trust Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                        ARTICLE 7
                                  CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . .  27

7.1              Covenants of Both Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
7.2              Covenants of FHC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
7.3              Covenants of ANB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
7.4              Adverse Changes in Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
7.5              Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


                                                        ARTICLE 8
                                                   ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . .  29

8.1A             Proxy Statement; Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
8.1B             Covenants of ANB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
8.1C             Covenants of the FHC Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
8.1D             Conditions to Indemnification Under Sections 8.1B and 8.1C   . . . . . . . . . . . . . . . . . . . .  32
8.2              Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
8.3              Filings with State Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
8.4              Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
8.5              Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
8.6              Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
8.7              Failure to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


                                                        ARTICLE 9
                                  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . .  34

9.1              Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
9.2              Conditions to Obligations of ANB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
9.3              Conditions to Obligations of FHC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


                                                        ARTICLE 10
                                                       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  37

10.1             Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
10.2             Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
10.3             Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                        ARTICLE 11
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  39

11.1             Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
11.2             Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
11.3             Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
11.4             Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
11.5             Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
11.6             Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
11.7             Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
11.9             Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
11.8             Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
11.10            Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
11.11            Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
11.12            Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
11.13            Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
11.14            Singular/Plural; Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50


                         EXHIBIT A - MERGER AGREEMENT

                                                               [EXECUTION COPY]



                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 10, 1996 by and between FIRSTBANC HOLDING COMPANY, INC. ("FHC"), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Robertsdale, Alabama, and ALABAMA NATIONAL BANCORPORATION ("ANB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.


                                    PREAMBLE

         The Board of directors of FHC and ANB are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger of FHC with and into ANB. At the effective time of such merger, the outstanding shares of the capital stock of FHC shall be converted into the right to receive shares of the common stock of ANB (except as provided herein). As a result, stockholders of FHC shall become stockholders of ANB, and ANB shall continue to conduct the business and operations of FHC. The transactions described in this Agreement are subject to the approvals of the stockholders of FHC and the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, FHC shall be merged with and into ANB in accordance with the provisions of Section 252 of the DGCL and Article 11 of the ABCA and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). ANB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FHC and ANB.

         1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

         1.3 EFFECTIVE TIME. The Merger and other transactions provided for in this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the latter to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of FHC approve this Agreement to the extent such approval is required by applicable Law.


                                   ARTICLE 2
                                TERMS OF MERGER

         2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of ANB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time.

         2.2 BYLAWS. The Bylaws of ANB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

         2.3 DIRECTORS. The directors of the Surviving Corporation from and after the Effective Time shall consist of the thirteen incumbent directors of ANB and the following current director of FHC: Doug Montgomery. All such persons shall serve in accordance with the Bylaws of the Surviving Corporation. The members of the standing committees of the Board of Directors of the Surviving Corporation shall be determined by such Board of Directors.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

         3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

         (A) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (B) Each share of FHC Common Stock (excluding shares held by any FHC Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 7.12917 shares of ANB Common Stock (the "Exchange Ratio").

         3.2 ANTI-DILUTION PROVISIONS. In the event FHC changes the number of shares of FHC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event ANB changes the number of shares of ANB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 SHARES HELD BY FHC. Each of the shares of FHC Common Stock held by any FHC Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 DISSENTING STOCKHOLDERS. Any holder of shares of FHC Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the ABCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of ANB to terminate this Agreement and abandon the Merger under Section 10.1(i). In the event that after the Effective Time a dissenting stockholder of FHC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FHC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate of certificates representing shares of FHC Common Stock held by him.

         3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of FHC Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of ANB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of ANB Common Stock multiplied by the Market Value of one share of ANB Common Stock on the last Trading Day preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other right as a stockholder with respect to any fractional shares.


                                   ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to the former stockholders of FHC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FHC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FHC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions with respect to such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FHC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of ANB Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of FHC Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of FHC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for FHC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of FHC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 RIGHTS OF FORMER FHC STOCKHOLDERS. At the Effective Time, the stock transfer books of FHC shall be closed as to holders of FHC Common Stock immediately prior to the Effective Time, and no transfer of FHC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FHC Common Stock ("FHC Certificate"), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of FHC Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of ANB Common Stock into which their respective shares of FHC Common Stock are converted, regardless of whether such holders have exchanged their FHC Certificates for certificates representing ANB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the ANB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any FHC Certificate at or after six (6) months after the Effective Time (the "Cutoff") shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of ANB Common Stock, which dividend or other distribution is attributable to such person's ANB Common Stock represented by said FHC Certificate held after the Cutoff, until such person surrenders said FHC Certificate for exchange as provided in Section
4.1 of this Agreement. However, upon surrender of such FHC Certificate, both the ANB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such FHC Certificate.

         4.3 LOST OR STOLEN CERTIFICATES. If any holder of FHC Common Stock convertible into the right to receive shares of ANB Common Stock is unable to deliver the FHC Certificate that represents FHC Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of ANB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of ANB that any such FHC Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by ANB to indemnify and hold ANB and the Exchange Agent harmless; and (c) evidence satisfactory to ANB that such person is the owner of the shares theretofore represented by each FHC Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such FHC Certificate for exchange pursuant to this Agreement.

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                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF FHC

         FHC hereby represents and warrants to ANB as follows:

         5.1 ORGANIZATION, STANDING AND POWER. FHC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities . FHC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC. FHC has delivered to ANB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

         5.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (A) FHC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of FHC, subject to the approval of this Agreement by the holders of a two-thirds of the outstanding shares of FHC Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of FHC, enforceable against FHC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (B) Neither the execution and delivery of this Agreement by FHC, nor the consummation by FHC of the transactions provided for herein, nor compliance by FHC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FHC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FHC Company under, any Contract or Permit of any FHC Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FHC Company or any of their respective Assets.

         (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory

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



Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by FHC of the Merger and the other transactions contemplated in this Agreement.

         5.3 CAPITAL STOCK.

         (A) The authorized capital stock of FHC consists of (i) 50,000 shares of FHC Common Stock, of which 42,782 shares are issued and outstanding, and
(ii) 50,000 shares of FHC Preferred Stock, of which 7,500 shares have been designated as Series I, $1.00 per share annual cumulative dividend preference and $10.00 per share liquidation preference, non-convertible and non-redeemable, of which 5,501 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of FHC are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of FHC has been issued in violation of any preemptive rights of the current or past stockholders of FHC.

         (B) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of FHC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FHC or contracts, commitments, understandings or arrangements by which FHC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. FHC has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

         5.4 FHC SUBSIDIARIES.

         (A) The only FHC Subsidiary is First Bank of Baldwin County ("First Bank"). First Bank is a state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Alabama and has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its Business as now conducted. Each FHC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC. Each FHC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         (B) The authorized and issued and outstanding capital stock of First Bank, and the date with respect to which each representation in this subsection
(b) is made with respect to First

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



Bank, is set forth on Schedule 5.4. FHC owns all of the issued and outstanding shares of capital stock of each FHC Subsidiary. No equity securities of any FHC Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any FHC Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any FHC Company is or may be bound to transfer any shares of the capital stock of any FHC Subsidiary. There are no Contracts relating to the rights of any FHC Company to vote or to dispose of any shares of the capital stock of any FHC Subsidiary. All of the shares of capital stock of each FHC Subsidiary held by a FHC Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the FHC Company free and clear of any Lien. No FHC Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

         5.5 FINANCIAL STATEMENTS. Attached hereto as Schedule 5.5 are copies of all FHC Financial Statements and FHC Call Reports for periods ended prior to the date hereof, and FHC will deliver to ANB promptly copies of all FHC Financial Statements and FHC Call Reports prepared subsequent to the date hereof. The FHC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FHC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the FHC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity and cash flows of the FHC Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material). The FHC Call Reports have been prepared in material compliance with the rules and regulations of the respective federal or state banking regulator with which they were filed.

         5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No FHC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC, except Liabilities accrued or reserved against in the consolidated balance sheets of FHC as of March 31, 1996, included in the FHC Financial Statements or reflected in the notes thereto. No FHC company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 5.7, since March 31, 1996 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on


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



FHC, and (ii) the FHC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FHC provided in Article Seven of this Agreement.

         5.8 TAX MATTERS.

         (A) All Tax returns required to be filed by or on behalf of any of the FHC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1995, and all returns filed are complete and materially accurate. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FHC, except as reserved against in the FHC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

         (B) None of the FHC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (C) Adequate provision for any Taxes due or to become due for any of the FHC Companies for the period or periods through and including the date of the respective FHC Financial Statements has been made and is reflected on such FHC Financial Statements.

         (D) Deferred Taxes of the FHC Companies have been provided for in accordance with GAAP.

         5.9 LOAN PORTFOLIO; DOCUMENTATION AND REPORTS.

         (A) Except as disclosed in Schedule 5.9, none of the FHC Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement including, without limitation, leases, credit enhancements, commitments and interest-bearing assets (the "Loans"), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9, none of the FHC Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 10% stockholder thereof, or to the knowledge of FHC, any Person, corporation or enterprise controlling, controlled by or under common control of any of the foregoing. All of the Loans held by any of the FHC Companies were solicited, originated and exist in material compliance with all applicable FHC loan policies, except for deviations from such policies that (a) have been approved by current management of FHC, in the case of Loans with an outstanding principal


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



balance that exceeds $25,000 or (b) in the judgment of FHC, will not adversely effect the ultimate collectibility of such Loan. Except as set forth in
Schedule 5.9, none of the FHC Companies holds any Loans in the original principal amount in excess of $10,000 that since January 1, 1995 have been classified by any bank examiner, whether regulatory or internal, as other loans Specifically Mentioned, Special Mention, Substandard, Doubtful, Loss, Classified, Criticized, Credit Risk Assets, concerned loans or words of similar import.

         (B) The documentation relating to each Loan made by any FHC Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on FHC.

         (C) Each of the FHC Companies has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1991 with
(i) the FRB, (ii) the FDIC and (iii) any state regulatory authority ("State Regulator") (collectively "Regulatory Agencies") and all other material reports and statements required to be filed by it since December 31, 1991, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FRB, the FDIC or any State Regulator, and has paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.9 and as otherwise provided herein, and except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the FHC Companies, to the Knowledge of FHC, no Regulatory Agency has initiated any proceeding or, to the Knowledge of FHC, investigation into the business or operations of any FHC Company since December 31, 1991. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement or lien or any examinations of any FHC Company.

         5.10 ASSETS; INSURANCE. The FHC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. One of the FHC Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any. All tangible properties used in the businesses of the FHC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FHC's past practices. All Assets that are material to FHC's business on a consolidated basis, held under leases or subleases by any of the FHC Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by FHC or First Bank or, to the Knowledge of FHC, by any other party to the Contract. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the


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



FHC Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the FHC Companies is a named insured are reasonably sufficient.
Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the FHC Companies. The Assets of the FHC Companies include all assets required to operate the business of the FHC Companies as now conducted.

         5.11 ENVIRONMENTAL MATTERS.

         (A) To the Knowledge of FHC, each FHC Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         (B) There is no Litigation pending or, to the Knowledge of FHC, threatened before any court, governmental agency or authority or other forum in which any FHC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FHC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         (C) There is no Litigation pending or, to the Knowledge of FHC, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or FHC with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         (D) To the Knowledge of FHC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         (E) To the Knowledge of FHC, during the period of (i) any FHC Company's ownership or operation of any of its respective current properties,
(ii) any FHC Company's participation in the management of any Participation Facility or (iii) any FHC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC. Prior to the period of (i) any FHC Company's ownership or operation of any of its respective current properties, (ii) any FHC Company's participation in the management of any Participation


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



Facility, or (iii) any FHC Company's holding of a security interest in a Loan Property, to the Knowledge of FHC, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         5.12 COMPLIANCE WITH LAWS. FHC is duly registered as a bank holding company under the BHC Act. Each FHC Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC, and there has occurred no Default under any such Permit. Except as may be disclosed on Schedule 5.12, none of the FHC Companies:

         (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC; or

         (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FHC Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC, or
(iii) requiring any FHC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         5.13 LABOR RELATIONS; EMPLOYEES.

         (A) No FHC Company is the subject of any Litigation asserting that it or any other FHC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FHC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FHC Company, pending or threatened, or to its Knowledge, is there any activity involving any FHC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (B) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all executive officers of each of the FHC Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 1995 and 1996.
Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the FHC Companies.


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         5.14 EMPLOYEE BENEFIT PLANS.

         (A) Schedule 5.14 lists, and FHC has delivered or made available to ANB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FHC Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "FHC Benefit Plans"). Any of the FHC Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "FHC ERISA Plan." No FHC ERISA Plan is, and no FHC Company has ever maintained or contributed to, a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code).

         (B) All FHC Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC. Each FHC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FHC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FHC, no FHC Company has engaged in a transaction with respect to any FHC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FHC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any FHC Benefit Plan or any FHC Company with regard to any FHC Benefit Plan, any trust which is a part of any FHC Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any FHC Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

         (C) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FHC Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on FHC. No FHC Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on FHC. No notice of a "reportable event,"


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



within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (D) No FHC Company has any obligations for retiree health and life benefits under any of the FHC Benefit Plans, and there are no restrictions on the rights of such FHC Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FHC.

         (E) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FHC Company from any FHC Company under any FHC Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any FHC Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         (F) With respect to all FHC Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue
Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by law or contract. All contributions made or required to be made under any FHC Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of FHC.

         5.15 MATERIAL CONTRACTS. Except as set forth on Schedule 5.15, none of the FHC Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by any FHC Company or the guarantee by any FHC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit) (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the FHC Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any stockholder, director or officer of any of the FHC Companies, any member of the immediate family of the foregoing or, to the Knowledge of FHC, any related interest (as defined in Regulation O promulgated by the FRB) ("Related Interest") of any of the


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foregoing; (vii) any Contract which limits the freedom of any of the FHC
Companies to compete in any line of business or with any Person; (viii) any Contract providing a power of attorney or similar authorization given by any of the FHC Companies, except as issued in the ordinary course of business with respect to routine matters; and (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the FHC Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "FHC Contracts"). None of the FHC Companies is in Default under any FHC Contract. All of the indebtedness of any FHC Company for money borrowed is prepayable at any time by such FHC Company without penalty or premium.

         5.16 LEGAL PROCEEDINGS. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of FHC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FHC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any FHC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         5.17 REPORTS. Since January 1, 1993, or the date of organization if later, each FHC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any FHC Company or any Affiliate thereof to ANB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FHC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FHC's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by a FHC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such


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documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of FHC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any FHC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

         5.19 ACCOUNTING, TAX AND REGULATORY MATTERS. No FHC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.20 OFFICES. The headquarters of each FHC Company and each other office, branch or facility maintained and operated by each FHC Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. Except as set forth on Schedule 5.20, none of the FHC Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.

         5.21 DATA PROCESSING SYSTEMS. Except as set forth in Schedule 5.21, the electronic data processing systems and similar systems utilized in processing the work of each of the FHC Companies, including both hardware and software (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the FHC Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of ANB or ANB's third party provider.

         5.23 INTELLECTUAL PROPERTY. One of the FHC Companies owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business; and none of the FHC Companies has received any notice of conflict with respect thereto that asserts the rights of others. The FHC Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.23 lists


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all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the FHC Companies.

         5.24 ADMINISTRATION OF TRUST ACCOUNTS. The FHC Companies have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of the FHC Companies, taken as a whole, all accounts for which they act as a fiduciary, including, but not limited to, accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law, regulation and common Law. None of the FHC Companies nor any director, officer or employee of the FHC Companies has committed any breach of trust with respect to any such fiduciary account which will have a Material Adverse Effect on FHC. The accounting for each such fiduciary account in the aggregate is true and correct in all material respects and accurately reflects the assets of such fiduciary accounts in all material respects.


                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF ANB

         ANB hereby represents and warrants to FHC as follows:

         6.1 ORGANIZATION, STANDING AND POWER. ANB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. ANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. ANB has delivered to FHC complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

         6.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (A) ANB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of ANB. Subject to such requisite stockholder approval, this Agreement represents a legal, valid and binding obligation of ANB, enforceable against ANB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws


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affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (B) Neither the execution and delivery of this Agreement by ANB, nor the consummation by ANB of the transactions provided for herein, nor compliance by ANB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ANB's Certificate of Incorporation or Bylaws, or
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ANB Company under, any Contract or Permit of any ANB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ANB Company or any of their respective Assets.

         (C) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by ANB of the Merger and the other transactions contemplated in this Agreement.

         6.3 CAPITAL STOCK. The authorized capital stock of ANB consists of (i) 10,000,000 shares of ANB Common Stock, of which 6,200,418 shares are issued and outstanding, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of ANB Common Stock are, and all of the shares of ANB Common Stock to be issued in exchange for shares of FHC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of ANB Common Stock has been, and none of the shares of ANB Common Stock to be issued in exchange for shares of FHC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of ANB. ANB has granted options to purchase no more than 481,291 shares of ANB Common Stock under the ANB Stock Plan. On April 25, 1996, the board of directors of ANB terminated the ANB Stock Plans.

         6.4 ANB SUBSIDIARIES.

         (A) The ANB Subsidiaries owned directly by ANB are Alabama Exchange Bank, Citizens Bank of Talladega, St. Clair Federal Savings Bank, Bank of Dadeville, First National Bank of Ashland, Gulf Bank and National Bank of Commerce of Birmingham. First National Bank of Ashland and National Bank of Commerce of Birmingham are national banking


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associations duly organized and validly existing under the Laws of the United
States of America. Each of Alabama Exchange Bank, Citizens Bank of Talladega, Bank of Dadeville and Gulf Bank is a state member bank of the Federal Reserve System, duly organized and validly existing under the Laws of the State of Alabama. St. Clair Federal Savings Bank is a federally-chartered savings association duly organized and validly existing under the Laws of the United States. Each ANB Subsidiary is in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and each ANB Subsidiary has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each ANB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Each ANB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         (B) The authorized and issued and outstanding capital stock of each ANB Subsidiary owned directly by ANB, and the date with respect to which each representation in this subsection (b) is made with respect to each ANB Subsidiary, is set forth on Schedule 6.4(b). ANB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each ANB Subsidiary. No equity securities of any ANB Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any ANB Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any ANB Company is or may be bound to transfer any shares of the capital stock of any ANB Subsidiary. There are no Contracts relating to the rights of any ANB Company to vote or to dispose of any shares of the capital stock of any ANB Subsidiary. All of the shares of capital stock of each ANB Subsidiary held by a ANB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the ANB Company free and clear of any Lien. No ANB Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

         6.5 FINANCIAL STATEMENTS. Attached hereto as Schedule 6.5 are copies of all ANB Financial Statements and ANB Regulatory Reports for periods ended prior to the date hereof and ANB will deliver to FHC promptly copies of all ANB Financial Statements and ANB Regulatory Reports prepared subsequent to the date hereof. The ANB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the ANB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ANB Companies as of the dates indicated and the consolidated and the consolidated results of operations, changes in


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stockholders' equity, and cash flows of the ANB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material). The ANB Regulatory Reports have been prepared in material compliance with the rules and regulations of the FRB.

         6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No ANB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, except Liabilities accrued or reserved against in the consolidated balance sheets of ANB as of March 31, 1996 included in the ANB Financial Statements or reflected in the notes thereto. No ANB Company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 6.7, since March 31, 1996 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and (ii) the ANB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ANB provided in Article Seven of this Agreement.

         6.8 TAX MATTERS.

         (A) All Tax returns required to be filed by or on behalf of any of the ANB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and all returns filed are complete and materially accurate. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on ANB, except as reserved against in the ANB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

         (B) None of the ANB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (C) Adequate provision for any Taxes due or to become due for any of the ANB Companies for the period or periods through and including the date of the respective ANB Financial Statements has been made and is reflected on such ANB Financial Statements.



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         (D) Deferred Taxes of the ANB Companies have been provided for in accordance with GAAP.

         6.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of ANB included in the most recent ANB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of ANB included in the ANB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the ANB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the ANB Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on ANB.

         6.10 ASSETS; INSURANCE. The ANB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the ANB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ANB's past practices. All Assets which are material to ANB's business on a consolidated basis, held under leases or subleases by any of the ANB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the ANB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the ANB Companies is a named insured are reasonably sufficient. The Assets of the ANB Companies include all assets required to operate the business of the ANB Companies as now conducted.

         6.11 ENVIRONMENTAL MATTERS.

         (A) To the Knowledge of ANB, each ANB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         (B) There is no Litigation pending or, to the Knowledge of ANB, threatened before any court, governmental agency or authority or other forum in which any ANB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material


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(as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any ANB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         (C) There is no Litigation pending or, to the Knowledge of ANB, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or ANB in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         (D) To the Knowledge of ANB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         (E) To the Knowledge of ANB, during the period of (i) any ANB Company's ownership or operation of any of its respective current properties,
(ii) any ANB Company's participation in the management of any Participation Facility or (iii) any ANB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Prior to the period of (i) any ANB Company's ownership or operation of any of its respective current properties, (ii) any ANB Company's participation in the management of any Participation Facility, or (iii) any ANB Company's holding of a security interest in a Loan Property, to the Knowledge of ANB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         6.12 COMPLIANCE WITH LAWS. ANB is duly registered as a bank and thrift holding company under the BHC Act and the Home Owner's Loan Act, respectively. Each ANB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, and there has occurred no Default under any such Permit. Except as may be disclosed on
Schedule 6.12, none of the ANB Companies:

         (A) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB; or



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         (B) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any ANB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, or
(iii) requiring any ANB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.13 LABOR RELATIONS. No ANB Company is the subject of any Litigation asserting that it or any other ANB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other ANB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any ANB Company, pending or threatened, or to its Knowledge, is there any activity involving any ANB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         6.14 EMPLOYEE BENEFIT PLANS.

         (A) No ANB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (B) All ANB Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. Each ANB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ANB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of ANB, no ANB Company has engaged in a transaction with respect to any ANB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ANB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any ANB Benefit Plan or any ANB Company with regard to any ANB Benefit Plan, any trust which is a part of any ANB Benefit Plan, any trustee, fiduciary, custodian, administrator or


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other person or entity holding or controlling assets of any ANB Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

         (C) No ANB ERISA Plan which is a defined benefit pension plan has any "unfunded currently liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ANB Pension Plan, (ii) no change in the actuarial assumptions with respect to any ANB Pension Plan, (iii) no increase in benefits under any ANB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB or materially adversely affect the funding status of any such plan. Neither any ANB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any ANB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on ANB. No ANB Company has provided, or is required to provide, security to a ANB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (D) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any ANB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on ANB. No ANB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on ANB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any ANB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (E) No ANB Company has any obligations for retiree health and life benefits under any of the ANB Benefit Plans, and there are no restrictions on the rights of such ANB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on ANB.

         (F) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any ANB Company from any ANB Company under any ANB Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any ANB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit,


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



where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         (G) With respect to all ANB Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the Internal Revenue
Code), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by law or contract. All contributions made or required to be made under any ANB Benefit Plan have been made and such contributions meet the requirements for deductibility under the Internal Revenue Code, and all contributions which are required and which have not been made have been properly recorded on the books of ANB.

         6.15 MATERIAL CONTRACTS. ANB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the ANB Companies is in Default under any ANB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB. All of the indebtedness of any ANB Company for money borrowed is prepayable at any time by such ANB Company without penalty or premium.

         6.16 LEGAL PROCEEDINGS. Except as set forth on Schedule 6.16, there is no Litigation instituted or pending, or, to the Knowledge of ANB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ANB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any ANB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         6.17 REPORTS. Since January 1, 1993, or the date of organization if later, each ANB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.



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         6.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any ANB Company or any Affiliate thereof to FHC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ANB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FHC's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by a ANB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of FHC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any ANB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

         6.19 ACCOUNTING, TAX AND REGULATORY MATTERS. No ANB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.20 ADMINISTRATION OF TRUST ACCOUNTS. The ANB Companies have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of the ANB Companies, taken as a whole, all accounts for which they act as a fiduciary, including, but not limited to, accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law, regulation and common Law. None of the ANB Companies nor any director, officer or employee of the ANB Companies has committed any breach of trust with respect to any such fiduciary account which will have a Material Adverse Effect on ANB. The accounting for each such fiduciary account in the aggregate is true and correct in all material respects and accurately reflects the assets of such fiduciary accounts in all material respects.





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



                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (a) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 COVENANTS OF FHC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FHC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of ANB, which consent shall not be unreasonably withheld:

         (A) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any FHC Company; or

         (B) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of FHC Subsidiaries consistent with past practices (which shall include, for FHC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any FHC Company of any Lien or permit any such Lien to exist; or

         (C) except for a redemption of all outstanding shares of FHC Preferred Stock for an amount equal to or less than $55,010, repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FHC Company, or, except for the payment of accrued and unpaid dividends on the FHC Preferred Stock through the date of its redemption, declare or pay any dividend or make any other distribution in respect of FHC's capital stock; or

         (D) except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FHC Common Stock or any other capital stock of any FHC Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or



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

         (E) adjust, split, combine or reclassify any capital stock of any FHC Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any FHC Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

         (F) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

         (G) grant any increase in compensation or benefits to the employees or officers of any FHC Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any FHC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any FHC Company; or

         (H) enter into or amend any employment Contract between any FHC Company and any Person (unless such amendment is required by Law) that the FHC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (I) adopt any new employee benefit plan of any FHC Company or make any material change in or to any existing employee benefit plans of any FHC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

         (J) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

         (K) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FHC Company for material money damages or restrictions upon the operations of any FHC Company, or, except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

         (L) operate its business otherwise than in the ordinary course of business; or

         (M) fail to file timely any report required to be filed by it with any Regulatory Authority; or

         (N) make any Loan or advance to any stockholder, director or officer of FHC or any of the FHC Subsidiaries, or any member of the immediate family of the foregoing, or any



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

Related Interest (Known to FHC or any of its Subsidiaries) of any of the foregoing, except for (i) advances under unfunded loan commitments in existence on the date of this Agreement and (ii) renewals of existing lines of credit in favor of directors of any FHC Company that do not exceed $25,000 per director, all of which is specifically described on Schedule 7.2(n); or

         (O) cancel without payment in full, or modify any Contract relating to, any loan or other obligation receivable from any stockholder, director or officer of any FHC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to FHC or any of its Subsidiaries) of any of the foregoing; or

         (P) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any FHC Company or any member of the immediate family of the foregoing, or any Related Interest (Known to FHC or any of its Subsidiaries) of any of the foregoing.

         7.3 COVENANTS OF ANB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ANB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of FHC, which consent shall not be unreasonably withheld:

         (A) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

         (b) take any action that would cause the ANB Common Stock to cease to be traded on the NASDAQ.

         7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5. REPORTS. Each Party and its Subsidiaries shall deliver to the other Party copies of all reports with Regulatory Authorities promptly after the same are filed.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

         8.1A    PROXY STATEMENT: STOCKHOLDER APPROVAL.  FHC shall call the
Stockholders' Meeting, to be held as soon as reasonably practicable after approvals of the Merger have been received from the appropriate Regulatory Authorities, for the purpose of voting upon adoption


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

of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) FHC and ANB shall jointly prepare a Proxy Statement and mail it to FHC's stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FHC shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of FHC shall use their best efforts to obtain such stockholders' approval (subject to compliance with its fiduciary duties as advised by counsel).

         8.1B    COVENANTS OF ANB.  With respect to the ANB Common Stock to be issued to FHC Stockholders in connection with the Merger, but only that ANB Common Stock to be issued to those FHC stockholders that comply with the terms and conditions of Section 8.1C hereof, ANB covenants and agrees:

         (A) to file with the SEC as soon as practicable following the filing of ANB's Report on Form 10-Q which occurs after the Merger, but in any event within one (1) year from the Closing Date, a Registration Statement respecting the registration of shares of the ANB Common Stock to be issued pursuant to this Agreement for the purpose of registering said shares of ANB Common Stock with the SEC and to keep such Registration Statement effective for a period of not less than two (2) years following Closing;

         (B) to use its best efforts to cause the Registration Statement to become effective as soon as possible and to prepare and file with the SEC, as expeditiously as possible, any amendments and supplements to the Registration Statement that may be necessary;

         (C) to furnish to the FHC stockholders, as expeditiously as possible, such documents as the FHC stockholders may reasonably request in order to facilitate the public sale or other disposition of the shares of ANB Common Stock owned by the FHC stockholders and so registered;

         (D) to use its best efforts to register or qualify, as expeditiously as possible, the shares of ANB Common Stock covered by the Registration Statement under the securities or Blue Sky Laws of those states set forth on schedules to be furnished to ANB by the FHC stockholders within fifteen
(15) days after the effective date of the Registration Statement listing those states in which it is reasonable that registration or qualification will be required to enable the FHC stockholders, through registered broker-dealers, to consummate the public sale or other disposition of the ANB Common Stock by the FHC stockholders, and do any and all other acts and things that may be necessary or desirable to enable the FHC stockholders, through registered broker-dealers, to consummate the public sale or other disposition of the ANB Common Stock owned by them; provided, however, that the FHC stockholders holding shares of ANB Common Stock included in any such registration shall furnish in writing to ANB such information regarding such FHC stockholder and the distribution proposed by such FHC stockholders as ANB may request in writing and as shall be required in connection with any registrations, qualifications or compliance;

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

         (E)     to pay all expenses incurred by ANB in complying with this
Section 8.1B, including without limitation registration fees, exchange listing fees, printing expenses, fees and disbursements of counsel for ANB and the FHC stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions, if any; and,

         (F) in the event of any registration of shares of the ANB Common Stock pursuant to this Agreement, to indemnify and hold harmless the FHC stockholders selling such shares, any underwriter of such shares and each other person, if any, who controls such FHC stockholder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the 1933 Act, the 1934 Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, any prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and ANB will reimburse such FHC stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such FHC stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage or action; provided, however, that ANB will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or are based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to ANB, in writing, by or on behalf of such FHC stockholder, underwriter or controlling person specifically for use in the preparation thereof.

         8.1C    COVENANTS OF THE FHC STOCKHOLDERS.  With respect to the shares of ANB Common Stock to be registered under the 1933 Act and sold by FHC stockholders, prior to any obligation on behalf of ANB to comply with Section 8.1B hereof with respect to any such shares of ANB Common Stock to be issued to a particular FHC stockholder, each such FHC stockholder shall enter into an agreement with ANB whereby, among other things, such selling FHC stockholder shall covenant and agree, severally and not jointly, to indemnify and hold harmless ANB, each of its directors and officers and each underwriter (if any) and each person, if any, who controls ANB or any such underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which ANB, such directors and officers, underwriter or controlling person may become subject under the 1933 Act, the 1934 Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such shares of ANB Common Stock were registered under the 1933 Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or prospectus, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein

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

or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to ANB by such selling FHC stockholder, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligation of any such individual FHC stockholder thereunder shall be limited to such losses, claims, damages or liabilities as arise out of or are based upon information furnished in writing by or withheld by such FHC stockholder.

         8.1D    CONDITIONS TO INDEMNIFICATION UNDER SECTIONS 8.1B AND 8.1C.
Each party entitled to indemnification under Section 8.1B or 8.1C (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim of litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 8.1B or Section 8.1C, as applicable, unless and to the extent the failure to notify materially adversely affects the defense of such action. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnifying Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnifying Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or a release from all liability in respect of such claim or litigation.

         8.2 APPLICATIONS. ANB shall promptly prepare and file, and FHC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions provided for in this Agreement seeking the requisite Consents necessary to consummate the transactions provided for in this Agreement.

         8.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, ANB shall execute and file both the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of Alabama in connection with the Closing.

         8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely

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

affecting its ability to consummate the transactions provided for herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions provided for in this Agreement.

         8.5     INVESTIGATION AND CONFIDENTIALITY.

         (A) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions provided for herein and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

         (B) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions provided for in this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (C) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         8.6 PRESS RELEASES. Prior to the Effective Time, FHC and ANB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction provided for herein; provided, however, that nothing in this
Section 8.6 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.7     FAILURE TO CLOSE.

         (A) ANB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not have taken any action reasonably calculated to prevent the Closing and shall have not unreasonably delayed any action reasonably required to be taken by it to facilitate the Closing.


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

         (B) FHC expressly agrees to consummate the transactions provided for hereunder upon the completion of all conditions to Closing and shall not have taken any action reasonably calculated to prevent the Closing and shall have not unreasonably delayed any action reasonably required to be taken by it to facilitate the Closing. Notwithstanding any other provision of this Agreement, to the extent required by the fiduciary obligations of the Board of Directors of FHC, as determined in good faith by a majority of the disinterested members thereof based on the advice of FHC's outside counsel, FHC may:

                 (i) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to FHC pursuant to a customary confidentiality agreement to, any person concerning an Acquisition Proposal involving FHC or any of its Subsidiaries; and

                 (ii) approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior Acquisition Proposal involving FHC or any of its Subsidiaries or enter into an agreement with respect to such superior Acquisition Proposal (for purposes of this Agreement, "superior Acquisition Proposal," when used with reference to FHC or any of its Subsidiaries, means a bona fide Acquisition Proposal involving FHC or any of its Subsidiaries made by a third party which a majority of the disinterested members of the Board of Directors of FHC determines in its good faith judgment to be more favorable to FHC's stockholders than the Merger, and for which financing, to the extent required, is then committed).

FHC shall promptly advise ANB in writing of any Acquisition Proposal involving FHC or any of its Subsidiaries or any inquiry with respect to or which could lead to any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry. FHC will keep ANB fully informed of the status and details of any such Acquisition Proposal or inquiry.

         8.8 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its best efforts to cause the Merger, and to take no action which would cause the Merger not to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.5 of this Agreement:


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

         (A) STOCKHOLDER APPROVAL. The stockholders of FHC shall have approved this Agreement, and the consummation of the transactions provided for herein.

         (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

         (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

         (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or make illegal consummation of the transactions contemplated by this Agreement.

         (E) POOLING LETTER. ANB shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to it, from Coopers & Lybrand, L.L.P., to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

         (F) TAX MATTERS. FHC and ANB shall have received a written opinion of counsel from Wallace, Jordan, Ratliff & Brandt, L.L.C. and Coopers & Lybrand, L.L.P., respectively, in form reasonably satisfactory to them (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FHC Common Stock for ANB Common Stock will not give rise to gain or loss to the stockholders of FHC with respect to such exchange (except to the extent of any cash received), and (iii) neither FHC nor ANB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for FHC and ANB shall be entitled to rely upon representations of officer of FHC and ANB reasonably satisfactory in form and substance to such counsel.

         9.2 CONDITIONS TO OBLIGATIONS OF ANB. The obligations of ANB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by ANB pursuant to Section 11.5(a) of this
Agreement:

         (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FHC set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FHC.

         (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FHC to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (C) CERTIFICATES. FHC shall have delivered to ANB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FHC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as ANB and its counsel shall request.

         (D) OPINION OF COUNSEL. FHC shall have delivered to ANB an opinion of Wallace, Jordan, Ratliff & Brandt, L.L.C., counsel to FHC, dated as of the Closing, in substantially the form of Exhibit A hereto.

         (E) NET WORTH AND CAPITAL REQUIREMENTS. Immediately prior to the Effective Time, First Bank shall have a minimum net worth of $2,745,382. For purposes of this Section 9.2(e), "net worth" shall mean the sum of the amounts set forth on the balance sheet as shareholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (a) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet and (b) any amounts due from or owed by any Subsidiary thereof.

         (F) Prior to the Effective Time, FHC shall have redeemed all of the outstanding shares of the FHC Preferred Stock for an aggregate amount not in excess of $55,010.

         9.3 CONDITIONS TO OBLIGATIONS OF FHC. The obligations of FHC to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by FHC pursuant to Section 11.6(b) of this Agreement:

         (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FHC set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ANB.

         (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of ANB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (C) CERTIFICATES. ANB shall have delivered to FHC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by ANB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FHC and its counsel shall request.

         (D) OPINION OF COUNSEL. ANB shall have delivered to FHC an opinion of Maynard, Cooper & Gale, P.C., counsel to ANB, dated as of the Effective Time, in substantially the form of Exhibit B hereto.


                                   ARTICLE 10
                                  TERMINATION

         10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FHC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (A) by mutual written consent of the Board of Directors of ANB and the Board of Directors of FHC; or

         (B) by the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a material Adverse Effect on the breaching Party; or

         (C) by the Board of Directors of either Party in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

         (D) by the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of FHC fail to vote their approval of this Agreement and the transactions provided for herein as required by the ABCA at the Stockholders' Meeting where the transactions were presented to such FHC stockholders for approval and voted upon; or

         (E) by ANB, upon written notice to FHC, if there shall have occurred any Material Adverse Effect to the business, operations or financial condition of FHC taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by FHC of notice in writing from ANB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

         (F) by FHC, upon written notice to ANB, if there shall have occurred any Material Adverse Effect to the business, operations, or financial condition of ANB taken as a whole and such Material Adverse Effect shall not have been remedied within 15 days after receipt by ANB of notice in writing from FHC specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

         (G) by the Board of Directors of either Party if the Merger shall not have been consummated by December 31, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(g); or

         (H) by the Board of Directors of either Party if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement; or

         (I) by the Board of Directors of ANB if the holders of in excess of five percent (5%) of the outstanding shares of FHC Common Stock properly assert their dissenters' rights of appraisal pursuant to Article 13 of the ABCA; or

         (J) by FHC, to the extent that a majority of the disinterested members of the Board of Directors of FHC shall have determined to enter into an agreement with respect to a superior Acquisition Proposal as contemplated by
Section 8.7(b); provided that, concurrently with such termination, FHC shall pay to ANB a termination fee equal to $200,000.00. In such an event, ANB shall not be entitled to receive any additional amounts (for damages, expenses, costs or otherwise) from FHC, its officers, directors or shareholders.

         10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Sections 8.5(b) and 10.1(j) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

         10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except Sections 8.1B, 8.1C and 8.1D, this Section 10.3 and Articles Two, Three, Four and Eleven of this Agreement.


                                  ARTICLE 11

                                MISCELLANEOUS


         11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                 "ABCA" shall mean the Alabama Business Corporation Act.

                 "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries, including a plan of liquidation of a Party or any of its Subsidiaries, other than the transaction provided for in this Agreement.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                 "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," the date hereof" and words of similar import shall refer to the date this Agreement was first executed, June 10, 1996.

                 "ALLOWANCE" shall have the meaning provided in Section 6.9 of this Agreement.

                 "ANB BANKS" shall mean and include Alabama Exchange Bank, Citizens Bank of Talladega, St. Clair Federal Savings Bank, Bank of Dadeville, First National Bank of Ashland, Gulf Bank and National Bank of Commerce of Birmingham.

                 "ANB BENEFIT PLAN" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any ANB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

                 "ANB COMMON STOCK" shall mean the $1.00 par value common stock of ANB.

                 "ANB COMPANIES" shall mean, collectively, ANB and all ANB Subsidiaries.

                 "ANB ERISA PLAN" shall mean any of the ANB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
         Section 3(2) of ERISA.

                 "ANB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of conditions (including related notes and schedule, if any) of ANB as of December 31, 1995, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years then ended, as filed by ANB in SEC Documents, and (ii) the consolidated Statements of condition of ANB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1995.

                 "ANB PENSION PLAN" shall mean each ANB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

                 "ANB REGULATORY REPORTS" shall mean the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, for the years ended December 31, 1995 and 1994, as filed by ANB with the FRB and
         (ii) the Consolidated Financial Statements for Bank Holding
         Companies, Form FRY 9C, delivered by ANB to FHC with respect to periods ended subsequent to December 31, 1995.

                 "ANB STOCK PLAN" shall mean the existing stock option plans of ANB designated as the "ANB 1994 Stock Option Plan" and the "ANB Long-Term Incentive Compensation Plan".


                 "ANB SUBSIDIARIES" shall mean the Subsidiaries of ANB, which shall include the ANB Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ANB in the future and owned by ANB at the Effective Time.

                 "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by ANB and filed with the Secretary of State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

                 "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether red, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                 "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by ANB and filed with the Secretary of State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

                 "CLOSING" shall mean the closing of the transactions provided for herein, as described in Section 1.2 of this Agreement.

                 "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

                 "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                 "CUTOFF" shall have the same meaning provided in Section 4.2 of this Agreement.

                 "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                 "DGCL" shall mean the Delaware General Corporation Law.

                 "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective pursuant to applicable Law, as provided in
         Section 1.3 of this Agreement.

                 "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA AFFILIATE" shall have the same meaning provided in
         Section 5.14 of this Agreement.

                 "EXCHANGE AGENT" shall mean AmSouth Bank.

                 "EXCHANGE RATIO" shall have the meaning given such term in
         Section 3.1 hereof.

                 "FDIC" shall mean the Federal Deposit Insurance Corporation.

                 "FHC BENEFIT PLANS" shall have the meaning set forth in
         Section 5.14(a) of this Agreement.

                 "FHC CALL REPORTS" shall mean (i) the Reports of Income and Condition of First Bank for the years ended December 31, 1995 and 1994, as filed with the FDIC and the FRB and (ii) the Reports of Income and Condition of First Bank delivered by FHC to ANB with respect to periods ended subsequent to December 31, 1995.

                 "FHC CERTIFICATE" shall have the same meaning provided in
         Section 4.2 of this Agreement.

                 "FHC COMMON STOCK" shall mean the $.10 par value Class A voting common stock of FHC.

                 "FHC COMPANIES" shall mean, collectively, FHC and all FHC Subsidiaries.

                 "FHC CONTRACTS" shall have the meaning set forth in Section
         5.15 of this Agreement.

                 "FHC ERISA PLANS" shall have the meaning set forth in Section 5.14(a) of this Agreement.

                 "FHC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance-sheets (including related notes and schedules, if any) of FHC as of December 31, 1995, 1994 and 1993, and the related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by FHC to ANB, and (ii) the consolidated balance sheets of FHC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) delivered by FHC to ANB with respect to periods ended subsequent to December 31, 1995.

                 "FHC PREFERRED STOCK" shall mean the $.10 par value preferred stock of FHC.

                 "FHC REPRESENTATIVES" shall have the meaning set forth in
         Section 8.7 of this Agreement

                 "FHC SUBSIDIARIES" shall mean the Subsidiaries of FHC, which shall include the FHC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of FHC in the future and owned by FHC at the Effective Time.

                 "FIRST BANK" shall have the meaning set forth in Section 5.4(a) of this Agreement.

                 "FRB" or "FEDERAL RESERVE BOARD" shall mean Board of Governors of the Federal Reserve System.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                 "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S. C.
         Section  9601 et seq., or any similar federal, state or local Law.

                 "INDEMNIFIED PARTY" shall have the meaning set forth in
         Section 8.1C of this Agreement.

                 "INDEMNIFYING PARTY" shall have the meaning set forth in
         Section 8.1C of this Agreement.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "KNOWLEDGE" as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have upon a reasonable examination of the books, records and accounts of such officer and such Party.

                 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or share applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

                 "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements, of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of my type, whether accrued, absolute or contingent liquidated or unliquidated, matured or unmatured, or otherwise.

                 "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to my property or property interest, other than
         (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

                 "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                 "LOAN PROPERTY" shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                 "LOANS" shall have the meaning set forth in Section 5.9(a) of this Agreement.

                 "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                 "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence that has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger on the operating performance of the Parties.

                 "MERGER" shall mean the merger of FHC with and into ANB referred to in Section 1.1 of this Agreement.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

                 "OCC" shall mean the Office of the Comptroller of the Currency.

                 "ORDER" shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

                 "OTS" shall mean the Office of the Thrift Supervision.

                 "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, when required by the context, includes the owner or operator or such property, but only with respect to such property.

                 "PARTY" shall mean either FHC or ANB, and "Parties" shall mean both FHC and ANB.

                 "PERMIT" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                 "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

                 "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-3, or other appropriate form, filed with the SEC by ANB under the 1933 Act in connection with the transactions contemplated by this Agreement.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, the OTS, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

                 "RELATED INTERESTS" shall have the meaning set forth in
         Section 5.15 of this Agreement.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisors Act of 1940, as amended, the rust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "STATE REGULATOR" shall have the meaning set forth in Section 5.9(c) of this Agreement.

                 "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of FHC to be held pursuant to Section 8.1A of this Agreement, including any adjournment or adjournments thereof.

                 "SUBSIDIARIES" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "SURVIVING CORPORATION" shall mean ANB as the surviving corporation in the Merger.

                 "TAX OPINIONS" shall have the meaning set forth in Section 9.1(g) of this Agreement.

                 "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

         11.2 EXPENSES. Each Party shall bear and pay its own costs and expenses incurred in connection with the transactions provided for herein, including fees and expenses of financial or other consultants, investment bankers, accountants and counsel; provided, however, that nothing contained herein shall limit either Party's rights under the termination provisions contained in Article 10 hereof to recover any damages arising out of the other Party's willful breach of any provision of this Agreement.

         11.3 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement.

         11.4 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of FHC Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the FHC stockholders, without the further approval of the FHC stockholders.

         11.5    WAIVERS.

         (a) Prior to or at the Effective Time, ANB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FHC, to waive or extend the time for the compliance or fulfillment by FHC of any and all of its obligation under this Agreement, and to waive any or all of the conditions precedent to the obligations of ANB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ANB.

         (b) Prior to or at the Effective Time, FHC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ANB, to waive or extend the time for the compliance or fulfillment by ANB of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of FHC under this Agreement, except any condition which, if no satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FHC.

         11.6 ASSIGNMENT. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         FHC:    FIRSTBANC Holding Company, Inc.
                 P.O. Box 769
                 Robertsdale, Alabama 36567
                 Telecopy Number: (334) 943-6565

                 Attention: Mr. Doug Montgomery, Chairman

         Copy to Counsel:         Wallace, Jordan, Ratliff & Brandt, L.L.C.
                                  2000-A SouthBridge Parkway, Suite 525
                                  Birmingham, Alabama 35209
                                  Telecopy Number: (205) 871-7534

                                  Attention:  Michael J. Brandt

         ANB:                     Alabama National BanCorporation
                                  1927 First Avenue North
                                  Birmingham, Alabama 35203
                                  Telecopy Number: (205) 583-3724

                                  Attention: John H. Holcomb, III, Chief Executive Officer

         Copy to Counsel:         Maynard, Cooper & Gale, P.C.
                                  1901 Sixth Avenue North
                                  2400 AmSouth/Harbert Plaza
                                  Birmingham, Alabama 35203
                                  Telecopy Number: (205) 254-1999

                                  Attention:  Mark L. Drew

         11.8 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FHC or ANB, each of FHC and ANB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

         11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

         11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.13 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.14 SINGULAR/PLURAL: GENDER. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.


Attest:                           FIRSTBANC HOLDING COMPANY, INC.


/s/ Kathryn M. Novak              By: /s/ William D. Montgomery
---------------------------           -------------------------------
Secretary
                                   Its: Chairman
                                       ------------------------------


[CORPORATE SEAL]


Attest:                           ALABAMA NATIONAL BANCORPORATION



/s/ Kimberly Moore                By: /s/ John H. Holcomb, III
----------------------------          -------------------------------
Secretary                                  John H. Holcomb, III
                                   Its: Chief Executive Officer

[CORPORATE SEAL]


                         EXHIBIT B - APPRAISAL STATUTE


                                CODE OF ALABAMA
                              TITLE 10, CHAPTER 2B

                                  ARTICLE 13.

                               DISSENTERS' RIGHTS

                                   Division A

                 Right to Dissent and Obtain Payment for Shares

SECTION  10-2B-13.01.  DEFINITIONS.

         (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

         (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B- 13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

         (4) "Fair Value," with respect to dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (8) "Shareholder" means the record shareholder or the beneficial shareholder.


SECTION  10-2B-13.02.  RIGHT TO DISSENT.

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
         Section 10-2B-11.04;

                 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                 (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

                          (i) Alters or abolishes a preferential right of the shares;

                          (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                          (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                          (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                          (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, ByLaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


SECTION  10-2B-13.03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

                 (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                 (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

                                  Division B.

                  Procedure of Exercise of Dissenters' Rights

SECTION  10-2B-13.20.  NOTICE OF DISSENTERS' RIGHTS.

         (a)     If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.


SECTION  10-2B-13.21.  NOTICE OF INTENT TO DEMAND PAYMENT.

         (a)     If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and
(2) must not vote his or her shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.


SECTION  10-2B-13.22.  DISSENTERS' NOTICE.

         (a)     If proposed corporate action creating dissenters' rights under
Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirement of Section 10-2B-13.21.

         (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

                 (1)      State where the payment demand must be sent;

                 (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 (3)      Supply a form for demanding payment;

                 (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

                 (5)      Be accompanied by a copy of this article.



SECTION  10-2B-13.23.  DUTY TO DEMAND PAYMENT.

         (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

         (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

         (D)     A shareholder who demands payment under subsection
(a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.


SECTION  10-2B-13.24 SHARE RESTRICTIONS.

         (A) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

         (B) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

         (C) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

         (D) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.


SECTION  10-2B-13.25.  OFFER OF PAYMENT.

         (A) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (B)     The offer of payment must be accompanied by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

                 (2) A statement of the corporation's estimate of the fair value of the shares;

                 (3)      An explanation of how the interest was calculated;

                 (4) A statement of the dissenter's right to demand payment under Section 10-2B-13.28; and

                 (5)      A copy of this article.

         (C) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection
(a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.



SECTION  10-2B-13.26.  FAILURE TO TAKE CORPORATE ACTION.

         (A) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

         (B) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.


SECTION  10-2B-13.27.  RESERVED

SECTION  10-2B-13.28.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH OFFER OF
PAYMENT.

         (A) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of the fair value of his or her shares and interest due, if:

                 (1)      The dissenter believes that the amount offered under
         Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

                 (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

                 (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

         (B) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.


                                  Division C.

                         Judicial Appraisal of Shares.

SECTION  10-2B-13.30.  COURT ACTION.

         (A) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (B) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares where acquired by the foreign corporation was located.

         (C) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceedings as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

         (D) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

         (E) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (F) Each dissenter made a party to the proceedings is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

         (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.


SECTION  10-2B-13.31.  COURT COSTS AND COUNSEL FEES.

         (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

         (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                 (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Section 10-2B-13.20 through 10-2B-13.28; or

                 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the service of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted. (Acts 1994, No. 94-245, p. 343, Section 1.)


SECTION  10-2B-13.32.  STATUS OF SHARES AFTER PAYMENT.

         Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.